Exhibit 2

Profit announcement

For the year ended 30 September 2007

Incorporating the requirements of Appendix 4E

RESULTS FOR ANNOUNCEMENT TO THE MARKET	Year End Profit Announcement 2007

Revenues from ordinary activities(1),(2)	up	10.4%	to	$10,173m
Profit from ordinary activities after tax attributable to equity holders(2)	up	12.4%	to	$3,451m

Net profit for the period attributable to equity holders(2)	up	12.4%	to	$3,451m

		Franked amount per
Dividend Distributions (cents per share)	Amount per security	security
Final Dividend	68	68
Interim Dividend	63	63

Record date for determining entitlements to the dividend	13 November 2007 (Sydney)
12 November 2007 (New York)

(1) Comprises interest income, interest expense and non-interest income.

(2) All comparisons with the year ended 30 September 2006.

TABLE OF CONTENTS

1.	Summary and Outlook		1

2.	Results at a Glance		3
	2.1	Reported Results	3
	2.2	Summary Balance Sheet	5
	2.3	Extended Performance Scorecard	6

3.	Review of Group Operations		8
	3.1	Cash Earnings Summary	8
	3.2	Review of Earnings	12
	3.3	Credit Quality	26
	3.4	Capital and Dividends	28
	3.5	Regulatory and Other Developments	30
	3.6	Corporate Responsibility and Sustainability	32

4.	Business Unit Performance		33
	4.1	Consumer Financial Services	34
	4.2	Business Financial Services	36
	4.3	CFS and BFS Key Metrics	38
	4.4	Westpac Institutional Bank	39
	4.5	BT Financial Group (Australia)	44
	4.6	New Zealand	52
	4.7	Pacific Banking	55
	4.8	Group Business Unit	56

5.	2007 Financial Information		58
	5.1	Consolidated Income Statement	59
	5.2	Consolidated Balance Sheet	60
	5.3	Consolidated Cash Flow Statement	61
	5.4	Consolidated Statement of Recognised Income and Expense	62
	5.5	Notes to 2007 Financial Information	63
	5.6	Statement in Relation to the Review of the Financial Statements	91

6.	Other Information		92
	6.1	Credit Ratings and Exchange Rates	92
	6.2	Disclosure Regarding Forward-Looking Statements	93
	6.3	Financial Calendar	94

7.	Segment Result		95
	7.1	Full Year Segment Result – Reported Result	95
	7.2	Half Year Segment Result – Reported Result	97
	7.3	New Zealand Business Unit Performance (A$ Equivalents to Section 4.6)	99

8.	Group Reconciliations		100
	8.1	Group Full Year Earnings Reconciliation	100
	8.2	Group Half Year Earnings Reconciliation	102
	8.3	Full Year Segment Result - Cash Earnings Basis	104
	8.4	Half Year Segment Result - Cash Earnings Basis	106
	8.5	Group Business Unit – Full Year Earnings Reconciliation	108
	8.6	Group Business Unit – Half Year Earnings Reconciliation	110

9.	Economic Profit		113

10.	Glossary		115

In this announcement references to ‘Westpac’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities.

1. SUMMARY AND OUTLOOK

1    PRESS RELEASE AND OUTLOOK

1 November 2007

WESTPAC REPORTS RECORD FULL YEAR PROFIT

2007 Highlights: (All comparisons are with 2006 full year result)

•     Record cash earnings of $3,507 million, up 14%

•     Record net profit of $3,451 million, up 12%

•     Cash earnings per share of 189.4 cents, up 13%

•     Full year dividend of 131 cents, fully franked, up 13%

•     Return on equity (cash basis) 24%

•     Record revenue growth (cash basis) of 11%; 5 percentage points above expense growth of 6%

•     Expense to income ratio (cash basis), down 220 basis points to 45%

2nd Half 2007 Highlights: (All comparisons are with 2007 interim result)

•     Cash earnings of $1,829 million, up 9%

•     Net profit of $1,810 million, up 10%

•     Expense to income ratio (cash basis) of 44.3%, down 160 basis points

Year End Profit Result

Westpac Banking Corporation today announced record cash earnings of $3,507 million for the 12 months ended 30 September 2007, up 14 per cent. Cash earnings per share was up 13 per cent to 189.4 cents.

Net profit was up 12 per cent to a record $3,451 million.

Westpac also announced a final dividend of 68 cents fully franked, up 13 per cent on the prior corresponding period. This takes the full year dividend to a record $1.31.

Westpac Chief Executive Officer, David Morgan, said Westpac had delivered a strong and sustainable result.

“This is a high quality result, led by revenue increasing 11 per cent, the highest for many years. We have achieved strong double digit earnings growth of 14 per cent without compromising new business margins or risk settings. Importantly, our return on equity of 24 per cent is the highest in Westpac’s recent history.

“We have enhanced the franchise health across all of our business units. This has us well positioned in terms of market share, volume growth, productivity and brand strength and with strong, broad based momentum going into 2008,” Dr Morgan said.

“Most pleasing was the 5 percentage point gap between revenue and expense growth which delivered particularly strong operating leverage.”

As a result, Westpac’s cost to income ratio fell by over two percentage points to a record low of 45 per cent while underlying margins fell eight basis points, in line with medium term expectations.

“Momentum continued into the second half, built on strong customer activity especially in our Funds Management and Institutional banking businesses. We also saw a pleasing improvement in the contribution from New Zealand,” Dr Morgan said.

“While recent global capital market conditions have posed challenges, our strong funding and capital position has us well placed to respond to global economic developments. Importantly, Westpac has no direct subprime exposure and our credit quality remains sound, although delinquency levels are moving up from historically low levels.

“Over almost nine years we have built a resilient bank that continues to deliver over the long-term to shareholders.

“Westpac is now well positioned to maintain this strong performance as we continue to make disciplined investments for higher growth,” he said.

Business Unit Performance

Cash earnings (AUD millions)	Full Year 2007	Full Year 2006	% Change
Consumer Financial Services	$951m	$787m	21
Business Financial Services	$975m	$880m	11
Westpac Institutional Bank	$610m	$525m	16
BT Financial Group	$417m	$339m	23
New Zealand (NZ$)	$465m	$458m	2

•

Consumer Financial Services delivered an outstanding 21 per cent increase in cash earnings, achieving a healthy balance of volume growth and competitive pricing with only a five basis point decline in margins. Mortgage lending increased 12 per cent, slightly above system, and deposit volumes rose 11 per cent. Operating expenses increased four per cent partly due to an additional 325 front-line bankers being employed, and the opening of 13 branches.

•

Business Financial Services delivered a solid 11 per cent growth in cash earnings, compared to 7 per cent last year. This business remains on a path of sustainable improvement with disciplined pricing and risk. Business lending increased 16 per cent and deposits were up 15 per cent.

•

Westpac Institutional Bank (WIB) had a very strong performance with cash earnings up 16 per cent. The result was driven by customer activity in debt and financial markets. Growth in net loans over the 12 months was 33 per cent.

•

BT Financial Group continues to be a growth engine with a 23 per cent increase in cash earnings supported by its Wrap platform growing 44 per cent. Advisory and insurance businesses also recorded excellent progress.

•	While Westpac New Zealand only achieved a two per cent increase in cash earnings for the full year, there was improved momentum in the second half. The turnaround in this business is tracking to plan.

Outlook

Commenting on the outlook, Dr Morgan said: “2007 has been a strong year for Westpac. The Group has materially lifted revenue growth and all businesses are exhibiting good operational momentum going into 2008.

“We have also continued to invest for growth, adding a further 800 employees, principally in the front-line, and boosting platform and product capabilities, including reshaping Australian super through our ground breaking Super for Life product.

“Looking ahead, the economic environment remains broadly supportive. The Australian economy is expected to remain robust, underpinned by continuing strong demand, both domestically and internationally, and historically low unemployment. As a result, demand for credit is expected to remain high with solid housing growth and continuing robust business investment. At the same time, legislative changes to retirement savings have provided a further boost to the wealth industry.

“A key variable in the year ahead is the current dislocation of global capital markets. While we anticipate an easing in the tight liquidity conditions through 2008, some changes brought on by the fall-out of the US subprime market are structural and will become a more permanent feature of financial markets.

“In particular, we expect more differentiated pricing for risk. It is also likely that the business models of some market participants will be challenged by the tighter liquidity and the realignment of asset prices.

“Our leading position in institutional banking and our balance sheet strength has already created opportunities and we expect this trend to continue in the coming year.

“Westpac’s franchise health is also strong with record high employee commitment, improving customer satisfaction and our leadership in sustainability and governance.

“As a result, we remain confident we can continue to deliver strong results for shareholders. Solid earnings growth combined with high returns on equity, plus the healthy state of our franchise, will continue to underpin sustainable and high quality performances,” Dr Morgan said.

2. RESULTS AT A GLANCE

2.1   REPORTED RESULTS

Reported net profit attributable to equity holders of Westpac Banking Corporation (WBC) is prepared in accordance with the requirements of A–IFRS and regulations applicable to authorised deposit taking institutions (ADI).

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
$m	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Net interest income	3,224	3,089	4	6,313	5,642	12
Non-interest income	2,040	1,820	12	3,860	3,575	8
Net operating income	5,264	4,909	7	10,173	9,217	10
Operating expenses	(2,314)	(2,229)	(4)	(4,543)	(4,295)	(6)
Core earnings	2,950	2,680	10	5,630	4,922	14
Impairment charges	(250)	(232)	(8)	(482)	(375)	(29)
Profit from ordinary activities before income tax	2,700	2,448	10	5,148	4,547	13
Income tax expense	(857)	(773)	(11)	(1,630)	(1,422)	(15)
Net profit	1,843	1,675	10	3,518	3,125	13
Net profit attributable to minority interests	(33)	(34)	3	(67)	(54)	(24)
Net profit attributable to equity holders of WBC	1,810	1,641	10	3,451	3,071	12
Treasury shares(1)	14	15	(7)	29	9	large
TPS revaluations(1)	20	18	11	38	30	27
Unrealised NZ Retail earnings hedges(1)	(15)	4	large	(11)	—	large
Sale of sub-custody business(1)	—	—	—	—	(72)	100
Deferred tax asset write-off(1)	—	—	—	—	41	(100)
Cash earnings	1,829	1,678	9	3,507	3,079	14

2.1.1   Cash Earnings

Reported results are adjusted for material items to ensure they appropriately reflect cash flows normally available to ordinary shareholders.

The impact of these cash earnings adjustments(1) and some accounting classifications(2) are significant when analysing the composition of the reported financial results. Our approach is to adjust for these items when evaluating inter-period movements of the components of the results.

Throughout this profit announcement, reporting of financial performance will refer to “cash earnings” unless otherwise noted.

Analysis of cash earnings by key line item

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
$m	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Net interest income	3,224	3,089	4	6,313	5,642	12
Non-interest income	2,002	1,771	13	3,773	3,456	9
Net operating income	5,226	4,860	8	10,086	9,098	11
Operating expenses	(2,314)	(2,229)	(4)	(4,543)	(4,295)	(6)
Core earnings	2,912	2,631	11	5,543	4,803	15
Impairment charges	(250)	(232)	(8)	(482)	(375)	(29)
Operating profit before tax	2,662	2,399	11	5,061	4,428	14
Income tax expense	(800)	(687)	(16)	(1,487)	(1,295)	(15)
Net profit	1,862	1,712	9	3,574	3,133	14
Net profit attributable to minority interests	(33)	(34)	3	(67)	(54)	(24)
Cash earnings	1,829	1,678	9	3,507	3,079	14
Effective tax rate	30.1%	28.6%	(150bps )	29.4%	29.2%	(20bps )

Notes explained on page 7.

2.1.2   Key Financial Data – Earnings

			% Mov’t				% Mov’t
	Half Year	Half Year	Mar 07-		Full Year	Full Year	Sept 06-
	Sept 07	March 07	Sept 07		Sept 07	Sept 06	Sept 07
Shareholder value
Cash earnings per ordinary share (cents)	98.5	90.9	8		189.4	167.2	13
Earnings per ordinary share (cents)	97.8	89.1	10		186.9	167.2	12
Economic profit ($m)	1,412	1,281	10		2,693	2,314	16
Weighted average ordinary shares (millions) - Statutory(3)	1,851	1,841	1		1,846	1,837	—
Weighted average ordinary shares (millions) - Cash earnings(3)	1,858	1,846	1		1,852	1,842	1
Fully franked dividends per ordinary share (cents)	68	63	8		131	116	13
Dividend payout ratio - cash earnings (%)	69.0	69.3	(30bps	)	69.2	69.4	(20bps	)
Net tangible assets per ordinary share ($)	6.96	6.48	7		6.96	6.12	14

Productivity and efficiency
Expense to income ratio (%) - reported	44.0	45.4	140bps		44.7	46.6	190bps
Expense to income ratio (%) - cash earnings	44.3	45.9	160bps		45.0	47.2	220bps
Total banking expense to income ratio (%) - reported	43.1	44.8	170bps		43.9	45.8	190bps
Total banking expense to income ratio (%) - cash earnings	43.5	45.3	180bps		44.4	46.5	210bps
Full-time equivalent employees (FTE)	28,018	27,312	3		28,018	27,224	3

Business Performance
Interest spread (%)(4)	1.80	1.90	(10bps	)	1.85	1.92	(7bps	)
Interest margin (%)(4)	2.14	2.25	(11bps	)	2.19	2.29	(10bps	)
Average interest earning assets ($m)	305,173	279,591	9		292,417	250,703	17

Notes explained on page 7.

2.2   SUMMARY BALANCE SHEET

				% Mov’t	% Mov’t
	30 Sept	31 March	30 Sept	Mar 07-	Sept 06-
$m	2007	2007	2006	Sept 07	Sept 07
Assets
Cash	2,243	3,548	3,132	(37)	(28)
Due from other financial institutions	28,379	11,903	12,211	138	132
Trading assets, financial assets and available-for-sale securities	24,505	21,802	17,811	12	38
Derivative financial instruments	24,308	14,355	10,311	69	136
Loans	272,545	253,238	234,484	8	16
Life insurance assets	15,456	15,390	14,281	—	8
Other assets	7,385	7,964	7,348	(7)	1
Total assets	374,821	328,200	299,578	14	25
Liabilities
Due to other financial institutions	9,133	14,710	12,051	(38)	(24)
Deposits	199,222	177,715	167,741	12	19
Trading liabilities and other financial liabilities	8,223	3,784	2,893	117	184
Derivative financial instruments	25,192	14,880	9,342	69	170
Debt issues	87,126	73,122	66,080	19	32
Life insurance liabilities	14,392	14,290	13,476	1	7
Loan capital	7,704	7,089	5,957	9	29
Other liabilities	5,998	5,786	5,940	4	1
Total liabilities	356,990	311,376	283,480	15	26
Equity
Equity attributable to equity holders of WBC	15,919	14,913	14,186	7	12
Minority interests	1,912	1,911	1,912	—	—
Total equity	17,831	16,824	16,098	6	11

2.2.1   Key Financial Data – Balance Sheet

			% Mov’t				% Mov’t
	Half Year	Half Year	Mar 07-		Full Year	Full Year	Sept 06-
	Sept 07	March 07	Sept 07		Sept 07	Sept 06	Sept 07
Profitability and capital adequacy
Return on average ordinary equity	23.8%	23.1%	70bps		23.5%	23.0%	50bps
Cash earnings to average ordinary equity	24.2%	23.6%	60bps		23.8%	23.0%	80bps
Total capital ratio	9.5%	9.4%	10bps		9.5%	9.6%	(10bps	)
Tier 1 capital ratio	6.5%	6.5%	—		6.5%	6.9%	(40bps	)
Adjusted common equity to risk weighted assets	4.5%	4.3%	20bps		4.5%	4.6%	(10bps	)
Risk weighted assets ($m)	228,077	211,984	8		228,077	193,417	18
Total committed exposures ($m)	425,490	386,161	10		425,490	359,362	18
Average ordinary equity ($m)	15,142	14,271	6		14,708	13,369	10
Average total equity ($m)	17,055	16,180	5		16,619	14,842	12
Asset quality
Net impaired assets to equity and collectively assessed provisions	1.4%	1.6%	20bps		1.4%	1.5%	10bps
Total impairment provisions to total impaired assets	49.2%	49.2%	—		49.2%	49.3%	(10bps	)
Collectively assessed provisions(5) to risk weighted assets	67bps	68bps	(1bp	)	67bps	68bps	(1bp	)
Collectively assessed provisions(5) to non-housing loans	112bps	114bps	(2bps	)	112bps	113bps	(1bp	)
Total provisions(5) to risk weighted assets	74bps	76bps	(2bps	)	74bps	76bps	(2bps	)
Total provisions(5) to gross loans	62bps	63bps	(1bp	)	62bps	63bps	(1bp	)
Impairment charges to average loans annualised	19bps	19bps	—		19bps	17bps	(2bps	)
Net impairment charges written-off to average loans annualised	16bps	12bps	(4bps	)	14bps	12bps	(2bps	)

Notes explained on page 7.

2.3   EXTENDED PERFORMANCE SCORECARD(6) Human Capital

Strategic Objectives:

• Improve employee attraction;

• Improve retention and commitment; and

• Reduce workplace costs.

Indicator (%)	2007	2006	2005	2004	2003
Employee turnover (total)	17	17	16	17	16
Employee commitment(7)	71	68	69	68	65
(% employees reporting a positive score)
Lost Time Injury Frequency Rate	4	5	6	7	7
(Injuries per one million hours worked)

Service Capital

Strategic Objectives:

• Improve customer experience;

• Improve retention and loyalty; and

• Increase share of wallet.

Indicator (%)	2007	2006	2005	2004	2003
Customer satisfaction (Australia) – Consumer(8)	74	70	72	69	66
Source: Roy Morgan Research
Customer satisfaction (Australia) – Business(8)	72	66	67	64	60
Source: TNS
Complaints resolution rates (Australia) – Average	82	82	83	81	78
(% complaints resolved within 5 days)
Customer satisfaction (NZ) – Consumer(8)	59	58	58	55	53
Source: ACNielsen
Customer satisfaction (NZ) – Business(8)	56	61	57	51	Not
Source: TNS					available

Social & Environmental Capital

Strategic Objectives:

• Improve social licence to operate;

• Reduce regulatory and operational costs;

• Improve operational efficiency; and

• Improve reputational capital.

Indicator	2007		2006		2005	2004	2003
Community contributions – Australia (A$m)	52		47		44	42	37
Greenhouse gas emissions (Equivalent tonnes of	123,300	(9)	111,000	(10)	124,500	136,400	137,200
CO2 emissions)
Paper consumption (Sheets/person)	8,980		9,551		10,100	9,500	9,300

Notes explained on page 7.

Notes to sections 2.1, 2.2 and 2.3

1     We consider cash earnings a more appropriate measure of financial performance than net profit after tax. It adjusts the reported results for material items to ensure they appropriately reflect cash flows normally available to ordinary shareholders. These include:

•     Treasury Shares – Under A-IFRS earnings on Westpac shares held by Westpac (Treasury shares) are reversed as these are not permitted to be recognised as income. In deriving cash earnings these earnings are included to ensure there is no impact on the Group’s cash flows because the Treasury shares support policyholder liabilities and equity derivative transactions;

•     TPS Revaluations – Cash earnings adjusts for economic hedges, including associated tax effects impacting the Foreign Currency Translation Reserve, relating to hybrid instruments classified as minority interests. The hybrid instrument itself is not fair valued however the hedge is fair valued and therefore there is a mismatch in the timing in the statutory results. The mismatch is added back in deriving cash earnings as it does not affect the Group’s cash flows over time;

•     Unrealised NZ Retail Earnings Hedges – The profit/loss on the revaluation of hedges on future New Zealand earnings impacting non-interest income is reversed in deriving cash earnings in the current period as they may potentially create a material timing difference on reported earnings but do not affect profits available for shareholders; and

•     Significant items – Cash earnings also adjusts for significant items. These items have been detailed in this announcement as individually significant due to their size and non-recurring nature. In the year ended 30 September 2006, this involved adjustments for the sale of the sub-custody business and deferred tax asset write-off. There were no adjustments to cash earnings for significant items in the year ended 30 September 2007.

Reconciliations between reported results and cash earnings by key line item for each period are provided in Section 8 Group Earnings Reconciliations.

2     Policyholder tax recoveries – Income and tax amounts that are grossed up to comply with the A-IFRS accounting standard covering Life Insurance Business (Policyholder tax recoveries) are reversed in deriving income and taxation expense under the cash earnings basis.

3     Weighted Average Ordinary Shares – cash earnings – The statutory weighted average ordinary shares are adjusted for the impact of Westpac shares held by Westpac (Treasury shares) to derive the “weighted average ordinary shares – cash earnings”, which is used to calculate cash earnings per share. This reverses the impact of Treasury shares, consistent with our basis for determining cash earnings, which also reverses this impact.

4     Net interest spreads and margins are calculated on net interest income adjusted for the tax equivalent gross up of $47 million in the six months ended 30 September 2007, $54 million in the six months ended 31 March 2007, $101 million in the year to 30 September 2007, and $111 million in the year to 30 September 2006. We have entered into various tax effective financing transactions that derive income subject to a reduced rate of income tax. To provide comparability, this income is presented on a tax equivalent basis for margin calculations. The presentation of the average balance sheet, net interest spread and net interest margin are also presented on a tax equivalent basis. Refer Section 5.5, Note 3 Average Balance Sheet and Interest Rates, for a reconciliation of net interest income used in the calculation of net interest spread and net interest margins.

5     Includes the Australian Prudential Regulation Authority (APRA) required capital deduction of $128 million (pre-tax) above A-IFRS provisioning levels at 30 September 2007, $124 million (pre-tax) at 31 March 2007, and $117 million (pre-tax) at 30 September 2006, which forms part of the APRA termed General Reserve for Credit Losses (GRCL).

6     Year to 30 September, Australian indicator unless otherwise stated. The 2007 information contained within the Extended Performance Scorecard has not been subject to an external assurance review. Final performance figures and commentary will be published in Westpac’s annual Stakeholder Impact report, which is subject to an external assurance review against the AA1000 Assurance Standard.

7     Figures from annual Staff Perspectives Survey (SPS) conducted in June of each year.

8     Customer satisfaction figures examine the proportion of Westpac’s customers (who consider the bank as their main financial institution) that are either ‘very satisfied’ or ‘fairly satisfied’ with their overall relationship. Customer satisfaction scores are reported on a 12 month moving average basis. Data is collected by independent providers being Taylor Nelson Sofres (TNS) for Business results and Roy Morgan Research (RMR) for Consumer results in Australia. Customer satisfaction for Consumer results for New Zealand is collected by AC Nielsen and Business result data for New Zealand is collected by TNS.

9     Figures are preliminary and not verified. Final data will be included in the 2007 Stakeholder Impact Report. The increase over the year was due to growth in the property portfolio and staff headcount.

10   Figures restated to correctly align energy data usage with the relevant financial year.

3     REVIEW OF GROUP OPERATIONS

3.1   CASH EARNINGS SUMMARY

Cash Earnings

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
$m	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Net interest income	3,224	3,089	4	6,313	5,642	12
Non-interest income	2,002	1,771	13	3,773	3,456	9
Net operating income	5,226	4,860	8	10,086	9,098	11
Operating expenses	(2,314)	(2,229)	(4)	(4,543)	(4,295)	(6)
Core earnings	2,912	2,631	11	5,543	4,803	15
Impairment charges	(250)	(232)	(8)	(482)	(375)	(29)
Operating profit before tax	2,662	2,399	11	5,061	4,428	14
Income tax expense	(800)	(687)	(16)	(1,487)	(1,295)	(15)
Net profit	1,862	1,712	9	3,574	3,133	14
Net profit attributable to minority interests	(33)	(34)	3	(67)	(54)	(24)
Cash earnings	1,829	1,678	9	3,507	3,079	14
Effective tax rate	30.1%	28.6%	(150bps )	29.4%	29.2%	(20bps )

Impact of Exchange Rate Movements(1)

	Half Year Sept 07 vs			Full Year Sept 07 vs
	Half Year March 07			Full Year Sept 06
	Cash			Cash
	earnings	FX impact	% growth	earnings	FX impact	% growth
	% growth	$m	ex-FX	% growth	$m	ex-FX
Net interest income	4	(3)	4	12	(9)	12
Non-interest income(2)	13	(2)	13	9	52	11
Net operating income	8	(5)	7	11	43	11
Operating expenses	(4)	2	(4)	(6)	6	(6)
Core earnings	11	(3)	11	15	49	16
Impairment charges	(8)	—	(8)	(29)	1	(28)
Operating profit before tax	11	(3)	11	14	50	15
Income tax expense	(16)	1	(16)	(15)	(15)	(16)
Net Profit	9	(2)	9	14	35	15
interests	3	—	3	(24)	—	(24)
Cash earnings	9	(2)	9	14	35	15

Movements in exchange rates impacted both individual line items and reported cash earnings. Movements in exchange rates have reduced cash earnings by $35 million or 1% compared to the year ended 30 September 2006. The $35 million foreign exchange (FX) impact on the full year result was due to the hedge rate for translating NZD retail earnings in the year ended 30 September 2007 being 8% adverse to the hedge rate for the previous year. The negligible FX impact between the first half and second half reflects stable average exchange and hedge rates over both periods.

The impact of the hedges is reflected in non-interest income and was based on hedge rates of 1.20 for the year ended 30 September 2007 compared to 1.10 for the year ended 30 September 2006 and 1.19 for the six months ended 30 September 2007 compared to 1.20 for the six months ended 31 March 2007.

The movements in average exchange rates impacts individual line items as each line is translated at the actual average exchange rate. The average rate for the year ended 30 September 2007, was 1.1342 compared to 1.1438 for the year ended 30 September 2006, and 1.1317 for the six months ended 30 September 2007 compared to 1.1367 for the six months ended 31 March 2007.

(1)  We have removed the impact of exchange rate movements to provide readers with a better indication of the Group’s performance in local currency terms. Retranslation is net of realised earnings hedge gains/losses.

(2)  Non-interest income includes the impact of realised earnings hedges, which increased non-interest income for the six months ended 30 September 2007 by $1 million on the six months ended 31 March 2007 and decreased non-interest income for the year ended 30 September 2007 by $56 million on the year ended 30 September 2006.

Earnings Growth

Full Year 2007 – Full Year 2006

Cash earnings increased 14% to $3,507 million, representing a 24% return on equity. Cash earnings per ordinary share at 189 cents was up 13%. Income growth of 11% was 5 percentage points over the 6% growth in expenses leading to a 220 basis points reduction in the expense to income ratio to 45%.

Net interest income growth was the result of strong Consumer and Business volume growth in both Australia and New Zealand, with a 16% increase in loans and 19% increase in deposits (13% excluding Treasury deposits), partly offset by a 10 basis point decline in net interest margin.

Non-interest income growth benefited from a 4% increase in fees and commissions, a 16% increase in wealth management and insurance income and a 13% increase in trading and other income. Realised losses from hedging New Zealand retail earnings reduced other income by $56 million.

Expenses increased by 6%, largely driven by a 10% increase in staff expenses supporting additional customer serving employees, increased customer volumes and performance related incentive payments.

Impairment charges of $482 million increased 29% in line with strong loan growth combined with the credit cycle returning to more normal levels. This increase included $28 million of additional collective provisions in recognition of recent developments in global capital markets.

Income tax expense of $1,487 million was up 15%, slightly above growth in profit before tax with an increase in the effective tax rate of 20 basis points.

A feature of the result was the healthy performance in all Australian business units where strong income growth supported solid earnings outcomes.

(1)  Cash earnings Return on Ordinary Equity (ROE) is the return delivered to ordinary shareholders. This is calculated by dividing cash earnings by average ordinary equity.

(2)  Reported cash earnings adjusted for non-recurring significant items.

Second Half 2007 – First Half 2007

Cash earnings increased 9% to $1,829 million with operating income growth of 8% and expense growth of 4%.

Net interest income growth of 4% was the result of 8% growth in loans and 12% growth in deposits (6%

excluding Treasury deposits), partly offset by margin decline.

Non-interest income growth of 13% was largely driven by a 7% increase in wealth management and insurance income, 2% growth in fees and commissions and strong growth from trading income.

Expense growth of 4% reflected increased personnel costs through continued investment in BTFG, BFS and WIB and higher performance related pay.

Impairment charges increased 8% to $250 million and the effective tax rate lifted from 28.6% to 30.1% following additional tax provisioning and the write-off of New Zealand deferred tax assets.

The New Zealand business unit made a pleasing improvement over the second half recording 10% growth in cash earnings compared with the first half.

Market Conditions

The recent dislocation in the global credit markets, originally triggered by problems in the US sub-prime market, has had a sharp impact on financial services companies globally. More specifically, the liquidity across longer tenors has become scarcer and more expensive, values of certain financial assets have significantly declined and some financial services companies have come under stress.

Westpac has no direct exposure to the US sub-prime market and with its diverse funding franchise it has been well positioned to manage the impacts of this market dislocation. Moreover, the current volatility has created opportunities for large, well capitalised banks such as Westpac.

Accordingly current conditions have had a range of impacts on Westpac’s earnings and balance sheet. In particular:

•      The cost of wholesale funding has increased across the yield curve;

•     The risk premium applied to corporate borrowings has increased, raising the borrowing costs for customers;

•      Certain debt markets have become more challenging and, as a consequence, customer demand normally met from the market is being held on our balance sheet;

•      Demand for finance has increased as local corporates have increasingly turned to Westpac for funding;

•      Greater market volatility has increased customer demand for hedging products. This environment has also improved trading opportunities; and

•      Westpac has taken the strategic decision to temporarily hold more liquidity than normal to increase its funding flexibility.

Westpac’s 2007 earnings reflected higher funding costs and increased provisioning offset by increased customer activity and improved Markets income.

Stronger loan growth and higher levels of liquidity have been the main impacts on Westpac’s balance sheet. This growth has not impacted Westpac’s strong capital position with capital ratios well within our target ranges.

Business Unit Cash Earnings Summary

Compared to the year ended 30 September 2006:

Consumer Financial Services (CFS)

•      Up $164 million (21%) – Good customer volume growth and a modest margin decline.

Business Financial Services (BFS)

•      Up $95 million (11%) – Investment in customer serving employees driving growth.

Westpac Institutional Bank (WIB)

•      Up $85 million (16%) – Strong customer activity and favourable market opportunities.

BT Financial Group (BTFG)

•      Up $78 million (23%) – Very strong revenue growth across investment and insurance products.

New Zealand

•      Up NZ$7 million (2%) - Growth in core earnings offset by increased impairment charges.

Pacific Banking

•      Up $4 million (5%) – Solid revenue growth offset by higher expenses and impairment charges.

Group Business Unit (GBU)

•      Up $8 million (15%) – Good growth in Treasury earnings.

(1)  The Group Business Unit segment includes results of Group Treasury and the Corporate Centre.

3.2   REVIEW OF EARNINGS

3.2.1  Net Interest Income

Full Year 2007 – Full Year 2006 (up $671 million (12%))

Net interest income was up 12% compared to the year ended 30 September 2006. The key driver for this growth was the 17% increase in interest earning assets offset by a 10 basis point decrease in margins. Full year 2006 income was impacted by a $26 million charge for an over-accrual of credit card income which had a positive 1 basis point impact on the full year margin movement.

Second Half 2007 – First Half 2007 (up $135 million (4%))

Net interest income was up 4% compared to the six months ended 31 March 2007. Growth in average interest earning assets was 9%, of which 2% was due to higher liquid asset balances. A lower contribution from Group Business Unit (including Treasury) in the second half was the primary reason for lower growth in net interest income.

Loans(1)

	As at	As at	As at	% Mov’t	% Mov’t
	30 Sept	31 March	30 Sept	Mar 07-	Sept 06-
$m	2007	2007	2006	Sept 07	Sept 07
Business Unit
Consumer Financial Services	134,705	126,952	120,266	6	12
Housing	125,160	117,523	111,498	6	12
Personal (loans and cards)	9,545	9,429	8,768	1	9
Business Financial Services	53,272	48,114	45,738	11	16
Westpac Institutional Bank	42,593	37,611	32,083	13	33
New Zealand(2)(NZ$)	42,714	40,129	36,605	6	17
BT Financial Group(3)	4,939	4,166	3,621	19	36
Pacific Banking	1,168	1,195	1,153	(2)	1

Group
Net loans	272,545	253,238	234,484	8	16

Full Year 2007 – Full Year 2006

Net loans increased 16% or $38.1 billion from 30 September 2006.

In aggregate, growth in Australia(4) was $30.8 billion (16%), compared with system credit growth of 16%(5) during the period. In New Zealand(4), loan growth was NZ$8.6 billion (21%) compared to system growth of 14%(6).

The increase was largely a result of:

•      Consumer lending in CFS up $14.4 billion (12%), predominantly in mortgages ($13.7 billion or 12%) at 1.1 times system;

•      BFS lending up $7.5 billion (16%), with growth across all segments, supported by increases in customer serving employees from mid 2006;

•      Corporate lending in WIB up $10.5 billion (33%), following increased customer demand and limited opportunities for customers to access capital markets in the last quarter;

•      Lending in BTFG which grew 36%, with margin lending up $1.3 billion, reflecting a continuation of the strong demand for this product; and

•      New Zealand lending up NZ$6.1 billion (17%) driven by continued strength in mortgages and business lending.

(1)  Spot loan balances.

(2)  New Zealand comprises our New Zealand retail banking operations and wealth management business.

(3)  BTFG includes margin lending of $5,025 million (refer section 4.5) less unearned income of $86 million, as at 30 September 2007, margin lending of $4,207 million less unearned income of $41 million at 31 March 2007 and margin lending of $3,694 million less unearned income of $73 million at 30 September 2006.

(4)  Australian growth comprises BFS, CFS, BTFG and the Australian loans within WIB. New Zealand growth comprises New Zealand retail and New Zealand loans within WIB.

(5)  Source: Reserve Bank of Australia (RBA) 12 months to September 2007.

(6)  Source: Revenue Bank of New Zealand (RBNZ) 12 months to September 2007.

Second Half 2007 – First Half 2007

Net loans were up 8% or $19.3 billion since 31 March 2007. Highlights included:

•      Growth in Australia(1) was $17.5 billion (8%), compared with system credit growth of 9%(2) during the period;

•      Consumer lending in CFS up $7.8 billion (6%) predominantly in mortgages;

•      BFS lending grew $5.2 billion (11%) at 1.3 times system(3) with strong growth across all segments;

•      Within WIB, corporate lending grew $5.0 billion (13%) to $42.6 billion reflecting continuing strong customer demand and reduced ability for customers to access capital markets; and

•      In New Zealand, loan growth was NZ$2.6 billion (6%) mainly driven by mortgages and business lending.

Deposits(4)

	As at	As at	As at	% Mov’t	% Mov’t
	30 Sept	31 March	30 Sept	Mar 07-	Sept 06-
$m	2007	2007	2006	Sept 07	Sept 07
Business Unit
Consumer Financial Services	53,249	49,969	48,006	7	11
Business Financial Services	51,504	48,104	44,782	7	15
Business	33,155	30,727	28,710	8	15
Working Capital	18,349	17,377	16,072	6	14
Westpac Institutional Bank(5)	8,751	8,366	7,369	5	19
New Zealand(5),(6) (NZ$)	25,019	23,104	21,796	8	15
Pacific Banking	1,592	1,497	1,421	6	12
Other(7)	62,710	49,342	47,121	27	33
Group
Total Deposits	199,222	177,715	167,741	12	19

Full Year 2007 – Full Year 2006

Total deposits inclusive of short term wholesale funding increased 19% or $31.5 billion since 30 September 2006. Excluding wholesale funding, deposits increased 13% or $15.9 billion. This increase was largely a result of:

•     Australian Consumer deposit growth in CFS up $5.2 billion or 11% mainly through growth in online savings accounts;

•      BFS deposit growth increased by $6.7 billion or 15% over the full year mainly driven through growth in online deposit accounts and corporate cash accounts;

•      WIB deposits grew by $1.4 billion (19%) with strong increases in New Zealand corporate deposits and in 11am deposits in Australia; and

•      New Zealand deposits were up NZ$3.2 billion (15%) driven by growth in consumer online deposit accounts and term deposits.

Treasury short term wholesale funding increased $15.6 billion (33%) to support loan growth and the holding of additional liquid assets.

(1)  Australian growth comprises BFS, CFS, BTFG and the Australian loans within WIB.

(2)  Source: RBA 12 months to September 2007.

(3)  Our estimates of retail system are derived from reported RBA data based on size of loan facility. Second half multiple is for the quarter to June 2007.

(4)  Spot deposit balances.

(5)    $0.8 billion and NZ$0.5 billion in money market deposits was transferred from Treasury to WIB and New Zealand, respectively, during the period.

(6)  New Zealand comprises our New Zealand retail banking operations and wealth management business.

(7)  Other deposits primarily comprises wholesale funding in Treasury including Certificates of Deposit.

Second Half 2007 – First Half 2007

Deposits increased by 12% or $21.7 billion in the six months ended 30 September 2007. Excluding Treasury funding, customer deposits increased by $8.1 billion (6%). The increase was largely a result of continued growth in consumer and business accounts including new deposit products launched during the second half.

Other growth included New Zealand deposit growth up NZ$1.9 billion (8%) supported by the release of a new online savings account in December 2006.

Treasury short term wholesale funding increased $13.4 billion (27%) to support loan growth and the holding of additional liquid assets.

Margins

			% Mov’t				% Mov’t
	Half Year	Half Year	Mar 07-		Full Year	Full Year	Sept 06-
$m	Sept 07	March 07	Sept 07		Sept 07	Sept 06	Sept 07
Net Interest Income	3,224	3,089	4		6,313	5,642	12
Tax equivalent gross-up	47	54	(13)		101	111	(9)
Adjusted Net Interest Income	3,271	3,143	4		6,414	5,753	11
Average Interest Earning Assets	305,173	279,591	9		292,417	250,703	17
Interest margin (%)	2.14%	2.25%	(11bps	)	2.19%	2.29%	(10bps	)

Full Year 2007 – Full Year 2006

Net interest margin for the year ended 30 September 2007 was 2.19%, 10 basis points lower than the equivalent margin for the year ended 30 September 2006.

A positive outcome was the slowdown in combined asset and liability margin decline in our Consumer and Business areas in Australia and New Zealand. The decline moderated from 10 basis points in 2006 to 8 basis points in 2007.

Average interest earning assets increased $41.7 billion (17%) to $292.4 billion. Growth was driven by:

•                  $36.8 billion (17%) increase in average loans and other receivables in line with growth in spot loan balances during the year; and

•                  $2.3 billion (17%) increase in loans to other financial institutions and $2.8 billion (20%) increase in trading securities relating to increased holdings of liquid assets.

The tax equivalent gross-up relating to structured finance transactions fell 9% to $101 million, reflecting a change in the level and nature of business being written from this division.

The components of the margin decline of 10 basis points were:

•                  A decrease in asset spread/mix of 7 basis points, driven by:

•                  6 basis point decrease from competitive pricing on new business and because new business is being written at lower spreads than spreads on the existing book. Spread compression slowed in the second half; and

•                  A 1 basis point decrease due to mix impacts from a higher proportion of fixed rate loans in Australia and New Zealand and low rate credit cards in Australia; and

•                  A decrease in liability spread/mix of 1 basis point, driven by:

•                  6 basis point increase in liability spreads (5 basis points in Australia and 1 basis point in New Zealand); and

•                  7 basis point decrease from product mix changes, primarily the migration to higher interest online deposit accounts in Australia and New Zealand.

In addition to the underlying decline:

•                  Treasury had a 1 basis point positive impact on margins despite increased funding costs over the latter months of the year;

•                  The impact of the credit card over-accrual correction in 2006 had a 1 basis point positive impact on margins in the current year; and

•                  4 basis point margin mix impact of growing lower margin institutional assets faster than higher margin retail loans.

Second Half 2007 – First Half 2007

Net interest margin for the six months ended 30 September 2007 was 2.14%, 11 basis points lower than the six months ended 31 March 2007.

Average interest earning assets increased 9% to $305.2 billion, slightly above the growth in spot loan balances during the second half. Average balances in Due from other financial institutions (24%) and Trading securities (23%) grew rapidly as we prudently built up our holdings of liquid assets.

The tax equivalent gross-up relating to structured finance transactions fell 13% to $47 million, reflecting the continuing change in the level and nature of new structured finance business being written.

A positive trend in the half was more moderate spread/mix impact on the portfolio from our Consumer and Business banking operations in Australia and New Zealand, which declined by only 2 basis points over the half compared to 5 basis points in the first half. Although mix impacts contributed to a decline in margins in the half, the impact was moderated by relatively flat spreads on new mortgage and business lending and an improvement in credit card spreads.

Conversely the impact of our institutional operations in Treasury and the Institutional Bank was more significant, contributing a 9 basis point decline in spreads over the half. Factors behind the 9 basis point decline included:

•                  Treasury contributed 5 basis points to the decline from the higher funding costs and the mix impact of holding additional liquidity; and

•                  Other impacts led to a 4 basis point decline in margins in the half. 2 basis points can be attributed to the mix impact of growing lower margin institutional assets significantly faster than higher margin retail and business lending. A further 2 basis points was due to a change in the portion of Markets income recorded in interest income. Trading income benefited from this mix change.

3.2.2                     Non-Interest Income(1)

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
$m	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Fees & commissions	927	905	2	1,832	1,766	4
Wealth management and insurance income	620	579	7	1,199	1,035	16
Trading income	400	260	54	660	525	26
Other income	55	27	104	82	130	(37)
Non-interest income (cash earnings basis)	2,002	1,771	13	3,773	3,456	9

Full Year 2007 – Full Year 2006

Non-interest income was up $317 million (9%) compared to the year ended 30 September 2006. Year on year growth was reduced by 2 percentage points from the translation of New Zealand earnings and associated hedge impacts.

Fees and commissions were up $66 million (4%) driven by:

•                  An increase in CFS commissions due to volume led card and transaction fee increases, combined with the full year impact of fee re-pricing initiatives in 2006;

•                  Higher fees and commissions in BFS primarily due to deposit fee increases partially offset by reductions in working capital fees due to the sale of the sub-custody business in 2006; and

•                  The decline in New Zealand fees primarily due to fee reductions on transactional accounts which were introduced in early 2007 to increase product competitiveness.

Wealth management and insurance income was up $164 million (16%) driven by:

•                  Growth in Funds Under Administration (FUA) of 14% and Funds Under Management (FUM) of 6%. FUM and FUA were impacted by two large redemptions of very low margin mandates in the second half of 2007, which had minimal impact on revenues. Excluding these redemptions, growth rates in FUA and FUM were 35% and 15% respectively; and

•                  Growth in Insurance revenues, with General Insurance income up 16% and Life Insurance income up 23%, driven by growth in in-force premiums and sales, partially offset by higher claims.

Trading income, incorporating Markets sales and risk management income, increased $135 million (26%) over the period primarily through outperformance in the Institutional Bank with Markets income up $152 million and foreign exchange income in Pacific Banking up $10 million. This was partially offset by lower Treasury foreign exchange income.

Other income was down $48 million primarily due to hedging of overseas operations which was down $44 million.

The remaining components of other income recorded a small net decrease. The income received from the recognition of $40 million of research and development (R&D) rebates(2) and $19 million of income received from the earn-out of the sale of the sub-custody business was lower than the 2006 contributions from gains on disposal and revaluation of assets not repeated in the current year.

(1)       Refer Note 5, page 69 for statutory accounts breakdown and Section 8, page 100 for reconciliation between statutory accounts and cash earnings. As discussed in Section 2.1.1, commentary is reflected on a cash earnings basis and does not directly line up with Note 5.

(2)       R&D rebates recognised in non-interest income relating to qualifying technology development expenditure with $25 million of this relating to prior year development.

Second Half 2007 – First Half 2007

Non-interest income was up $231 million (13%) compared to the six months ended 31 March 2007. The translation of the New Zealand dollar and associated hedges had little impact on growth rates compared with the six months ended 31 March 2007.

Fees and commissions were up $22 million (2%). Key features were:

•                  Fee growth in BFS from volume increases; and

•                  Increases from BTFG largely driven by the significant uplift in superannuation fees.

Partially offset by:

•                  Continued migration to lower fee transactional products in CFS;

•                  A change in mix in business lending, with fewer but larger loans, combined with seasonality in merchant income;

•                  A decrease in exception fees and an increase in the level of customer participation in card loyalty products; and

•                  Lower fees in New Zealand reflecting the full impact of fee reductions introduced in the first half.

Wealth management and insurance income was up $41 million (7%) due to 20% growth in Wrap platform FUA. Insurance revenue growth was minimal over the half, with growth in sales and in-force premiums offset by less favourable claims experience from the June 2007 storms and life insurance.

Trading income was up $140 million as increased sales and risk management activity was stimulated by higher market volatility in the second half of 2007. The revenue contribution from Markets increased by $115 million over the half. Treasury foreign exchange income was up $16 million and foreign exchange income in Pacific Banking was also up $7 million on the first half.

Other income was up $28 million due to the recognition of R&D rebates of $40 million in the second half and $14 million(1) from the earn-out of the sale of the sub-custody business. The first half included $21 million(2) in proceeds from the sale of the remaining shareholding in MasterCard Inc.

(1)       $14 million and $5 million of conditional income from the sale of the sub-custody business was recognised in the six months ended 30 September 2007 and six months ended 31 March 2007, respectively.

(2)       $17 million profit on sale of shares in MasterCard Inc. recognised in CFS, $2 million recognised in BFS and $2 million recognised in New Zealand operations in the six months ended 31 March 2007.

Markets

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
$m	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Net interest income	(18)	8	large	(10)	(15)	33
Non-interest income	349	245	42	594	455	31
Trading income	348	233	49	581	429	35
Other non-interest income	1	12	(92)	13	26	(50)
Total Markets income(1)	331	253	31	584	440	33

Full Year 2007 – Full Year 2006

Markets income increased $144 million (33%) compared to the year ended 30 September 2006. This increase was driven by strong sales and trading performances from the Foreign Exchange, Debt Markets, Energy and Equity derivative businesses. In particular:

•                  Debt Markets sales and trading income increased as WIB continued to leverage its leading positions in the market; and

•                  Increased levels of volatility in the global markets and changing views on monetary policy resulted in increased demand for risk management and associated hedging products. This benefited both the Foreign Exchange and Debt Markets businesses.

Second Half 2007 – First Half 2007

Total Markets income increased by $78 million or 31% over the six months ended 31 March 2007. The uplift in income in the second half was largely a result of the strong performance in Foreign Exchange as increased market volatility and favourable trading opportunities in the second half resulted in increased demand for risk management products. The Foreign Exchange business was well positioned to take full advantage of these market conditions. The contribution from the Energy business also increased in the second half.

The recording of certain transactions led to negative net interest income for the half. This was because the funding costs of particular derivatives are recorded in net interest income yet revenue is recorded in non-interest income. These transactions have no impact on the level of total Markets income but impact the mix of net interest income and non-interest income and, accordingly, the Group’s margin was impacted.

Average daily value at risk (VaR) relating to these activities was $5.3 million in the six months ended 30 September 2007, broadly consistent with VaR of $4.7 million in the prior half and $5.9 million in the six months ended 30 September 2006.

(1)       Total Markets income includes income from Foreign Exchange, Equities and Energy and sales and trading operations in Debt Markets within the Institutional Bank.

3.2.3                     Operating Expenses(1)

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
$m	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Salaries & other staff expenses	(1,334)	(1,223)	(9)	(2,557)	(2,324)	(10)
Equipment & occupancy expenses	(319)	(309)	(3)	(628)	(614)	(2)
Other expenses	(661)	(697)	5	(1,358)	(1,357)	––
Total expenses	(2,314)	(2,229)	(4)	(4,543)	(4,295)	(6)

Full Year 2007 – Full Year 2006

Operating expenses were up 6% or $248 million on the year ended 30 September 2006. The Group’s expense to income ratio on a cash earnings basis improved by 220 basis points to 45%. The translation of New Zealand earnings did not have a material impact on expense growth.

Salaries and Other Staff Expenses

Salaries and other staff expenses increased by 10% due to:

•                  FTE(2) levels increased by 794, with growth driven primarily by relatively higher cost customer serving employees supporting the investment in business bankers in BFS, customer relationship managers in CFS and planners in BTFG. Additional sales processing employees in BTFG and our operations centres were also employed, given high volumes over the year;

•                  Fixed salary increase of 4% and other market related pay increases; and

•                  The increase in variable performance related pay in line with higher Markets income and strong economic profit growth.

Equipment and Occupancy Expenses

Equipment and occupancy expenses were up $14 million (2%) compared to the year ended 30 September 2006 due to:

•                  An increase in operating lease rentals of $22 million due to market related rent increases from the renewal of existing leases as well as opening 13 new retail branches and 5 new commercial banking centres; and

•                  Increases in leasehold improvements ($9 million) and technology costs including software amortisation ($21 million) were offset by a fall in other equipment and occupancy expenses ($38 million). The fall represents lower technology costs in the current period with the prior period including a larger proportion of expenditure that was written off in the same year.

(1)       Refer Section 5, Note 6, page 70 for detailed breakdown.

(2)       Full Time Equivalent Employees.

Other Expenses

Other expenses were flat with a $10 million decrease in outsourcing costs as contractual benefits were realised offset by a $15 million increase in advertising associated with the launch of the new brand campaign.

Compliance

Expenditure on major compliance programs increased $8 million on the year ended 30 September 2006 to $37 million. Spend was focussed towards Basel II ($27 million) and Anti Money Laundering ($9 million). These costs are spread across the various expense categories.

Second Half 2007 – First Half 2007

Operating expenses were up 4% or $85 million on the six months ended 31 March 2007. The Group’s expense to income ratio on a cash earnings basis improved by 160 basis points to 44.3%. The translation of New Zealand earnings did not have a material impact on expense growth in the half.

Salaries and Other Staff Expenses

Salaries and other staff expenses increased by 9%, due to the full impact of the increases in customer serving employees in the first half of 2007 and the increase in variable performance related incentives associated with increased sales and economic profit.

Equipment and Occupancy Costs

Equipment and occupancy costs were up $10 million largely driven by the $8 million increase in depreciation on both leasehold improvements and furniture and equipment.

Other Expenses

Other expenses were down $36 million largely driven by an $11 million decrease in outsourcing costs, an $11 million reduction in deal specific transaction costs and other non specific cost reductions.

Capitalised Software

Full Year 2007 – Full Year 2006

Capitalised software balances increased $47 million to $527 million compared to the year ended 30 September 2006. Major investments areas contributing to the $47 million net book value growth over the year included:

•                  FX replacement project improving the pricing, risk management, settlement and accounting for the global Foreign Exchange business. The enhanced system also improves the product set in the Institutional Bank. Capitalised costs relating to the system increased by $15 million over the year;

•                  Unsecured Lending platform which has improved the internet application process for credit cards and delivered improved functionality to the internet, branches, contact centres and operations. Capitalised costs relating to the system increased by $11 million over the year; and

•                  “Super for Life” which is a project to deliver a market leading superannuation product that is simple, accessible and takes advantages of the recent legislative changes. Capitalised costs relating to the system increased by $11 million over the year.

Second Half 2007 – First Half 2007

Capitalised software balances increased $42 million on the six months ended 31 March 2007. The key investments included “Super for Life”, FX replacement project and Unsecured Lending platform.

Full Time Equivalent Employees (FTE)

			Mov’t			Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
Analysis of movement in FTE	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Permanent employees	25,903	25,636	267	25,903	25,363	540
Temporary employees	2,115	1,676	439	2,115	1,861	254
Total FTE employees	28,018	27,312	706	28,018	27,224	794

Full Year 2007 – Full Year 2006

Group FTE increased by 794 compared to 30 September 2006. This was largely driven by increases in customer serving employees across a number of businesses, in particular:

•                  An additional 325 customer serving employees in CFS including 150 within the Premium Financial Services segment and a 161 increase in branch staff;

•                  An additional 194 customer serving employees in BFS to drive growth and further expand our representation in the business banking segment;

•                  An additional 69 customer serving employees in BTFG to support higher product growth and increased demand in the customer solutions business following changes to superannuation legislation;

•                  An additional 87 customer serving employees in the Institutional Bank; and

•                  FTE in New Zealand has decreased over the period where continued investment in business banking employees was more than offset by productivity savings elsewhere in the business.

Second Half 2007 – First Half 2007

Group FTE increased by 706 compared to 31 March 2007. This was largely driven by increases in both customer serving employees and sales processing support staff in line with increased volumes. In particular:

•                  An additional 63 customer serving employees in CFS including 40 within the Premium Financial Services segment;

•                  An additional 159 customer serving employees in BFS;

•                  An additional 64 customer serving employees in growth portfolios across the Institutional Bank; and

•                  A decrease in New Zealand due to improved productivity across the business.

3.2.4                     Impairment Charges

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
$m	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
New individually assessed provisions (IAP)	(88)	(42)	(110)	(130)	(144)	10
Write-backs	48	22	118	70	113	(38)
Recoveries	14	8	75	22	25	(12)
Total IAP, write-backs and recoveries	(26)	(12)	(117)	(38)	(6)	large
Write-offs	(171)	(131)	(31)	(302)	(223)	(35)
Other changes in collectively assessed provisions	(53)	(89)	40	(142)	(146)	3
Total new collectively assessed provisions	(224)	(220)	(2)	(444)	(369)	(20)
Total impairment charges	(250)	(232)	(8)	(482)	(375)	(29)

Full Year 2007 – Full Year 2006

Impairment charges of $482 million were $107 million (29%) higher than the year ended 30 September 2006 representing 19 basis points of average gross loans, up 2 basis points.

The growth in impairment charges of 29% compares to growth in total committed exposure of 18%. Our provisioning coverage ratios remain broadly in line with prior periods.

Key movements were:

•                  $43 million reduction in lower write-backs predominantly in the Institutional Bank;

•                  $14 million reduction in individually assessed provisions, with an increase in business banking in Australia and New Zealand more than offset by reductions in the Institutional Bank; and

•                  New collectively assessed provisions were $75 million higher due to:

•                  $28 million increase in provisioning to reflect recent developments in global markets;

•                  $10 million net increase in Australian unsecured lending as a result of increased write-offs ($63 million) driven by the larger portfolio size and higher bankruptcies, offset by lower collectively assessed provisions ($53 million) due to lower cards growth and improved management of delinquencies; and

•                  $25 million increase in New Zealand due to changes in the risk profile associated with higher delinquencies, some re-grades in the business segment and book growth.

Second Half 2007 – First Half 2007

Impairment charges of $250 million were $18 million (8%) higher compared to the six months ended 31 March 2007 representing 19 basis points of average gross loans, unchanged from the prior period.

Key movements were:

•     $46 million increase in individually assessed provisions predominantly in BFS (up $24 million) due to a number of smaller exposures and the Institutional Bank (up $13 million) primarily due to one exposure;

•     $24 million benefit from increased write-backs in the Institutional Bank; and

•     New collectively assessed provisions were $4 million higher due to:

•                  $24 million increase in collective assessed provisioning and an $8 million increase in write-offs in the Institutional Bank;

•                  $20 million net decrease in Australian unsecured lending as a result of a reduction in collectively assessed provisioning ($50 million) offset by an increase in write-offs ($30 million) for the reasons outlined above; and

•                  The provision reflecting recent developments in capital markets reflected in GBU which was more than offset by lower provisions in New Zealand and Pacific Banking. This followed relatively higher charges in New Zealand and Pacific Banking in the first half.

3.2.5                     Tax Expense

Full Year 2007 – Full Year 2006 (up $192 million)

The effective tax rate for the year ended 30 September 2007 increased 20 basis points to 29.4%.

Second Half 2007 – First Half 2006 (up $113 million)

The effective tax rate for the six months to 30 September 2006 increased by 150 basis points compared to the six months ended 31 March 2007 due to a $15 million increase in the assessed level of tax provisioning in the second half of 2007 and the write off of $5 million of the New Zealand deferred tax asset, reflecting the future change in the New Zealand tax rate.

NZIRD Review

The New Zealand Inland Revenue Department (NZIRD) is reviewing a number of structured finance transactions undertaken in New Zealand and has issued reassessments in respect of nine transactions, three undertaken in the 1999 tax year, two undertaken in the 2000 tax year, two undertaken in the 2001 tax year and two undertaken in the 2002 tax year. The maximum potential tax liability reassessed for the 1999 year is NZ$18 million (A$15 million) (NZ$25 million (A$21 million) with interest), for the 2000 year is NZ$61 million (A$52 million) (NZ$85 million (A$73 million) with interest), for the 2001 year is NZ$90 million (A$77 million) (NZ$127 million (A$109 million) with interest) and for the 2002 year is NZ$108 million (A$93 million) (NZ$158 million (A$135 million) with interest). Interest for each year has been calculated to 30 September 2007.

The NZIRD is also investigating other transactions undertaken by the NZ Branch, which have materially similar features to those for which reassessments have been received. Should the NZIRD take the same position across all of these transactions, for the periods up to and including 30 September 2007, the overall primary tax in dispute will be approximately NZ$595 million (A$510 million) (this includes the amounts noted above). With interest this increases to approximately NZ$815 million (A$698 million) (calculated to 30 September 2007).

Proceedings disputing the reassessments with respect to the 1999, 2000, 2001 and 2002 tax years have been commenced. We are confident that the tax treatment applied in all cases is correct. A ruling was sought from the NZIRD on an initial transaction in 1999 which, following extensive review by the NZIRD, was confirmed in early 2001. The principles underlying that ruling are applicable to, and have been followed in, all subsequent transactions.

3.2.6                     Minority Interests(1)

The expense for minority interests for the year ended 30 September 2007 increased by $13 million on the year ended 30 September 2006 to $67 million and the minority interests expense for the six months 30 September 2007 was broadly flat compared to the six months ended 31 March 2007. The minority interests represent distributions of our hybrid equity instruments TPS 2003(1) and TPS 2006(1), as well as other minority interests. The increase on the year ended 30 September 2006 reflects distributions on TPS 2006, which were issued in June 2006 and commenced paying distributions in September 2006.

(1)       Minority interests includes distributions on TPS 2003 and TPS 2006.

•                  There were 750,000 TPS 2003 issued in the United States of America at US$1,000 each on 13 August 2003, with non-cumulative semi-annual distributions (31 March and 30 September) in arrears at the annual rate of 5.819% up to but excluding 30 September 2013. From, and including, 30 September 2013 the 2003 TPS will pay non-cumulative quarterly distributions (31 December, 31 March, 30 June and 30 September) in arrears at a floating rate of LIBOR plus 2.05% per year.

•                  A Westpac controlled entity, Westpac TPS Trust, issued 7,627,375 2006 TPS in Australia at $100 each on 21 June 2006. The 2006 TPS are preferred units in the Westpac TPS Trust, with non-cumulative floating rate distributions which are expected to be fully franked. Westpac TPS Trust also issued one ordinary unit with an issue price of $100 to Westpac. Westpac, as holder of the ordinary unit, is entitled to any residual income or assets of the Westpac TPS Trust not distributed to holders of 2006 TPS. The 2006 TPS are scheduled to pay quarterly distributions (30 September, 31 December, 31 March and 30 June) in arrears, subject to certain conditions being satisfied. The distribution rate on 2006 TPS, until 30 June 2016 (the step-up date) is calculated as the Australian bank bill rate plus 1% per annum (the initial margin) multiplied by one minus the Australian corporate tax rate (30% during the year ended 30 September 2007). After the step-up date, the initial margin will increase by a one time step-up of 1% per annum.

3.3                               CREDIT QUALITY

The overall credit environment continues to show a modest deterioration in line with the economic environment and gradual tightening of monetary policy.

The business credit environment in New Zealand continued to be impacted by recent interest rate rises and the higher New Zealand dollar, impacting exporters and import competing companies. This has led to some re-grading of businesses but little in the way of losses. In Australia business credit conditions remained broadly stable.

In the consumer credit environment in both Australia and New Zealand, we continued to see delinquency levels trend higher from a historically low base driven principally by the impact of higher interest rates driving an increase in bankruptcy rates. Offsetting these pressures, unemployment has continued at historically low levels in Australia and New Zealand.

In response to the credit trends and as a result of asset growth, Westpac lifted provisioning during the year. Provisioning coverage levels remain comparable to 30 September 2006 levels with collectively assessed provisions to risk weighted assets at 67 basis points. Key credit indicators and trends include:

•                  Stressed exposures as a percentage of total commitments increased by 7 basis points from 30 September 2006 to 0.88%, and were up 5 basis points from 31 March 2007. The increase since 30 September 2006 was largely driven by business customers in New Zealand, due to a more challenging economic environment. We track these exposures closely and have benefited in the past by early identification and monitoring of potential problem exposures together with prompt remediation steps to avoid / minimise losses;

•                  The level of impaired assets and 90 days past due but well secured as a percentage of total commitments both showed small improvements;

•                  Australian business products 90 days past due, as a proportion of business lending outstandings, increased marginally to 0.62%, from 0.61% at 30 September 2006 and 31 March 2007;

•                  The proportion of other consumer loans, which includes cards and personal loans, 90 days past due as a proportion of other consumer outstandings increased 17 basis points from 30 September 2006 but remained stable from 31 March 2007 at 1.02%. The increase was predominantly driven by the Australian portfolio, following the impact of higher interest rates;

•                  The proportion of mortgage loans accruing but 90 days past due increased 6 basis points to 0.31% from 30 September 2006 (2 basis points up from 31 March 2007) but still remains below external benchmark indices. The upward trend since 31 March 2006 was driven by the impact of higher interest rates;

•                  Impaired assets to gross loans continue to remain close to historical lows; 0.20% at 30 September 2007 compared with 0.22% at 30 September 2006. Only one impaired exposure is greater than $50 million, accounting for 13% of total impaired assets. A further 12 impaired exposures were between $5 million and $50 million; and

•                  Total impaired provisions to total impaired assets coverage was stable at 49% between 30 September 2006 and 30 September 2007.

We are alert to the stresses that may emerge from recent developments in global capital markets and this is reflected by an additional $28 million included within our collectively assessed provisions.

3.3.1                     Credit Quality Key Metrics

Stressed Loans - Exposure by Credit Grade
as a % of Total Commitments	2H07	1H07	2H06	1H06
Impaired	0.13%	0.15%	0.14%	0.16%
90 days past due, well secured	0.13%	0.15%	0.14%	0.15%
Watchlist and substandard	0.62%	0.53%	0.53%	0.44%
Total Stressed Loans	0.88%	0.83%	0.81%	0.75%

Australian business products	2H07	1H07	2H06	1H06
90 days past due (3 month moving average)	0.62%	0.61%	0.61%	0.57%
5 year historic average = 0.59%
10 year historic average = 0.99%

Other consumer loans	2H07	1H07	2H06	1H06
90 days past due	1.02%	1.02%	0.85%	0.89%
5 year historic average = 0.91%
10 year historic average = 0.91%

Mortgage Loans	2H07	1H07	2H06	1H06
90 days past due	0.31%	0.29%	0.25%	0.24%
5 year historic average = 0.21%
10 year historic average = 0.23%

Other	2H07	1H07	2H06	1H06
Total impaired assets /Gross loans	0.20%	0.22%	0.22%	0.26%
Total impairment provisions to total impaired assets	49.2%	49.2%	49.3%	56.1%
Collectively assessed provisions to risk weighted assets (basis points)(1)	67	68	68	64
Impairment charges on loans to average loans annualised (basis points)	19	19	17	17

(1)       Includes the APRA required capital deduction of $128 million (pre-tax) above A-IFRS provisioning levels at 30 September 2007, $124 million (pre-tax) at 31 March 2007, $117 million (pre-tax) at 30 September 2006 and $112 million (pre-tax) at 31 March 2006, which forms part of the APRA termed General Reserve for Credit Losses (GRCL).

3.4                               CAPITAL AND DIVIDENDS

Capital

Key capital ratios are as follows:

	30 September 2007	31 March 2007	30 September 2006	Target Range
Tier 1/ Risk weighted assets	6.5%	6.5%	6.9%	6.0 - 6.75%
ACE / Risk weighted assets	4.5%	4.3%	4.6%	4.0 - 4.75%
Risk weighted assets ($m)	228,077	211,984	193,417	n/a

Capital ratios remained comfortably within our target ranges notwithstanding very strong growth in Risk Weighted Assets.

The Tier 1 ratio includes $664 million of A-IFRS related transitional relief agreed with Australia Prudential Regulation Authority (APRA) in 2006, which extends until 31 December 2007. The Adjusted Common Equity (ACE) calculation does not include transition relief.

ACE Movement

The ACE ratio decreased by 1 basis point since 30 September 2006. Contributors to movements in the ACE ratio over the year were:

•                  Cash earnings growth of 14%;

•                  Dividend per share up 13%;

•                  Risk Weighted Asset growth of 18%;

•                  Additional capital deductions for our wealth business and cessation of deductions for our Specialised Capital Group (SCG) business(1);

•                  Securitisation of $7 billion of housing loans during May 2007;

•                  Issuance of shares to satisfy the Dividend Reinvestment Plan (DRP) for the interim and final dividends; and

•                  Other movements which include increases in foreign currency translation reserves and capitalised expenditure.

Tier 1 Movement

The Tier 1 ratio decreased by 34 basis points since 30 September 2006. A small reduction in hybrid capital over the year ended 30 September 2007 contributed to the reduction towards the mid point of our target range, however most of the change can be attributed to balance sheet growth.

(1)       Following discussions with Standard & Poor’s, equity investments held in our Specialised Capital Group (SCG) ceased to be deducted from ACE Capital. This change has been applied for 30 September 2007 and 31 March 2007, but prior periods have not been restated.

Dividends

	Half Year	Half Year	Full Year	Full Year
	Sept 07	March 07	Sept 07	Sept 06
Ordinary dividend (cents per share)
Interim (fully franked)	––	63	63	56
Final (fully franked) - proposed dividend	68	––	68	60
	68	63	131	116

The Directors have declared a fully franked dividend of 68 cents per share, an increase of 8 cents or 13% over the 2006 final dividend.

This final dividend represents a payout ratio of 69%.

Our ability to continue to frank dividends remains strong, with our adjusted franking account balance at $274 million as at 30 September 2007 (30 September 2006: $417 million), after allowing for the impact of the final dividend.

Dividend Reinvestment Plan (DRP)

Changes to the terms of the DRP were announced in December 2006. These changes give Westpac additional capital management flexibility, including the ability to satisfy the DRP for each dividend via the issuance of shares, acquisition of shares on market or a combination of both. The Board has decided to satisfy the final 2007 DRP by issuing new shares.

Hybrid Tier 1 Capital

As at 30 September 2007 Westpac had $3.1 billion of innovative Tier 1 capital instruments on issue, representing 21% of fundamental Tier 1 capital and below the current hybrid capital limit of 25% of fundamental Tier 1 capital. The capital limit for innovative equity reduces to 15% from 1 January 2008, and Westpac has applied for transition relief in compliance with APRA prudential standards.

Exchange Rate Risk on Future NZD Earnings

Westpac’s policy in relation to the hedging of the future earnings of our New Zealand retail business is to manage the economic risk where the bank believes there is a strong likelihood of significant adverse moves in the AUD/NZD exchange rate. Westpac manages these flows over a time horizon under which up to 100% of the expected earnings for the following twelve months and 50% of the expected earnings for the subsequent twelve months can be hedged. Hedges are executed on a pre-tax basis.

The average rate of realised hedges for the year ended 30 September 2007 was 1.20 compared to a hedged rate of 1.10 for the year ended 30 September 2006.

At 30 September 2007, outstanding hedges relating to 2008 earnings had an average rate of 1.14 (including forward points). Approximately nine months of forecast New Zealand earnings have been hedged.

General Reserve for Credit Losses

The General Reserve for Credit Losses (GRCL) adjustment was $128 million (pre-tax) at 30 September 2007, up from $117 million (pre-tax) at 30 September 2006 and $124 million (pre-tax) at 31 March 2007.

3.5                               REGULATORY AND OTHER DEVELOPMENTS

Basel II

The regulatory limits applied to our capital ratios are consistent with the Bank of International Settlements capital accord, which was first released in 1988. In June 2004 the Basel Committee on Banking Supervision released the ‘International Convergence of Capital Management and Capital Standards: A Revised Framework’ also known as Basel II. This framework reflects the advances in risk management practices since the introduction of the 1988 Basel Accord, improving the sensitivity of capital calculation through a broader array of risk classes and enhanced measurement processes.

We are targeting compliance with the most sophisticated methods for both credit and operational risk. We believe that using the advanced approaches for risk monitoring and measurement is in the interests of all our stakeholders. Effective risk management is regarded as a key activity performed at all levels of the Group.

In September 2005 we submitted an application to the Australian Prudential Regulation Authority (APRA) to be accredited to use the Advanced Internal Ratings Based (AIRB) approach for credit risk and the Advanced Measurement Approach (AMA) for operational risk. That submission was in the form of a self assessment against criteria outlined by APRA and the requirements of Basel II. Subsequent to that submission we have worked co-operatively with APRA to address issues arising in their consideration of accreditation requirements for Australian banks, and also on Westpac specific requirements. Westpac has recently provided APRA with a copy of the Board approved Internal Capital Adequacy Assessment Process (ICAAP) document.

APRA have commenced the release of draft Australian Prudential Standards based on Basel II, and plan to have all relevant standards in final form prior to 1 January 2008. APRA has considerable discretion over the application of Basel II to the banks it regulates and has announced that Australian banks using the most sophisticated models for credit and operational risk will also be required to hold regulatory capital for the interest rate risk taken in the banking book. The models used to quantify this risk are similar to the models used today for traded market risk.

Following accreditation, any reduction in the level of regulatory capital in the first two years of operation is subject to transitional arrangements. APRA has advised that regulatory capital relief for the first year of operation will be limited to a maximum of 10% of the capital requirements under the current (Basel I) approach.

US Sarbanes-Oxley

The US Congress passed the Public Company Accounting Reform and Investor Protection Act in July 2002, which is commonly known as the Sarbanes-Oxley Act 2002 (SOX). SOX is a wide ranging piece of US legislation concerned largely with financial reporting and corporate governance. We are obligated to comply with SOX by virtue of being a foreign registrant with the US Securities and Exchange Commission (SEC). Section 404 of SOX requires us to maintain an effective system of internal control over financial reporting.

In May 2007 the SEC issued interpretive guidance that intends to enhance compliance under Section 404 of SOX by focusing public company management on the internal controls that best protect against the risk of a material financial misstatement. At the time that the SEC guidance was released, the US Public Company Accounting Oversight Board (PCAOB) issued a revised auditing standard for internal control over financial reporting allowing external auditors to use a principles-based approach to focus on areas of higher risk of material misstatement and eliminate unnecessary procedures. The SEC guidance and the PCAOB standard are both designed to increase the effectiveness and reduce the cost of compliance with SOX legislation. During the year, Westpac updated its existing SOX Section 404 procedures to take advantage of these changes.

We have established procedures to ensure ongoing compliance with all applicable requirements of SOX.

NZ Incorporation

Westpac agreed to incorporate the systemically important operations in New Zealand in December 2004. The legislative process required to implement local incorporation, the Westpac New Zealand Act 2006 was enacted on 13 September 2006, and the transition to dual registration was completed on 1 November 2006.

The incorporation model involves Westpac operating as a branch and an incorporated entity concurrently (dual registration). This model principally sees:

•                  Retail and business operations part of the locally incorporated entity; and

•                  Institutional business remaining in the New Zealand Branch.

Anti-Money Laundering/Counter Terrorism Financing (AML/CTF)

Westpac is taking appropriate steps to implement the changes required under the AML/CTF legislation. While we have yet to finalise the costs associated with implementing an appropriate set of controls under this regime, we do not expect our experience to be inconsistent with that of other similarly sized institutions. We are continuing to explore how this investment in knowing our customers can be leveraged for business value.

3.6          CORPORATE RESPONSIBILITY AND SUSTAINABILITY

Enhancing Westpac’s Total Value

Westpac’s corporate responsibility and sustainability program continues to contribute material value to the company. Key features of the program in the year have included:

•                 Employees and workplace:

•                  A further rise in employee commitment during the year, from 68% to 71%;

•                  An 88% acceptance rate for first round graduate offers;

•                  Employee turnover of 17%, which is 4 percentage points below the median for the financial sector;

•                  The Lost Time Injury Frequency Rate reduced by 33% since 2005, resulting in a reduction of more than $2 million in outstanding claim liabilities over the past two years;

•                  Continued implementation of Westpac’s third Accessibility Action Plan; and

•                  Introduction of performance pay for non-packaged employees.

•                 Customers:

•                  Expanding the e-statements initiatives, including secure branch based recycling bins to assist customers dispose of old statements, with 372,090 customers now participating (as at September 2007) delivering $2 million of estimated ongoing savings since June 2005;

•                  Launch of an initiative in March to assist Altitude credit card customers to use their rewards points to purchase energy and water saving devices to help the environment;

•                  Westpac’s commitment to sustainability and responsible business practices was featured in Westpac’s new brand advertising promoting; and

•                  Complaints resolution rates (% of complaints resolved within 5 days) at 82% remains above our target of 80% having improved from 75% in 2002;

•                 Environment:

•                  Despite a small rise in 2007, Westpac’s greenhouse gas emissions have been cut by 38% since 1996;

•                  Partnered in Landcare’s new CarbonSMART carbon trading pool and brokering service for Australia, which enables landholders to take advantage of emerging carbon trading opportunities; and

•                  As part of the Australian Business and Climate Group (ABCG) participated in the launch of the Stepping Out report on accelerating the deployment of low-emission technology in Australia.

External Governance and Sustainability Ratings

Westpac’s governance and sustainability performance was again benchmarked through a range of external assessments in 2007. Key external ratings outcomes include:

•                 The only bank, and one of only four companies globally, in the Global FT500 list to achieve a 100-point, AAA rating in the Carbon Disclosure Project’s 2007 Climate Disclosure Leadership Index (compiled by Innovest Strategic Value Advisors);

•                 Global 100 Most Sustainable Corporations, 2007 World Economic Forum;

•                 The global banking sector leader 2002-2006 in the Dow Jones Sustainability Index and top three global banking sector ranking for 2001-2007;

•                 Number one in the Australian Corporate Responsibility Index (fourth consecutive year) - 99.8% rating; and

•                 Maximum rating of 10.0 by GovernanceMetrics International for the eleventh consecutive assessment.

Details of Westpac’s Corporate Responsibility and Sustainability policies, performance and ratings can be found at http://www.westpac.com.au/corporateresponsibility.

4.0          BUSINESS UNIT RESULTS

Business unit results are presented on a management reporting basis. Internal charges and transfer pricing adjustments are included in the performance of each business reflecting the management rather than the legal structure (these results cannot be compared to results for individual legal entities). Where management reporting structures or accounting classifications have changed, comparatives have been restated and may differ from results previously reported. Results below are on a cash earnings basis.

Our internal transfer-pricing framework attributes value between business units. Its primary attributes are:

•              Treasury funding: product balances are fully transfer-priced at inter-bank rates according to the tenor of the underlying transactions; and

•              All overhead costs are allocated to revenue generating businesses, and capital is allocated to business groups using designated risk factors.

Cash earnings

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
$m	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Consumer Financial Services	498	453	10	951	787	21
Business Financial Services	496	479	4	975	880	11
Westpac Institutional Bank	323	287	13	610	525	16
New Zealand(1)	216	195	11	411	417	(1)
BT Financial Group (Australia)(2)	216	201	7	417	339	23
Pacific Banking	46	34	35	80	76	5
Group Business Unit	34	29	17	63	55	15
Total Group cash earnings	1,829	1,678	9	3,507	3,079	14
Less Wealth Management
Australia	216	201	7	417	339	23
New Zealand	17	14	21	31	22	41
Total Wealth Management	233	215	8	448	361	24
Total banking cash earnings	1,596	1,463	9	3,059	2,718	13

Expense to income ratio

			Mov’t				Mov’t
	Half Year	Half Year	Mar 07-		Full Year	Full Year	Sept 06-
%	Sept 07	March 07	Sept 07		Sept 07	Sept 06	Sept 07
Consumer Financial Services	54.0%	55.2%	120bps		54.6%	57.7%	310bps
Business Financial Services	34.2%	35.1%	90bps		34.6%	35.4%	80bps
Westpac Institutional Bank	40.7%	40.5%	(20bps	)	40.6%	41.4%	80bps
New Zealand(1)	46.1%	48.2%	210bps		47.1%	48.3%	120bps
BT Financial Group (Australia)(2)	51.1%	50.5%	(60bps	)	50.8%	53.1%	230bps
Pacific Banking	31.4%	32.6%	120bps		32.0%	31.3%	(70bps	)
Total group ratio (reported)	44.0%	45.4%	140bps		44.7%	46.6%	190bps
Group ratio (cash earnings basis) (3)	44.3%	45.9%	160bps		45.0%	47.2%	220bps
Wealth Management (4)
Funds Management	58.3%	60.4%	210bps		59.3%	63.6%	430bps
Insurance	26.9%	26.5%	(40bps	)	26.8%	27.7%	90bps
Total Wealth Management ratio(5)	50.2%	49.8%	(40bps	)	50.0%	52.5%	250bps
Total banking ratio (reported)	43.1%	44.8%	170bps		43.9%	45.8%	190bps
Banking ratio (cash earnings basis) (3)	43.5%	45.3%	180bps		44.4%	46.5%	210bps

(1)       New Zealand comprises our New Zealand retail banking operations and wealth management businesses including our New Zealand Life business and BT New Zealand. New Zealand results for the year ended 30 September 2007, six months ended 30 September 2007 and six months ended 31 March 2007 have been converted to Australian dollars at the actual average exchange rates of 1.1342, 1.1317 and 1.1367 for the respective periods. For the year ended 30 September 2006, New Zealand results have been converted at the average hedge rate for the period (1.0959). Refer Section 4.6 for New Zealand segment results in New Zealand dollars.

(2)       BTFG (Australia) represents the Australian wealth management business.

(3)       Reflects the impacts of cash earnings adjustments and certain accounting reclassifications. Details of these adjustments are included in Section 8 Group Earnings Reconciliations.

(4)       Includes the BT Financial Group (Australia) and our New Zealand wealth management business.

(5)       Reported and cash earnings basis.

4.1          CONSUMER FINANCIAL SERVICES

Consumer Financial Services (CFS) is responsible for sales, servicing and product development for our consumer customers in Australia. Activities are conducted via our nationwide network of branches, Home Finance Managers (HFMs), specialised consumer relationship managers, call centres, automatic teller machines (ATMs) and internet banking services. CFS includes the management of our third party consumer product relationships and also includes our retail branch operations in Hong Kong and Singapore.

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
$m	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Net interest income	1,385	1,299	7	2,684	2,451	10
Non-interest income	379	408	(7)	787	714	10
Net operating income	1,764	1,707	3	3,471	3,165	10
Operating expenses	(953)	(942)	(1)	(1,895)	(1,827)	(4)
Core earnings	811	765	6	1,576	1,338	18
Impairment charges	(99)	(124)	20	(223)	(220)	(1)
Operating profit before tax	712	641	11	1,353	1,118	21
Tax and minority interests	(214)	(188)	(14)	(402)	(331)	(21)
Net profit after tax/cash earnings	498	453	10	951	787	21

Economic profit	497	448	11	945	770	23
Expense to income ratio (%)	54.0%	55.2%	120bps	54.6%	57.7%	310bps

	$bn	$bn		$bn	$bn
Deposits	53.2	50.0	7	53.2	48.0	11
Net loans	134.7	127.0	6	134.7	120.3	12
Total assets	135.6	128.2	6	135.6	121.0	12

Financial Performance

Full Year 2007 – Full Year 2006

Features:

•                  Cash earnings up 21%

•                  Mortgage growth above system, margin decline managed within expectations

•                  Containment of impairment charges

CFS delivered cash earnings of $951 million, up $164 million or 21% on the year ended 30 September 2006. Strong volume and fee growth with business unit margin compression managed to only 5 basis points drove the increase in cash earnings.

Net interest income increased by 10% due to:

•                  Mortgage lending increased 12% (1.1 system multiple) with the contribution from third party originators stable at 38% however the proportion eased in the second half to 37%. Mortgage spreads declined 8 basis points from an increased proportion of fixed rate loans (typically lower spread) and continued competitive pressures;

•                  Deposit volumes increased by 11% with deposit spreads up 10 basis points from margin management and portfolio repositioning, including the introduction of new deposit products in the second half offset by an increased proportion of lower margin online savings account balances;

•                  Cards outstandings up 8% (0.9 system multiple) with cards spreads down 52 basis points primarily due to increased funding costs and an increase in the proportion of low rate cards; and

•                  The non-recurring impact of the credit cards over-accrual ($18 million in the year ended 30 September 2006) had the effect of increasing net interest income growth by 1%.

Non-interest income increased 10%. The full year impact of 2006 pricing changes was a major contributor to growth. Proceeds from the sale of MasterCard Inc. shares in the year ended 30 September 2007 of $17 million was $5 million higher than proceeds from the sale of MasterCard Inc. shares in the year ended 30 September 2006.

Operating expenses increased 4% from continued investment in 325 additional customer serving employees and higher marketing spend offset by improvements in back office processing efficiency. This resulted in an improvement in the expense to income ratio of 310 basis points compared to the year ended 30 September 2006. 13 new branches were opened in the year ended 30 September 2007.

Total impairment charges increased $3 million or 1% on the year ended 30 September 2006. The major movements were:

•                  $63 million increase in write-offs primarily driven by larger portfolio size and an increase in bankruptcies;

•                  $53 million decrease in collectively assessed provisioning charges due to lower cards growth and improved management of delinquencies in the second half of 2007; and

•                  $7 million lower charge for individually assessed provisions net of write-backs.

Mortgages delinquencies over 90 days increased to 32 basis points from 27 basis points, however these remain below industry benchmarks.

Customer satisfaction rose to 74 up from 70 aided by increased brand marketing spend.

Second Half 2007 – First Half 2007

Features:

•                  Cash earnings up 10%

•                  Improved deposit and cards spreads and reduced compression in mortgage spreads

•                  Expense management containing growth to 1%

CFS cash earnings were up $45 million or 10% compared to the six months ended 31 March 2007.

Operating income increased 3% with growth in net interest income partially offset by a reduction in non-interest income. The second half recorded a 6% increase in loans and 7% increase in deposits and improved spreads in cards and deposits. Mortgage spread decline slowed to 3 basis points.

Significant factors affecting the result included:

•                  Net interest income up 7% due to:

•                  Mortgage growth of 6%, reflecting a system multiple of 1.1, driven by improved first party sales productivity; and

•                  Below system growth in credit cards due to tighter approvals for low-rate cards and repricing. This resulted in credit card spreads increasing 42 basis points over the six months ended 30 September 2007; and

•                  Non-interest income declined by 7%. The non-recurring impact of the sale of MasterCard Inc shares ($17 million) in the six months ended 31 March 2007 contributed 4% of the decline. Customer migration to lower fee unlimited transaction deposit accounts, a decrease in exception fees and an increase in the level of customer participation in card loyalty products impacted non-interest income growth.

Operating expenses increased by 1% on the first six months of the year as higher personnel costs were offset by lower operations and information technology expenses.

Impairment charges decreased $25 million or 20% on the six months ended 31 March 2007. The major movements were:

•                  $26 million increase in net write-offs primarily driven by the prior period card portfolio growth and increased bankruptcies;

•                  Decrease in collectively assessed provisioning charges of $49 million from improved management of delinquencies. This was partly driven by improved collection capabilities focusing on early cycle delinquencies; and

•                  $2 million lower charge for individually assessed provisions net of write-backs.

4.2          BUSINESS FINANCIAL SERVICES

Business Financial Services (BFS) is responsible for sales, servicing and product development for our Small to Medium Enterprise customers within Australia. Sales and servicing activities are conducted by specialised relationship managers with the support of Cash Flow, Financial Markets and Wealth specialists via the branch network, commercial banking centres, internet and telephone channels. BFS also develops and manages business lending and deposit products and working capital and trade solutions for all Westpac customers.

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
$m	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Net interest income	951	891	7	1,842	1,627	13
Non-interest income	225	225	—	450	429	5
Net operating income	1,176	1,116	5	2,292	2,056	11
Operating expenses	(402)	(392)	(3)	(794)	(728)	(9)
Core earnings	774	724	7	1,498	1,328	13
Impairment charges	(64)	(42)	(52)	(106)	(69)	(54)
Operating profit before tax	710	682	4	1,392	1,259	11
Tax and minority interests	(214)	(203)	(5)	(417)	(379)	(10)
Net profit after tax/cash earnings	496	479	4	975	880	11

Economic profit	454	433	5	887	801	11
Expense to income ratio (%)	34.2%	35.1%	90bps	34.6%	35.4%	80bps

	$bn	$bn		$bn	$bn
Deposits	51.5	48.1	7	51.5	44.8	15
Net loans	53.3	48.1	11	53.3	45.7	16
Total assets	54.6	49.5	10	54.6	47.6	15

Financial Performance

Full Year 2007 – Full Year 2006

Features:

•                  Cash earnings up 11%

•                  Loan growth up 16%, deposits up 15%

•                  Investment in customer serving employees continues to drive revenue growth

BFS delivered cash earnings of $975 million, up $95 million or 11% on the year ended 30 September 2006 driven by above system growth in business lending.

Net interest income increased 13%, driven by business lending growth of 16% (17% after excluding working capital and trade loans) and deposit growth of 15%, offset by business unit margin compression of 6 basis points.

Non-interest income increased 5% driven by deposit fee growth. Growth in non-interest income was 8% after allowing for reduced income following the sale of the sub-custody business in 2006.

New business lending increased 24% (29% excluding the Regional and Agricultural sector which was adversely affected by the drought). This growth was driven by additional customer serving employees and a sustained focus on improving sales force productivity and increasing relationships with referral partners.

The uplift in new lending, together with a continued shift towards bank bill priced products and larger deal sizes, contributed to the decline in business lending spreads over the year.

Deposit growth of 15% was driven by strong growth in business deposit balances of 20%, while growth in personal deposits of business customers was 9%. Max-i Direct account balances increased 36%. This higher rate product has assisted retention and growth and reduced reliance on more expensive wholesale funds. Working capital balances grew 14% over the year.

Operating expenses increased 9% over the full year reflecting the annualised impact of our customer serving employees recruited in the second half of 2006, combined with further investment of 194 additional customer serving employees since September 2006. Other key factors contributing to the increase were:

•              Market driven salary increases and higher incentive costs driven by improved performance;

•              Increased capability training; and

•              Property costs associated with 5 new and 2 refurbished commercial banking centres.

Impairment charges increased $37 million over the full year, driven largely by strong balance sheet growth. This increase was from the low point of the last five years in 2006 and was in line with expectations. Impairment charges are below long run averages at 0.16% of exposure. The major movements in the charge were:

•                  $9 million increase in collectively assessed provisions;

•                  $17 million increase in individually assessed provisions;

•                  $7 million decrease in write-backs of previously raised individually assessed provisions; and

•                  $4 million increase in write-offs direct, net of recoveries.

Impaired assets remain below long run averages and have increased from 0.16% of Total Committed Exposure in 2006 to 0.19%. Stressed loans grew at a slower rate (10%) than portfolio growth (16%).

Second Half 2007 – First Half 2007

Features:

•                  Core earnings up 7%

•                  Loan growth up 11%

•                  Business lending margin compression contained at 5 basis points

•                  Expenses contained at 3% growth

Business cash earnings were up $17 million or 4% compared to the six months ended 31 March 2007. Core earnings increased 7% supported by 11% loan and 7% deposit growth.

Business lending spread compression was 5 basis points in line with the first half despite balance sheet growth being greater in the second half.

Additional headcount and productivity improvements in customer serving employees has driven the strong balance sheet growth. This has included the appointment of a further 159 customer serving employees in the second half along with additional capability training for our bankers throughout the year.

Non-interest income growth was flat relative to the six months ended 31 March 2007, with increases in business lending, wealth and risk fees largely offset by the impact of seasonality in the merchant acquiring business and BFS’ portion of the proceeds from the sale of MasterCard Inc. shares in the six months ended 31 March 2007.

Operating expenses increased 3% on the six months ended 31 March 2007. Expense containment was achieved through efficiency savings, despite the continued investment in customer serving employees.

Impairment charges increased $22 million from a low first half base. This is mainly due to increases in individually assessed provisions driven by a number of small exposures.

Business delinquencies greater than 90 days increased slightly from 0.61% to 0.62% of business lending outstanding from 31 March 2007 levels but remain below long run averages.

4.3          CFS AND BFS KEY METRICS

Lending Growth (%)(1)	2H07	1H07	2H06	1H06
Consumer loans	12	11	12	12
Business loans	21	11	17	12
Total loans	15	11	13	12

Deposit Growth (%)(1)	2H07	1H07	2H06	1H06
Consumer deposits	13	8	9	9
Business deposits	14	15	18	3
Total deposits	14	11	13	6

Market Share (%)(2)	2H07	1H07	2H06	1H06
Housing credit(3)	13	13	13	13
Cards	19	19	18	18
WBC Business credit(4)	13	13	13	12
Retail deposits(5)	13	13	13	13

System Multiples(6)	2H07	1H07	2H06	1H06
Housing credit(3)	1.1	1.0	0.8	0.9
Cards	0.4	1.4	1.2	1.2
WBC business credit(4)	1.4	0.9	1.7	1.1
Retail business credit(7)	1.3	1.0	1.5	0.7
Retail deposits(5)	1.0	1.3	0.9	0.6

Third Party Origination (%)	2H07	1H07	2H06	1H06
Consumer lending (mortgages)	37	39	38	38

Product Spreads (%)(8)	2H07	1H07	2H06	1H06
Mortgages	0.95	0.98	1.03	1.08
Cards adjusted(9)	5.71	5.29	6.00	6.05
S&I deposits	1.97	1.96	1.92	1.83
Business lending	1.76	1.81	1.86	1.94

Credit Quality (%)	2H07	1H07	2H06	1H06
Business impaired assets to total committed exposure	0.19	0.19	0.16	0.17
Business delinquencies > 90 days (3 month moving avg)	0.62	0.61	0.61	0.57
Mortgage delinquencies > 90 days	0.32	0.30	0.27	0.26
Other personal lending delinquencies > 90 days	1.00	1.06	0.89	0.91

Customer Satisfaction(10)	2H07	1H07	2H06	1H06
Westpac consumer	74	70	70	72
Peer group(11)	74	72	72	73

(1)            Annualised.

(2)            Source: APRA/RBA data. Second half 2007 based on data as at September 2007 except for cards which is based on data as at August 2007.

(3)            Includes securitised loans.

(4)            Total Business Credit for Westpac Australia.

(5)            Total Retail Deposits for Westpac Australia.

(6)            Source: APRA/RBA data. Second half 2007 based on data to September 2007, except for retail business credit which is to June 2007 and cards which is to August 2007.

(7)            Our estimates of retail system are derived from reported RBA data based on size of loan facility. Second half multiple is for the quarter to June 2007.

(8)            Includes Broker commissions.

(9)            Adjusted for the over accrual of interest income in FY06.

(10)     Source: Roy Morgan Research (September 2007). 12 month rolling average. Satisfaction defined as “very” or “fairly” satisfied among those that regard each bank as their main financial institution.

(11)     Peer group is calculated as simple average of the 12 month rolling scores for CBA, NAB, ANZ and St George.

4.4          WESTPAC INSTITUTIONAL BANK

Westpac Institutional Bank delivers a broad range of financial services to corporate, institutional and government customers either based in or with interests in Australia and New Zealand. WIB operates through dedicated industry teams, supported by specialist knowledge in financial and debt capital markets, transactional banking, specialised capital and alternative investment solutions. Customers are supported through branches and subsidiaries located in Australia, New Zealand, New York, London and Asia.

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
$m	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Net interest income	300	294	2	594	474	25
Non-interest income	524	404	30	928	853	9
Net operating income	824	698	18	1,522	1,327	15
Operating expenses	(335)	(283)	(18)	(618)	(549)	(13)
Core earnings	489	415	18	904	778	16
Impairment charges	(32)	(11)	(191)	(43)	(39)	(10)
Operating profit before tax	457	404	13	861	739	17
Tax and minority interests	(134)	(117)	(15)	(251)	(214)	(17)
Net profit after tax/cash earnings	323	287	13	610	525	16

Economic profit	180	160	13	340	334	2
Expense to income ratio (%)	40.7%	40.5%	(20bps )	40.6%	41.4%	80bps

	$bn	$bn		$bn	$bn
Deposits	8.8	8.4	5	8.8	7.4	19
Net loans	42.6	37.6	13	42.6	32.1	33
Total assets	76.3	66.7	14	76.3	56.5	35

4.4.1       Institutional Bank (IB) (Excluding Structured Finance)

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
$m	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Net interest income	237	238	(0)	475	362	31
Non-interest income	525	404	30	929	853	9
Net operating income	762	642	19	1,404	1,215	16
Operating expenses	(329)	(278)	(18)	(607)	(537)	(13)
Core earnings	433	364	19	797	678	18
Impairment charges	(32)	(11)	(191)	(43)	(39)	(10)
Operating profit before tax	401	353	14	754	639	18
Tax and minority interests	(119)	(101)	(18)	(220)	(185)	(19)
Net profit after tax/cash earnings	282	252	12	534	454	18

Economic profit	141	128	10	269	251	7
Expense to income ratio (%)	43.2%	43.3%	10bps	43.2%	44.2%	100bps

	$bn	$bn		$bn	$bn
Deposits	8.7	7.9	10	8.7	6.8	28
Net loans	41.9	36.9	14	41.9	31.3	34
Total assets	73.9	60.6	22	73.9	50.5	46

Financial Performance

Full Year 2007 – Full Year 2006

Features:

•                  Cash earnings up 18% driven by strong customer activity and leveraging favourable market opportunities from volatile market conditions

•                  Impairment charges increased by 10%

Cash earnings for the Institutional Bank were $534 million for the year ended 30 September 2007, up $80 million or 18% compared to 2006.

Operating income of $1,404 million was up $189 million or 16% on 2006. Operating income growth was driven by:

•             Debt Markets revenue contribution up $142 million (37%) to $529 million reflecting improved contributions from the originations business which has continued to perform strongly in the syndicated lending, bond issuance and securitisation markets. In addition, the business profited from changing views on monetary policy and increased volatility within global markets which contributed to a strong sales and trading result. The total margin on the Financing Book declined 6 basis points over the year ended 30 September 2007 mainly due to a reduction in line fees.

•             Foreign Exchange (FX) revenue increased $53 million (20%) to $321 million. This was aided by increased market volatility in the second half of 2007. The FX business was well positioned to take full advantage of these market conditions resulting in solid growth in both sales and trading revenues;

•             Global Transactional Banking (GTB) contributed $189 million, $16 million (9%) above the prior year as a result of continued market growth and increased corporate wholesale deposits; and

•             Growth in net loans was 34% over the year, resulting in a balance of $41.9 billion at year end. Our strategy remains client-led, leveraging the Financing loan book to support our customers’ credit requirements, with a medium to long term view of assisting customers to access the capital markets. Our strategy also focuses on managing balance sheet turnover in order to optimise capital usage. However, disruption in global capital markets led to increased customer demand for credit late in the second half. Despite difficult market conditions we were able to contain the overall growth in our balance sheet.

These favourable results were offset by a reduction in operating income generated by the Specialised Capital Group (SCG), with revenue for 2007 of $56 million, $28 million less than the prior year. This result was due primarily to lower origination income related to delays in closing two large transactions. The SCG result for 2006 also benefited from the redemption of FIELDS securities following the acquisition of the Delhi Group. While origination income was lower, revenue from funds management was stronger, rising 35% to $46 million. During the 2007 year, funds under management (including Hastings Funds Management) increased by 17% to $6.8 billion.

Operating income growth of 16% was achieved despite the loss of two significant revenue streams from 2006:

•             The sale of the sub-custody business in 2006 which contributed $13 million of revenue in 2006; and

•             Revenue from the portfolio of investment securities which was down $43 million compared to 2006 due to the run down and liquidation of the portfolio.

Operating expenses increased by $70 million (13%). Operating expenses were impacted by:

•             Non-lending losses of $14 million in relation to the settlement of a legal claim arising from a prior period and other minor non-lending losses;

•             Increased performance related pay of $34 million reflecting the strong operating performance and the introduction of business specific remuneration schemes; and

•             Other increases of $22 million (4%) primarily relating to higher personnel costs and increased investment. This included offshore expansion in the UK and new transactional banking capabilities.

Impairment charges increased $4 million (10%) benefiting from a benign credit environment throughout 2007 and active management of portfolio exposures.

Second Half 2007 – First Half 2007

Features:

•                  Cash earnings up 12% due primarily to strong results across Foreign Exchange and Energy

Cash earnings increased $30 million or 12% for the six months ended 30 September 2007.

Operating income grew $120 million or 19% for the six months ended 30 September 2007. The increase in operating income was due to:

•                  FX revenue increased $65 million (51%) primarily resulting from the higher volatility brought on by global market conditions. Strong sales performance was enhanced by effective trading strategies;

•                  Debt Markets operating income increased $15 million to $272 million (6%). Solid sales in both the corporate and institutional segments contributed to this favourable result, combined with growth in income from the Financing business; and

•                  Growth in net loans was a strong 14% over the six months ended 30 September 2007, which was slower than 18% growth from 30 September 2006 to 31 March 2007. Credit market disruptions late in the second half saw a significant lift in domestic credit demand as debt capital markets became less open to Australian issuers. To optimise capital usage we have actively managed this growth in risk weighted assets through a number of measures including derivative portfolio hedges and external funding of securitisation vehicles.

Underlying net interest income growth is in line with asset growth. The flat net interest income result was impacted by the changes in the proportion of income booked as net interest income within Markets.

Operating expenses increased 18% to $329 million in the second half of 2007 resulting from:

•                  Non-lending losses of $14 million in relation to the settlement of a legal claim arising from a prior period and other minor non-lending losses; and

•                  Increased performance related pay and associated costs of $37 million reflecting the strong operating performance.

Impairment charges for the second half were $32 million, representing an increase of $21 million on the first half of 2007. This was due to additional provisions raised in respect of two large exposures offset by one significant recovery.

4.4.2         IB Key Metrics

Revenue Contribution by Business Segments

$m	2007	2006	2H07	1H07	2H06
Debt Markets	529	387	272	257	187
Specialised Capital Group	56	84	29	27	69
Foreign Exchange, Equities and Energy	403	324	249	154	145
Global Transactional Banking	189	173	96	93	90
Other(1)	227	247	116	111	119
Total	1,404	1,215	762	642	610

(1)       Other revenue includes certain internal revenues, fair value gains on investment securities and other sundry revenues.

4.4.3       Structured Finance (SF)

			% Mov’t				% Mov’t
	Half Year	Half Year	Mar 07-		Full Year	Full Year	Sept 06-
$m	Sept 07	March 07	Sept 07		Sept 07	Sept 06	Sept 07
Net interest income(1)	63	56	13		119	112	6
Non-interest income	(1)	—	—		(1)	—	—
Net operating income	62	56	11		118	112	5
Operating expenses	(6)	(5)	(20)		(11)	(12)	8
Core earnings	56	51	10		107	100	7
Impairment charges	—	—	—		—	—	—
Operating profit before tax	56	51	10		107	100	7
Tax and minority interests(1)	(15)	(16)	6		(31)	(29)	(7)
Net profit after tax/cash earnings	41	35	17		76	71	7

Economic profit	39	32	22		71	83	(14)
Expense to income ratio (%)	9.7%	8.9%	(80bps	)	9.3%	10.7%	140bps

	$bn	$bn		$bn	$bn
Deposits	0.1	0.5	(80)	0.1	0.5	(80)
Net loans	0.7	0.7	—	0.7	0.8	(13)
Total assets	2.3	6.1	(62)	2.3	6.0	(62)

(1)       Net interest income includes a tax equivalent gross up relating to tax benefits on structured finance transactions of $101 million for the year ended 30 September 2007, $111 million for the year ended 30 September 2006, $47 million for the six months ended 30 September 2007 and $54 million in the six months ended 31 March 2007, which are reversed in the tax expense line.

Financial Performance

Features:

•                  Cash earnings up 7% due to re-alignment of business strategy

Full Year 2007 – Full Year 2006

Structured Finance cash earnings were $76 million for the year ended 30 September 2007. Overseas tax changes have seen the run-off of some larger transactions although these have been supplemented by additional offshore transactions through the year.

Second Half 2007 – First Half 2007

Cash earnings for the second half of 2007 grew by $6 million (17%) to $41 million. This reflected income from new transactions completed throughout 2007, partly offset late in the second half by the wind down of a small number of other previously booked transactions as a result of overseas tax changes.

4.5          BT FINANCIAL GROUP (AUSTRALIA)

BT Financial Group Australia (BTFG) is Westpac’s wealth management business. BTFG designs, manufactures and distributes financial products that enable our customers to achieve their financial goals by accumulating, managing and protecting their wealth. These products include retail investments, personal and business superannuation (pensions), life and general insurance, discount securities broking, margin lending, client portfolio administration (Wrap platforms) and portfolio management. BTFG also provides financial planning advice.

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
$m	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Net interest income	22	27	(19)	49	67	(27)
Non-interest income	590	545	8	1,135	964	18
Net operating income	612	572	7	1,184	1,031	15
Operating expenses	(313)	(289)	(8)	(602)	(547)	(10)
Core earnings	299	283	6	582	484	20
Impairment charges	—	—	—	—	—	—
Operating profit before tax	299	283	6	582	484	20
Tax and minority interests	(83)	(82)	(1)	(165)	(145)	(14)
Net profit after tax/cash earnings	216	201	7	417	339	23

Economic profit	175	155	13	330	222	49
Expense to income ratio (%)	51.1%	50.5%	(60bps)	50.8%	53.1%	230bps

	$bn	$bn		$bn	$bn
Total assets	22.0	20.5	7	22.0	18.7	18
Funds under management	41.3	42.7	(3)	41.3	39.0	6
Funds under administration	46.2	47.8	(3)	46.2	40.4	14

Cash Earnings			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
$m	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Funds management business	131	115	14	246	195	26
Insurance	70	69	1	139	115	21
Total funds management and insurance	201	184	9	385	310	24
Other(1)	15	17	(12)	32	29	10
Total cash earnings	216	201	7	417	339	23

(1)       Other primarily includes BTFG’s earnings on capital invested. The decrease in the second half reflects less favourable investment market conditions in the second half compared to the first half.

4.5.1       Funds Management Business

Funds management includes product management, product administration, product and platform intermediary distribution, client servicing, investment management, margin lending discount broking and financial planning advice.

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
$m	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Net interest income	39	32	22	71	67	6
Non-interest income	489	437	12	926	788	18
Gross operating income	528	469	13	997	855	17
Commission expense	(60)	(54)	(11)	(114)	(95)	(20)
Net operating income	468	415	13	883	760	16
Operating expenses	(274)	(251)	(9)	(525)	(482)	(9)
Operating profit before tax	194	164	18	358	278	29
Tax and minority interests	(63)	(49)	(29)	(112)	(83)	(35)
Net profit after tax/cash earnings	131	115	14	246	195	26
Expense to income ratio	58.5%	60.5%	200bps	59.5%	63.4%	390bps

Full Year 2007 – Full Year 2006

Features:

•                  Net operating income growth of 16% driving cash earnings growth of 26%

•                  Strong underlying growth in Funds Under Administration (FUA) of 35%, margin lending volumes of 35% and broking volumes of 37%

•                  Growth in Wrap FUA of 44% driving increased market share of new business – ranked first for Platforms(1)

•                  Investment in product development and compliance initiatives up 39%

The Funds Management business delivered cash earnings of $246 million, an increase of 26% on the year ended 30 September 2006. This was achieved through a 16% growth in net operating income reflecting continued strong growth across all portfolios including:

•                  Growth in FUA of 14% was driven by continuing growth in Wrap FUA and strong corporate super growth of 17%. The strong growth in Wrap enabled BTFG to lead the share of new platforms business with 24% market share. Growth in 2007 was however impacted by the transition of the Governance Advisory Services (GAS) business into a new entity called Regnan. Regnan is a new governance research and engagement company supported by BTFG and seven other institutional investors(2). Excluding the transition of these funds, FUA grew by 35%. Moreover, because the GAS business was very low margin, its transition has improved the aggregate margins by 3 basis points;

•                  Growth in Funds Under Management (FUM) was 6% over the year with strong increases in Wholesale, up 43%, and strong market movements. Growth in FUM was impacted by the exiting of a global fixed income mandate of $3.6 billion with Blackrock(3) in 2007. Excluding the exit of these funds, FUM increased 15% over the year, and because this was a low margin mandate, aggregate margins improved by 1 basis point over the year;

•                  Growth in margin lending volumes of 35% with underlying revenue uplift of $13 million (29%);

•                  Growth in broking volumes of 37% with revenue uplift of $16 million (49%); and

•                  Growth in revenue through the Advice channel of $27 million (34%).

(1)       Wrap Platform was ranked first for share of new business with 24% market share of new business for the year ended 30 June 2007. Source: Morningstar June 2007.

(2)       The other seven investors in Regnan are Aria, Hermes, HESTA, LGSS, Vanguard, VFMC and VicSuper. BTFG retains an equal shareholding of 12.5% and an active interest in the new enterprise.

(3)       During the year BTFG exited the Blackrock institutional mandate due to the merger of Blackrock and Merrill Lynch. $0.5 billion was exited in the first half and $3.1 billion in the second half.

Income growth was also supported by an uplift in superannuation flows driven by the superannuation legislation changes and strong investment markets with the ASX200 index up 27% for the year ended September 2007 compared to 11% for the prior year(1). Operating expense growth of 9% was driven by:

•                  Increased expenses relating to volume growth in call centres, operations and processing;

•                  Growth in the average number of financial planners of 36 and investor representatives of 15, underpinned revenue growth of 34% within the advice business;

•                  Increased broking expenses driven by growth in broking volumes;

•                  Increased performance linked incentives; and

•                  Increased investment in product development and compliance initiatives of $14 million (39%), directed at:

•                  Developing a low cost, fully integrated online superannuation solution “Super for Life” for delivery to the market;

•                  Improved functionality and services on our Wrap platform; and

•                  Increased spend on compliance projects including a major program to implement the superannuation legislation changes.

The increase was partially offset by delivery of efficiencies in underlying operations, including off-shoring and straight through processing, whilst improving the quality of services offered.

Second Half 2007 – First Half 2007

Features:

•                  Net operating income growth of 13% driving cash earnings growth of 14%

•                  Strong growth in Wrap platform of 20%, margin lending volumes of 19%, broking volumes of 28% and Advice revenue of 65%

•                  Aggregate margins improved by 5 basis points

•                  Increased volume related costs and investment in product development and compliance initiatives

Cash earnings increased 14% to $131 million driven by a 13% uplift in net operating income. The key drivers underpinning this were:

•                  FUA decreased 3% due to the transition of the lower margin GAS portfolio to a new entity. Underlying FUA growth excluding this was 14% driven by continued growth in the Wrap platform of 20% or $6.5 billion, with investors taking advantage of the super legislation changes. Aggregate margins improved by 5 basis points;

•                  FUM decreased 3% due to exiting the Blackrock mandate. Underlying FUM growth adjusted for Blackrock was 4% or $1.7 billion, driven by growth in Wholesale of 18% or $1.0 billion. Aggregate margins improved by 3 basis points following the exit of the Blackrock mandate;

•                  Growth in margin lending volumes of 19% with revenue uplift of $6 million (20%);

•                  Growth in broking volumes of 28% with revenue uplift of $6 million ($29%);

•                  Growth in revenue through the Advice channel of $26 million (65%); and

•                  Partially offset by less favourable investment markets in the second half (ASX200 down from 16% growth in the first half to 10% growth in the second half).

(1)       The relative impact on earnings compared to the growth in the market was reduced due to the balanced portfolio and investment strategy.

Operating expenses increased by 9% on the first half due to growth in volume related expenses and increased investment in future growth and compliance initiatives. The key drivers were:

•             Increased expenses related to volume growth in call centres, operations and processing to cover the superannuation legislation changes and tax year-end processing;

•             Increased broking expenses driven by strong growth in broking volumes;

•             Increased performance linked incentives;

•             Uplift in project activity in the second half including $9 million investment in compliance led changes (i.e. superannuation legislative changes); and

•             Developing the “Super for Life” solution.

The expense to income ratio in the second half improved by 200 basis points on the first half, largely due to strong revenue growth.

Movement of FUM/FUA/LUM

								% Mov’t	% Mov’t
	Sept			Net	Other	Sept	March	Mar 07-	Sept 06-
$bn	2006	Sales	Redns	Flows	Mov’t	2007	2007	Sept 07	Sept 07
Retail(1)	21.2	3.2	(4.9)	(1.7)	2.3	21.8	22.0	(1)	3
Institutional(2)	13.1	8.9	(11.1)	(2.2)	1.9	12.8	15.0	(15)	(2)
Wholesale	4.7	2.2	(1.0)	1.2	0.8	6.7	5.7	18	43
Total FUM	39.0	14.3	(17.0)	(2.7)	5.0	41.3	42.7	(3)	6
Wrap	26.6	16.7	(8.7)	8.0	3.7	38.3	31.8	20	44
Corporate Super	5.2	1.5	(1.0)	0.5	0.4	6.1	5.7	7	17
Other(3)	8.6	0.1	(0.1)	0.0	(6.8)	1.8	10.3	(83)	(79)
Total FUA	40.4	18.3	(9.8)	8.5	(2.7)	46.2	47.8	(3)	14
Margin Lending(4)	3.7	1.3	0.0	1.3	0.0	5.0	4.2	19	35
Total FUM/FUA/LUM(5), (6)	83.1	33.9	(26.8)	7.1	2.3	92.5	94.7	(2)	11

(1)       Retail includes Annuities, Retail Investment, Retirement Products and Retail Superannuation.

(2)       Institutional redemptions includes the exit of the $3.6 billion Blackrock mandate.

(3)       Other includes Capital and Reserves, and Governance Advisory Services (GAS).

(4)       Margin lending sales represents Net Flows.

(5)       Does not eliminate interfunding.

(6)       Loans under management (LUM).

Market share and share of new business in key Australia wealth products are displayed below.

Current Australian Market Share (Jul 2006 – Jun 2007)

			Share of New Business (2)
Product(1)	Market Share (%)	Rank	Market Share (%)	Rank
Funds Management	4	8	n/a	n/a
Platforms (includes Wrap)	13	2	24	1
Corporate Super	7	5	6	6
Margin Lending	14	3	13	3
Broking	n/a	n/a	10	3
Retail	12	4	16	2
Wholesale	3	13	4	8

Investment performance and ranking of flagship funds are displayed below.

	Performance and Quartile Ranking(3)
	1 Year		2 Year		3 Year
September 2007	% p.a.	Quartile	% p.a.	Quartile	% p.a.	Quartile
Core Australian Share Fund	32	3	25	2	29	2
Imputation Fund	35	2	29	1	32	1
Smaller Companies Fund	38	3	29	2	33	2
Balanced	14	4	15	2	17	2
Property	22	1	23	2	21	3
Domestic Fixed Interest	3	4	4	4	5	4
Intl Equities	(4)	4	7	4	10	4

(1)       Source: Funds Management, Platforms, Retail and Wholesale is Morningstar June 2007; Corporate Super – Dexx&r June 2007; Margin Lending – RBA quarterly market share data June 2007; Broking – IRESS September 2007. Ranking data for margin lending is based on an internally generated estimate.

(2)       Share of new business on an annual basis based on flows to the end of June 2007.

(3)       Source: Intech, as at 30 September 2007.

4.5.2       Insurance Business

The Insurance business result includes the Life Insurance and General Insurance businesses.

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
$m	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Net interest income	2	8	(75)	10	15	(33)
Non-interest income	177	162	9	339	272	25
Gross operating income	179	170	5	349	287	22
Commission expense	(40)	(35)	(14)	(75)	(58)	(29)
Net operating income	139	135	3	274	229	20
Operating expenses	(39)	(37)	(5)	(76)	(65)	(17)
Operating profit before tax	100	98	2	198	164	21
Tax and minority interests	(30)	(29)	(3)	(59)	(49)	(20)
Net profit after tax/cash earnings	70	69	1	139	115	21
Expense to income ratio	28.1%	27.4%	(70bps )	27.7%	28.4%	70bps

Cash earnings			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
$m	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Life Insurance	33	33	—	66	50	32
General Insurance	37	36	3	73	65	12
Total	70	69	1	139	115	21

Full Year 2007 – Full Year 2006

Features:

•                  Net operating income growth of 20% driving cash earnings growth of 21%

•                  Sales growth of 58% across life insurance products

•                  Life insurance in-force premium growth of 14%

•                  Growth in insurance claims of $22 million including the June storms

•                  Investment in product development and compliance initiatives

Cash earnings increased 21% to $139 million driven by 32% growth in life insurance cash earnings to $66 million and 12% growth in general insurance cash earnings to $73 million.

Net operating income increased by 20% to $274 million due to:

•                  Growth in life insurance net operating income of 23% to $144 million driven by growth in sales of 58% and in-force premiums of 14%. This was partially offset by a $14 million (24%) increase in claims; and

•                  Growth in general insurance net operating income of 16% to $130 million driven by increased premium income. This was partially offset by storm claims of $8 million in June 2007.

Insurance expenses grew by 17% due to increased investment in product development and compliance costs. Total investment spend increased $5 million (including $2 million in compliance), directed at:

•                  Diversifying the distribution channels for our life insurance business; and

•                  Enhancing the technology platform and simplifying products and processes.

Second Half 2007 – First Half 2007

Features:

•                  Cash earnings growth impacted by $18 million increase in insurance claims including the June storms

•                  Life insurance sales growth of 35%

•                  Life insurance in-force premium growth of 8%

Cash earnings for the second half of the year increased 1% on the first half after a claims increase of $18 million due to the June storms and increased life claims.

Life insurance cash earnings growth was flat due to a $10 million (32%) increase in claims in the second half of which $6 million relates to unexpectedly high claims compared to prior years.

General insurance cash earnings increased 3% with growth in underlying net operating income impacted by storm claims of $8 million in the second half.

Insurance expenses grew by 5% due to investment in product development and compliance initiatives.

Premiums for risk businesses

	In-force					In-force	In-force	% Mov’t	% Mov’t
	Sept			Net	Other	Sept	March	Mar 07-	Sept 06-
$m	2006	Sales	Lapses	Inflows	mov’t	2007	2007	Sept 07	Sept 07
Life Insurance in-force premiums ($m)	253	65	(40)	25	10	288	266	8	(14)

			Mov’t			Mov’t
Ratios for Insurance Business	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
(%)	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Life Insurance (loss ratio)(1)	35	30	(500bps)	33	31	(200bps)
General Insurance (combined ratio)(2)	61	58	(300bps)	60	61	100bps

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
$m	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
General Insurance Premium Income	142	135	5	277	255	9

Current Australian Market Share
Product(3)	Market Share (%)	Rank
Life Insurance - inflows	6	8
Life Insurance - new business	6	7

(1)       Life Insurance loss ratio is claims (including change of reserves) plus net cost of reinsurance over gross reinsurance premium income.

(2)       General Insurance combined ratio is operating expenses plus claims costs over premium revenue.

(3)       Source: Life Insurance – Plan for Life data June 2007.

4.5.3       Wealth Management Income Reconciliation

Non-interest income for BTFG Australia can be reconciled to the total wealth management and insurance income as disclosed in Section 5, Note 5, Non-Interest Income as follows:

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
$m	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Non-interest income BTFG Australia	590	545	8	1,135	964	18
Policyholder tax recoveries	26	66	(61)	92	61	51
Treasury shares adjustment	(16)	(16)	––	(32)	(12)	(167)
Net commission, premium and fee income	(10)	(7)	(43)	(17)	4	large
New Zealand wealth management & insurance	36	33	9	69	61	13
Other	4	8	(50)	12	6	100
Total wealth management & insurance income	630	629	––	1,259	1,084	16

4.6          NEW ZEALAND

New Zealand operations provide banking and wealth management products and services to New Zealand consumer and business customers. The New Zealand wealth business includes Westpac Life New Zealand and BT New Zealand. The results do not include the earnings of our New Zealand Institutional Bank. All figures are in New Zealand dollars (NZ$).

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
NZ$m	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Net interest income	530	494	7	1,024	945	8
Non-interest income	209	214	(2)	423	418	1
Net operating income	739	708	4	1,447	1,363	6
Operating expenses	(341)	(341)	––	(682)	(658)	(4)
Core earnings	398	367	8	765	705	9
Impairment charges	(39)	(42)	7	(81)	(31)	(161)
Operating profit before tax	359	325	10	684	674	1
Tax and minority interests	(115)	(104)	(11)	(219)	(216)	(1)
Net profit after tax/cash earnings	244	221	10	465	458	2
Economic profit	128	107	20	235	258	(9)
Expense to income ratio (%)	46.1%	48.2%	210bps	47.1%	48.3%	120bps

	$bn	$bn		$bn	$bn
Deposits	25.0	23.1	8	25.0	21.8	15
Net loans	42.7	40.1	6	42.7	36.6	17
Total assets	43.9	41.4	6	43.9	38.7	13
Funds under management	1.9	1.9	––	1.9	1.9	––

Financial Performance (NZ$)

Full Year 2007 – Full Year 2006

Features:

•                  Core earnings growth up 9%, driven by operating income growth of 6%

•                  Cash earnings growth up 2%, with higher core earnings offset by higher impairment charges

•                  Increase in consumer market share

New Zealand delivered cash earnings of $465 million, up 2% on the year ended 30 September 2006. Operating income growth of 6% was driven by volume growth partially offset by declines in margin.

Net interest income increased by 8% due to:

•                  Consumer lending growth of 18% (1.3 system multiple) driven by 19% growth in mortgage lending with good progress in the higher growth Auckland market and improved customer retention and 12% increase in unsecured lending. Mortgage spreads declined 12 basis points due to a continuation in the customer shift towards fixed rate loans.

•                  Business lending volumes were up 13%, with competitive pressures driving an 8 basis point decline in spreads.

•                  Deposit volumes increased by 15% (1.2 system multiple) supported by the launch of the Online Bonus Saver product. Re-pricing initiatives were offset by growth in high interest online saver and term deposit accounts which continued to outpace traditional transactional products. As a result, total deposit spreads declined by 5 basis points during the year.

Fee re-positioning in early 2007 supported a $140 million increase in consumer transaction account balances which also contributed to the growth in net interest income. However, the run-rate effect of these fee initiatives impacted non-interest income growth which was 1% on the prior year.

Expense growth was up 4% as personnel cost increases were offset by productivity initiatives and lower technology costs. The expense to income ratio improved 120 basis points to 47% over the year.

Impairment charges were up $50 million on the year ended 30 September 2006, primarily driven by:

•                  Collectively assessed provisions up $28 million due to business banking customer re-grades to reflect changing economic conditions ($24 million) and balance sheet growth ($4 million);

•                  Individually assessed provisions were $12 million higher; and

•                  Write-offs in personal loans and mortgages increased $12 million.

Delinquency rates for housing and unsecured consumer loans greater than 90 days in arrears increased during the year ended 30 September 2007. The increases in greater than 90 days delinquency rates reflect a return to longer term norms in both portfolios from historically low levels.

Second Half 2007 – First Half 2007

Features:

•                  Cash earnings up 10%, with core earnings supported by lower impairment charges

•                  Core earnings growth up 8% driven by operating income growth of 4% and flat operating expenses

New Zealand cash earnings were up 10% for the six months ended 30 September 2007 to $244 million.

Operating income growth of 4% was supported by net interest income growth of 7% with non-interest income declining 2% compared to the six months to 31 March 2007.

Net interest income grew 7% to $530 million due to:

•                  Deposits growth of 8% supported by term deposit volume growth. Spreads improved by 5 basis points with margin management activities partially offset by the mix impact of faster growth in online saver and term deposits; and

•                  Mortgages and unsecured personal lending grew 6%, offset by 7 basis points in spread compression due to changes in portfolio mix to lower spread housing loans.

Non-interest income declined by $5 million or 2% compared to the six months ended 31 March 2007. The impacts of fee re-positioning earlier in the year had a full period impact and proceeds from the sale of MasterCard Inc. were not repeated.

Expenses were flat compared to the previous six months, driven by tight cost control, including outsourced savings and lower FTE numbers, and run-rate benefits of productivity initiatives implemented during the year.

Impairment charges improved by $3 million compared to the six months ending 31 March 2007. Significant factors included:

•                  $10 million improvement in collectively assessed provisions across mass consumer lending products driven by improved early cycle delinquency performance following an increase in provisioning in the first half;

•                  $9 million increase in individually assessed provisions; and

•                  $2 million increase due to business lending growth.

Increased impaired asset levels largely reflected a change in the rating of a large, well secured exposure.

4.6.1       New Zealand Key Metrics

Lending Growth (%)(1)	2H07	1H07	2H06	1H06
Mortgages	13	23	15	13
Unsecured personal lending	7	16	11	6
Consumer lending	13	23	14	13
Business lending	13	11	11	9
Total lending	13	19	12	13

Deposit Growth (%)(1)	2H07	1H07	2H06	1H06
Consumer deposits	12	10	9	7
Business deposits(2)	28	17	10	15
Total deposits	17	12	10	9

Market Share Metrics	2H07	1H07	2H06	1H06
Consumer lending:
Market share(3)	19%	19%	18%	18%
System multiple(3),(4)	1.1	1.5	1.2	0.9
Deposits:
Market share(2),(5)	21%	20%	21%	21%
System multiple(2),(5),(6)	1.5	1.0	0.8	1.0

Product Spreads (%)	2H07	1H07	2H06	1H06
Consumer lending spread	1.11	1.18	1.33	1.34
Business lending spread	1.50	1.53	1.62	1.60
Total lending spreads	1.28	1.34	1.47	1.47
Deposits spreads(2)	1.85	1.80	1.81	1.94

Credit Quality (%)	2H07	1H07	2H06	1H06
% of Portfolio > 90 Days
Housing delinquency	0.20	0.20	0.13	0.15
Unsecured consumer delinquency	0.84	0.75	0.62	0.77

Impaired Assets
Impaired Assets/Total TCE	0.25	0.16	0.16	0.15

Customer Satisfaction	2H07	1H07	2H06	1H06
Consumer satisfaction(7)	59%	57%	58%	59%
Consumer satisfaction - position in market(7)	5	5	5	4
Business satisfaction(8)	56%	57%	61%	57%
Business satisfaction - position in market(8)	5	4	4	4

(1)       Annualised.

(2)       Business deposits include the transfer of NZ$0.5 billion of money market deposits from Treasury in April 2007. This is reflected in deposit growth, market share and product spreads key metrics.

(3)       Source: RBNZ data. Second half 2007 is a six month average to September 2007.

(4)       System multiple calculated as a six month rolling average. Second half 2007 reflects the six months to September 2007.

(5)       Source: RBNZ data. Second half 2007 is a six month average to August 2007.

(6)       System multiple calculated as a six month rolling average. Second half 2007 reflects the six months to August 2007.

(7)       Source: ACNielsen. 12 month rolling average. Second half 2007 is result to September 2007.

(8)       Source: TNS. 12 month rolling average. Second half 2007 is result to September 2007.

4.7          PACIFIC BANKING

Pacific Banking provides banking services for retail and business customers throughout the South Pacific Island Nations. Branches, ATM’s, telephone banking and Internet banking channels are used to deliver our core business activities in Fiji, Papua New Guinea (PNG), Vanuatu, Cook Islands, Tonga, Solomon Islands and Samoa. Pacific Banking’s financial products include home, personal and business lending and savings and investment accounts.

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
$m	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Net interest income	51	48	6	99	91	9
Non-interest income	51	44	16	95	85	12
Net operating income	102	92	11	194	176	10
Operating expenses	(32)	(30)	(7)	(62)	(55)	(13)
Core earnings	70	62	13	132	121	9
Impairment charges	2	(13)	115	(11)	(7)	(57)
Operating profit before tax	72	49	47	121	114	6
Tax and minority interests	(26)	(15)	(73)	(41)	(38)	(8)
Net profit after tax/cash earnings	46	34	35	80	76	5

Economic profit	40	29	38	69	62	11
Expense to income ratio (%)	31.4%	32.6%	120bps	32.0%	31.3%	(70bps )

	$bn	$bn		$bn	$bn
Deposits	1.6	1.5	6	1.6	1.4	12
Total assets	1.8	1.7	6	1.8	1.6	13

Financial Performance

Full Year 2007 – Full Year 2006

Features:

•                  Cash earnings up 5% with core earnings up 9%

•                  Impairment charges up 57% due to instability in the region

Cash earnings for Pacific Banking increased 5% due to income growth of 10% which was driven by 18% growth in foreign exchange earnings and asset growth of 13%, despite lending restrictions in Fiji and periods of tightened liquidity throughout the region.

Expenses were up 13%, following the commencement of a longer term investment program in risk and sales management capability and a refresh of technology and telecommunications infrastructure. As a result of these investments, the expense to income ratio increased 70 basis points to 32%.

Impairment charges increased by $4 million due to the economic and political instability experienced in the Pacific region during the first quarter, although no significant write-offs have been incurred to date.

Second Half 2007 – First Half 2007

Features:

•                  Cash earnings up due to increased revenue and lower impairment provisioning

Cash earnings were up 35% to $46 million for the six months ended 30 September 2007. This was driven by an 11% increase in revenue and a reduced level of impairment provisioning that reflected an improvement in the business environment following the first half instability in the region.

4.8          GROUP BUSINESS UNIT

This segment comprises:

•             Group items, including earnings on surplus capital, accounting entries for certain intra-group transactions that facilitate the presentation of the performance of our operating segments, (such as hedge results associated with hedging our New Zealand earnings), earnings from property sales and certain other head office items such as centrally raised provisions, reversals of tax equivalent gross ups on tax effective transactions within the Institutional Bank; and

•             Treasury, which is primarily focused on the management of the Group’s interest rate risk and funding requirements by managing the mismatch between Group assets and liabilities. Treasury’s earnings are primarily impacted by the hedging decisions taken on behalf of the Group to manage net interest income outcomes and assist net interest income growth.

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
$m	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Net interest income	47	95	(51)	142	69	106
Non-interest income	48	(43)	large	5	31	(84)
Net operating income	95	52	83	147	100	47
Operating expenses	22	7	large	29	11	164
Core earnings	117	59	98	176	111	59
Impairment charges	(23)	(5)	large	(28)	(11)	(155)
Operating profit before tax	94	54	74	148	100	48
Tax and minority interests	(60)	(25)	(140)	(85)	(45)	(89)
Cash Earnings	34	29	17	63	55	15

Treasury			% Mov’t			% Mov’t
	Half Year	Half Year	Sept 06-	Full Year	Full Year	Mar 06-
$m	Sept 07	March 07	Mar 07	Sept 07	Sept 06	Mar 07
Net interest income	96	123	(22)	219	142	54
Non-interest income	7	—	large	7	48	(85)
Cash Earnings	61	74	(18)	135	112	21

Full Year 2007 – Full Year 2006

Features:

•             Cash earnings up due to higher Treasury earnings

Cash earnings were up $8 million compared to the year ended 30 September 2006. This was driven by higher Treasury earnings. The net impact of realising R&D rebates, an earn-out on the sale of the sub-custody business, losses on the hedging of NZD earnings(1), reassessment of group tax provisions and additional collective provisions given current market dislocations impacted individual line items but not overall cash earnings.

Treasury earnings were up $23 million, largely due to positioning in the short term interest rate market, where greater opportunity existed in the first half of 2007. This growth was somewhat impacted by increased funding costs in the latter part of 2007. Treasury non-interest income was down $41 million due to reduced foreign exchange income.

(1)  The year ended 30 September 2006, earnings on our New Zealand business were translated into AUD at the hedge rate for the period. Differences between the hedge rate and the average exchange rate for the period were included in the Group Business Unit on a line by line basis, along with gains/losses on the hedge. Following a change in our approach to hedging NZD earnings, our New Zealand business is now translated into AUD at the average exchange rate for the year ended 30 September 2007, six months ended 30 September 2007 and six months ended 30 March 2007. Gains/losses on the hedge continue to be captured in the Group Business Unit. Comparatives for the year ended 30 September 2006 have not been restated.

Total hedge ineffectiveness for the Group for the year ended 30 September 2007 was $12 million comprising of $14 million in net interest income and a loss of $2 million in non-interest income. This was an increase of $7 million compared to the prior year. The majority of hedge ineffectiveness was generated by Treasury operations.

Second Half 2007 – First Half 2007

Features:

•             Lower earnings from Treasury, higher tax and impairment provisioning offset by R&D rebates

Cash earnings were up $5 million compared to the period ended 31 March 2007. Reduced earnings in our Treasury operations, additional tax provisioning raised in the second half, the write-off of New Zealand deferred tax asset and an increase in the level of impairment provisioning was offset by the recognition of R&D rebates in the second half.

Treasury earnings were down $13 million compared to the six months ended 31 March 2007, with the result being impacted by increased wholesale funding costs given the tight market conditions.

Total gains of $3 million on hedge ineffectiveness for the Group in the second half comprised $7 million in net interest income offset by a loss of $4 million in non-interest income. This was a decrease of $6 million compared to the six months ended 31 March 2007. The majority of hedge ineffectiveness was generated by Treasury operations.

5. 2007 FINANCIAL INFORMATION	Year End Profit Announcement 2007

Notes to the statements shown in sections 5.1, 5.2, 5.3, and 5.4 as required by Appendix 4E are referenced in the margin of the relevant tables

5.1          CONSOLIDATED INCOME STATEMENT

				% Mov’t			% Mov’t
		Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
$m	Note	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Interest income	4	11,646	10,429	12	22,075	18,091	22
Interest expense	4	(8,422)	(7,340)	(15)	(15,762)	(12,449)	(27)
Net interest income		3,224	3,089	4	6,313	5,642	12
Non-interest income	5	2,040	1,820	12	3,860	3,575	8
Net operating income		5,264	4,909	7	10,173	9,217	10
Operating expenses	6	(2,314)	(2,229)	(4)	(4,543)	(4,295)	(6)
Impairment charges	12	(250)	(232)	(8)	(482)	(375)	(29)
Profit before income tax		2,700	2,448	10	5,148	4,547	13
Income tax expense	8	(857)	(773)	(11)	(1,630)	(1,422)	(15)
Net profit for the period		1,843	1,675	10	3,518	3,125	13
Net profit attributable to minority interests		(33)	(34)	3	(67)	(54)	(24)
Net profit attributable to equity holders of WBC		1,810	1,641	10	3,451	3,071	(12)

5.2          CONSOLIDATED BALANCE SHEET

					% Mov’t	% Mov’t
As at		30 Sept	March	30 Sept	Mar 07-	Sept 06-
$m	Note	2007	2007	2006	Sept 07	Sept 07
Assets
Cash and balances with central banks		2,243	3,548	3,132	(37)	(28)
Due from other financial institutions		28,379	11,903	12,211	138	132
Derivative financial instruments	20	24,308	14,355	10,311	69	136
Trading Securities		20,815	17,476	13,560	19	54
Other financial assets designated at fair value		1,179	3,317	3,282	(64)	(64)
Available-for-sale securities		2,511	1,009	969	149	159
Loans	11	272,545	253,238	234,484	8	16
Life insurance assets		15,456	15,390	14,281	—	8
Regulatory deposits with central banks overseas		753	332	465	127	62
Goodwill and other intangible assets(1)		2,989	2,965	2,952	1	1
Property, plant and equipment		489	474	466	3	5
Net deferred tax assets		516	723	653	(29)	(21)
Other assets		2,638	3,470	2,812	(24)	(6)
Total assets		374,821	328,200	299,578	14	25

Liabilities
Due to other financial institutions		9,133	14,710	12,051	(38)	(24)
Deposits at fair value	18	48,603	36,066	33,286	35	46
Deposits at amortised cost	18	150,619	141,649	134,455	6	12
Derivative financial instruments	20	25,192	14,880	9,342	69	170
Other trading liabilities and other financial liabilities at fair value		8,223	3,784	2,893	117	184
Debt issues		87,126	73,122	66,080	19	32
Current tax liabilities		233	304	301	(23)	(23)
Life insurance liabilities		14,392	14,290	13,476	1	7
Provisions		980	766	868	28	13
Other liabilities		4,785	4,716	4,771	1	—
Total liabilities excluding loan capital		349,286	304,287	277,523	15	26

Loan capital
Subordinated bonds, notes and debentures		6,042	5,323	4,107	14	47
Subordinated perpetual notes		429	483	521	(11)	(18)
Trust preferrred securities 2004 (TPS 2004)		567	618	665	(8)	(15)
Fixed interest resettable trust securities (FIRsTS)		666	665	664	—	—
Total loan capital		7,704	7,089	5,957	9	29
Total liabilities		356,990	311,376	283,480	15	26

Net assets		17,831	16,824	16,098	6	11

Shareholders’ equity
Share capital:
Ordinary share capital		6,125	5,758	5,519	6	11
Treasury and RSP shares		(114)	(103)	(51)	(11)	(124)
Reserves		192	188	186	2	3
Retained profits		9,716	9,070	8,532	7	14
Total equity attributable to equity holders of WBC		15,919	14,913	14,186	7	12

Minority Interests
Trust preferrred securities 2003 (TPS 2003)		1,137	1,137	1,137	—	—
Trust preferrred securities 2006 (TPS 2006)		755	751	751	1	1
Other		20	23	24	(13)	(17)
Total minority interests		1,912	1,911	1,912	—	—
Total shareholders equity and minority interests		17,831	16,824	16,098	6	11

(1)       Goodwill and other intangible assets include $527 million in capitalised software costs ($485 million at 31 March 2007 and $480 million at 30 September 2006) with an average amortisation period of approximately three years.

5.3          CONSOLIDATED CASH FLOW STATEMENT

				% Mov’t			% Mov’t
		Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
$m	Note	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Cash flows from operating activities
Interest received		11,576	10,286	13	21,862	17,944	22
Interest paid		(8,202)	(7,291)	(12)	(15,493)	(12,412)	(25)
Dividends received excluding life business		7	7	—	14	9	56
Other non-interest income received		1,313	1,426	(8)	2,739	2,587	6
Operating expenses paid		(1,690)	(1,838)	8	(3,528)	(3,364)	(5)
Net (increase)/decrease in trading and fair value assets		(1,544)	(4,191)	63	(5,735)	(3,268)	(75)
Net increase/(decrease) in trading and fair value liabilities		4,276	1,286	large	5,562	(360)	large
Net (increase)/decrease in derivative financial		(3,370)	(2,221)	(52)	(5,591)	(2,488)	(125)
Income tax paid excluding life business		(601)	(884)	32	(1,485)	(1,328)	(12)
Life business:
Receipts from policyholders and customers		1,655	1,581	5	3,236	2,754	18
Interest and other items of similar nature		11	28	(61)	39	55	(29)
Dividends received		865	239	large	1,104	980	13
Payments to policyholders and suppliers		(2,212)	(1,702)	(30)	(3,914)	(3,371)	(16)
Income tax paid		(33)	(52)	37	(85)	(69)	(23)
Net cash used in operating activities	21	2,051	(3,326)	162	(1,275)	(2,331)	45
Cash flows from investing activities
Proceeds from available-for-sale securities		1,352	1,079	25	2,431	860	183
Purchase of available-for-sale securities		(2,853)	(1,156)	(147)	(4,009)	(1,198)	large
Net (increase)/decrease in:
Due from other financial institutions		(16,776)	173	large	(16,603)	2,142	large
Loans		(21,459)	(18,889)	(14)	(40,348)	(29,422)	(37)
Life insurance assets		33	(294)	111	(261)	107	large
Regulatory deposits with central banks overseas		(468)	110	large	(358)	(117)	large
Other assets		233	(761)	131	(528)	(315)	(68)
Purchase of intangible assets		(154)	(97)	(59)	(251)	(220)	(14)
Purchase of property, plant and equipment		(73)	(74)	1	(147)	(225)	35
Proceeds from disposal of property, plant and equipment		6	—	—	6	23	(74)
Controlled entities and businesses disposed, net of cash held	21	—	—	—	—	120	(100)
Net cash used in investing activities		(40,159)	(19,909)	(102)	(60,068)	(28,245)	(113)
Cash flows from financing activities
Issue of loan capital		851	1,372	(38)	2,223	704	large
Redemption of loan capital		—	—	—	—	(420)	100
Proceeds from exercise of employee options		12	25	(52)	37	67	(45)
Purchase of share on exercise of employee options		(26)	(47)	45	(73)	(34)	(115)
Proceeds from TPS 2006 (net of issue costs $12m)		—	—	—	—	751	(100)
Buy-back of ordinary shares		—	—	—	—	(1,003)	100
Net increase/(decrease) in:
Due to other financial institutions		(5,417)	2,924	large	(2,493)	1,315	large
Deposits		23,675	10,667	122	34,342	17,547	96
Debt issues		18,879	10,064	88	28,943	13,835	109
Other liabilities		(240)	(433)	45	(673)	(249)	(170)
Purchase of treasury shares		(21)	(70)	70	(91)	(17)	large
Sale of treasury shares		10	18	(44)	28	27	4
Payment of dividends		(784)	(846)	7	(1,630)	(1,628)	—
Payment of dividends to minority interests		(32)	(35)	9	(67)	(54)	(24)
Net cash provided by financing activities		36,907	23,639	56	60,546	30,841	96
Net increase in cash and cash equivalents		(1,201)	404	large	(797)	265	large
Effect of exchange rate changes on cash and cash equivalents		(104)	12	large	(92)	14	large
Cash and cash equivalents at beginning of the year		3,548	3,132	13	3,132	2,853	10
Cash and cash equivalents at year end		2,243	3,548	(37)	2,243	3,132	(28)

5.4          CONSOLIDATED STATEMENT OF RECOGNISED INCOME AND EXPENSE

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
$m	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Gains/(losses) on available-for-sale securities:
Recognised in equity	(3)	(3)	—	(6)	57	(111)
Transferred to the income statement	(1)	(19)	95	(20)	(35)	43
Gains/(losses) on cash flow hedging instruments:
Recognised in equity	52	72	(28)	124	(42)	large
Transferred to the income statement	8	4	100	12	(36)	133
Exchange differences on translation of foreign operations	(74)	(105)	30	(179)	26	large
Income tax on items taken directly to or transferred directly from equity:
Available-for-sale securities reserve	2	7	(71)	9	(7)	large
Cash flow hedging reserve	(14)	(23)	39	(37)	25	large
Foreign currency translation reserve	17	31	(45)	48	13	large
Net income recognised directly in equity	(13)	(36)	64	(49)	1	large
Profit for the period	1,843	1,675	10	3,518	3,125	13
Total net income recognised for the period	1,830	1,639	12	3,469	3,126	11
Attributable to:
Members of the parent	1,797	1,605	12	3,402	3,072	11
Minority interests	33	34	(3)	67	54	24
Total net income recognised for the period	1,830	1,639	12	3,469	3,126	11

5.5          NOTES TO 2007 FINANCIAL INFORMATION

Note 1.    Basis of preparation of financial information

(i) General

These financial statements for the year ended 30 September 2007 have been prepared in accordance with the requirements for an authorised deposit-taking institution under the Banking Act 1959 (as amended), A-IFRS, other authoritative pronouncements of the Australian Accounting Standards Board, Urgent Issues Group Interpretations and the Corporations Act.

The accounting policies have been consistently applied by the Group to all full year and half year information presented in these financial statements. Where necessary, comparative figures have been adjusted to conform with changes in presentation in the current year.

In accordance with ASIC Class Order 98/100, all amounts have been rounded to the nearest million dollars unless otherwise stated.

(ii) Adoption of new and revised Accounting Standards

As of 1 October 2006, Westpac adopted an amendment to AASB 139 Financial Instruments: Recognition and Measurement. As a result of this amendment cash flow hedging of intragroup revenue no longer qualifies for hedge accounting. This amendment has resulted in subsequent changes to the fair value of derivative instruments that hedge New Zealand dollar income being recognised in the income statement. Amounts deferred in the cash flow hedging reserve up to 30 September 2006 have been released to the income statement when the underlying hedged revenues were recognised in income. Westpac has applied the exemption available in AASB 139 and not restated the comparative reported information for the impact of this change in accounting policy. The effect of the change has resulted in an increase in other income and accordingly profit before income tax of $16 million, an increase in income tax expense of $5 million and an increase in net profit for the year of $11 million. This resulted in a corresponding decrease in the cash flow hedge reserve of $11 million.

Note 2.   Interest spread and margin analysis

	Half Year	Half Year	Full Year	Full Year
	Sept 07	March 07	Sept 07	Sept 06
Group
External interest earning assets ($m)	305,173	279,591	292,417	250,703
Net interest income ($m)	3,271	3,143	6,414	5,753
Interest spread (%)	1.80	1.90	1.85	1.92
Benefit of net non-interest bearing liabilities and equity (%)	0.34	0.35	0.34	0.37
Interest margin (%)	2.14	2.25	2.19	2.29

Analysis by business unit

External interest earning assets ($m)
Consumer Financial Services(1)	110,778	105,137	107,965	96,748
Business Financial Services(1)	70,917	65,157	68,045	58,949
Westpac Institutional Bank	56,656	51,640	54,155	43,782
New Zealand (AUD)	36,575	33,667	35,119	30,206
BT Financial Group	4,852	3,828	4,341	3,148
Pacific Banking	1,901	1,193	1,548	854
Group Business Unit	23,494	18,969	21,244	17,016
Group total	305,173	279,591	292,417	250,703
New Zealand (NZD)	41,393	38,261	39,831	34,402

Net interest income ($m) (excluding capital benefit)(2)
Consumer Financial Services	1,302	1,222	2,524	2,315
Business Financial Services	836	784	1,620	1,439
Westpac Institutional Bank	181	188	369	306
New Zealand (AUD)	397	369	766	746
BT Financial Group	(40)	(32)	(72)	(54)
Pacific Banking	48	45	93	82
Group Business Unit	547	567	1,114	919
Group total	3,271	3,143	6,414	5,753
Tax equivalent gross up(3)	(47)	(54)	(101)	(111)
Reported net interest income	3,224	3,089	6,313	5,642
New Zealand (NZD)	449	420	869	818

Interest margin (%)
Consumer Financial Services	2.34%	2.33%	2.34%	2.39%
Business Financial Services	2.35%	2.41%	2.38%	2.44%
Westpac Institutional Bank	0.64%	0.73%	0.68%	0.70%
New Zealand	2.16%	2.20%	2.18%	2.47%
BT Financial Group	(1.64)%	(1.68)%	(1.66)%	(1.70)%
Pacific Banking	5.04%	7.56%	6.01%	9.64%
Group Business Unit	4.64%	5.99%	5.24%	5.40%
New Zealand (NZD)	2.16%	2.20%	2.18%	2.38%

(1)  The external interest earning assets for BFS and CFS reflect the assets from which the business unit income is derived. The loans of BFS and CFS reported in Sections 3 and 4 reflect the products manufactured by those business units.

(2)  Capital benefit represents the notional revenue earned on capital allocated to business units under the Bank’s economic capital framework.

(3)  Westpac has entered into various tax effective financing transactions that derive income that is subject to a reduced rate of income tax. The impact of this is reflected in lower income tax expense and interest income. In order to provide improved comparability, this income is presented on a tax equivalent basis.

Note 3.   Average balance sheet and interest rates

	Full Year			Full Year
	30 September 2007			30 September 2006
	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Rate	Balance	Income	Rate
	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Due from other financial institutions	16,145	969	6.0%	13,824	785	5.7%
Trading securities	16,788	1,017	6.1%	14,026	847	6.0%
Available-for-sale securities	1,093	101	9.2%	819	51	6.2%
Other financial assets designated at fair value	2,464	149	6.0%	2,907	193	6.6%
Regulatory deposits	323	17	5.3%	331	16	4.8%
Loans and other receivables	255,604	19,870	7.8%	218,796	16,280	7.4%
Total interest earning assets and interest income(1)	292,417	22,123	7.6%	250,703	18,172	7.2%
Non-interest earning assets
Cash, due from other financial institutions and regulatory deposits	1,188			734
Life insurance assets	15,277			14,039
All other assets(2)	21,338			16,576
Total non-interest earning assets	37,803			31,349
Total assets	330,220			282,052

	Full Year			Full Year
	30 September 2007			30 September 2006
	Average	Interest	Average	Average	Interest	Average
	Balance	Expense	Rate	Balance	Expense	Rate
	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits	175,160	9,546	5.4%	152,924	7,569	4.9%
Due to other financial institutions	10,461	540	5.2%	10,065	532	5.3%
Loan capital	7,107	409	5.8%	6,232	347	5.6%
Other interest bearing liabilities(3)	82,227	5,214	6.3%	63,795	3,971	6.2%
Total interest bearing liabilities and interest expense(1)	274,955	15,709	5.7%	233,016	12,419	5.3%
Non-interest bearing liabilities
Deposits and due to other financial institutions	6,923			6,406
Life insurance policy liabilities	14,072			13,135
All other liabilities(4)	17,651			14,653
Total non-interest bearing liabilities	38,646			34,194
Total liabilities	313,601			267,210
Shareholders’ equity	14,708			13,369
Minority interests	1,911			1,473
Total equity	16,619			14,842
Total liabilities and equity	330,220			282,052

(1)  Total net interest income presented in the average balance sheet includes a tax equivalent gross up of $101 million for the year ended 30 September 2007 ($48 million benefit in interest income and $53 million benefit in interest expense). 30 September 2006 full year comparatives include a tax equivalent gross up of $111 million ($81 million benefit in interest income and $30 million benefit in interest expense).

(2)  Includes property, plant and equipment, goodwill and intangibles, derivative financial instruments, other assets and future income tax benefit.

(3)  Includes net impact of Treasury balance sheet management activities.

(4)  Includes provisions for current and deferred income tax and derivative financial instruments.

Note 3.   Average balance sheet and interest rates (continued)

	Half Year			Half Year
	30 September 2007			31 March 2007
	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Rate	Balance	Income	Rate
	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Due from other financial institutions	17,897	562	6.3%	14,383	407	5.7%
Trading securities	18,505	568	6.1%	15,062	449	6.0%
Available-for-sale securities	1,310	74	11.3%	875	27	6.2%
Other financial assets designated at fair value	2,255	63	5.6%	2,674	86	6.4%
Regulatory deposits	247	7	5.7%	399	10	5.3%
Loans and other receivables	264,959	10,386	7.8%	246,198	9,484	7.7%
Total interest earning assets and interest income(1)	305,173	11,660	7.6%	279,591	10,463	7.5%
Non-interest earning assets
Cash, due from other financial institutions and regulatory deposits	1,301			1,074
Life insurance assets	15,631			14,921
All other assets(2)	23,777			18,886
Total non-interest earning assets	40,709			34,881
Total assets	345,882			314,472

	Half Year			Half Year
	30 September 2007			31 March 2007
	Average	Interest	Average	Average	Interest	Average
	Balance	Expense	Rate	Balance	Expense	Rate
	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits	182,035	5,035	5.5%	168,247	4,511	5.4%
Due to other financial institutions	9,718	243	5.0%	11,208	297	5.3%
Loan capital	7,603	219	5.7%	6,608	190	5.8%
Other interest bearing liabilities(3)	88,309	2,892	6.5%	76,112	2,322	6.1%
Total interest bearing liabilities and interest expense(1)	287,665	8,389	5.8%	262,175	7,320	5.6%
Non-interest bearing liabilities
Deposits and due to other financial institutions	6,825			7,022
Life insurance policy liabilities	14,362			13,780
All other liabilities(4)	19,975			15,315
Total non-interest bearing liabilities	41,162			36,117
Total liabilities	328,827			298,292
Shareholders’ equity	15,142			14,271
Minority interests	1,913			1,909
Total equity	17,055			16,180
Total liabilities and equity	345,882			314,472

(1)  Total net interest income presented in the average balance sheet includes a tax equivalent gross up of $47 million for the six months ended 30 September 2007 ($14 million benefit in interest income and $33 million benefit in interest expense). 31 March 2007 half year comparatives include a tax equivalent gross up of $54 million for the six months to 31 March 2007 ($34 million benefit in interest income and $20 million benefit in interest expense).

(2)  Includes property, plant and equipment, goodwill and intangibles, derivative financial instruments, other assets and future income tax benefit.

(3)  Includes net impact of Treasury balance sheet management activities.

(4)  Includes provisions for current and deferred income tax and derivative financial instruments.

	Full Year 30 September 2007			Full Year 30 September 2006
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
	$m	$m	%	$m	$m	%
Loans and other receivables:
Australia	210,176	15,986	7.6%	181,690	13,186	7.3%
New Zealand	41,327	3,674	8.9%	34,468	2,930	8.5%
Other overseas	4,101	210	5.1%	2,638	164	6.2%

Deposits:
Australia	133,991	7,097	5.3%	119,064	5,666	4.8%
New Zealand	26,595	1,783	6.7%	23,797	1,475	6.2%
Other overseas	14,574	666	4.6%	10,063	428	4.3%

	Half Year			Half Year
	30 September 2007			31 March 2007
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
	$m	$m	%	$m	$m	%
Loans and other receivables:
Australia	217,546	8,330	7.6%	202,766	7,656	7.6%
New Zealand	42,695	1,933	9.0%	39,951	1,741	8.7%
Other overseas	4,718	123	5.2%	3,481	87	5.0%

Deposits:
Australia	138,757	3,729	5.4%	129,199	3,368	5.2%
New Zealand	27,436	952	6.9%	25,749	831	6.5%
Other overseas	15,842	354	4.5%	13,299	312	4.7%

Note 4.  Net interest income

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
$m	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Interest income
Loans	10,194	9,289	10	19,483	15,895	23
Due from other financial institutions	562	407	38	969	785	23
Available-for-sale securities	74	27	174	101	51	98
Regulatory deposits with central banks overseas	7	10	(30)	17	16	6
Trading securities	561	442	27	1,003	845	19
Net gain/(loss) on ineffective hedges	7	7	—	14	2	large
Other financial assets designated at fair value	51	68	(25)	119	152	(22)
Other	190	179	6	369	345	7
Total interest income	11,646	10,429	12	22,075	18,091	22

Interest expense
Current and term deposits	(3,711)	(3,335)	(11)	(7,046)	(5,629)	(25)
Due to other financial institutions	(276)	(317)	13	(593)	(562)	(6)
Debt issues	(1,789)	(1,651)	(8)	(3,440)	(2,563)	(34)
Loan capital	(219)	(190)	(15)	(409)	(347)	(18)
Trading liabilities	(639)	(325)	(97)	(964)	(822)	(17)
Deposits at fair value	(1,324)	(1,176)	(13)	(2,500)	(1,940)	(29)
Other	(464)	(346)	(34)	(810)	(586)	(38)
Total interest expense	(8,422)	(7,340)	(15)	(15,762)	(12,449)	(27)
Net interest income	3,224	3,089	4	6,313	5,642	(12)

Note 5.  Non-interest income

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
$m	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Fees and commissions
Banking and credit related fees	259	260	—	519	497	4
Transaction fees and commissions received	569	580	(2)	1,149	1,087	6
Service and management fees	28	17	65	45	37	22
Other non-risk fee income	71	48	48	119	145	(18)
	927	905	2	1,832	1,766	4
Wealth management and insurance income(1)
Life insurance and funds management net operating income	575	571	1	1,146	980	17
General insurance commissions and premiums (net of claims paid)	55	58	(5)	113	104	9
	630	629	—	1,259	1,084	16
Trading income(2)
Foreign exchange	250	159	57	409	279	47
Other trading securities	150	101	49	251	246	2
	400	260	54	660	525	26
Other income
Dividends received	7	7	—	14	9	56
Rental income	1	1	—	2	3	(33)
Net gain/(loss) on ineffective hedges	(4)	2	large	(2)	3	(167)
Hedging of overseas operations	2	(29)	107	(27)	(34)	21
Gain on disposal of assets	—	22	(100)	22	44	(50)
Net gain/(loss) on financial assets at fair value	(2)	5	(140)	3	74	(96)
Other	79	18	large	97	101	(4)
	83	26	large	109	200	(46)
Non-interest income	2,040	1,820	12	3,860	3,575	8

(1)       Wealth management and insurance income includes policyholder tax recoveries. A reconciliation between wealth management and insurance income in Note 5 and non-interest income for BTFG Australia is provided in Section 4.5.3.

(2)       Trading income includes earnings from our Markets and Pacific Banking businesses as well as our Treasury operations in Australia and New Zealand.

Note 6.  Expense analysis

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
$m	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Salaries and other staff expenses
Salaries and wages	1,058	972	9	2,030	1,820	12
Other staff expenses	264	244	8	508	477	6
Restructuring costs	12	7	71	19	27	(30)
Total salaries and other staff expenses	1,334	1,223	9	2,557	2,324	10

Equipment and occupancy expenses
Operating lease rentals	128	134	(4)	262	240	9
Depreciation, amortisation and impairment:
Premises	1	1	—	2	2	—
Leasehold improvements	18	14	29	32	23	39
Furniture and equipment	21	17	24	38	38	—
Technology	30	29	3	59	50	18
Software	95	92	3	187	175	7
Equipment repairs and maintenance	20	18	11	38	36	6
Electricity, water and rates	5	4	25	9	9	—
Land tax	1	(1)	200	—	2	(100)
Other	—	1	(100)	1	39	(97)
Total equipment and occupancy expenses	319	309	3	628	614	2

Other expenses
Amortisation of deferred expenditure	1	2	(50)	3	4	(25)
Non-lending losses	22	26	(15)	48	54	(11)
Purchased services:
Technology and information services	70	74	(5)	144	139	4
Legal	7	18	(61)	25	24	4
Other professional services	132	139	(5)	271	275	(1)
Stationery	27	27	—	54	53	2
Postage and freight	47	49	(4)	96	99	(3)
Outsourcing costs	228	239	(5)	467	477	(2)
Insurance	4	6	(33)	10	13	(23)
Advertising	45	45	—	90	75	20
Transaction taxes	(1)	3	(133)	2	4	(50)
Training	12	7	71	19	20	(5)
Travel	33	27	22	60	55	9
Other expenses	34	35	(3)	69	65	6
Total other expenses	661	697	(5)	1,358	1,357	—
Total	2,314	2,229	4	4,543	4,295	6

Note 7.  Deferred expenses and capitalised software

				% Mov’t	% Mov’t
	30 Sept	31 March	30 Sept	Mar 07-	Sept 06-
$m	2007	2007	2006	Sept 07	Sept 07
Capitalised software	527	485	480	9	10
Deferred acquisition costs	136	126	120	8	13
Other	36	32	29	13	24

Note 8. Income tax

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 07-	Year	Year	Sept 06-
$m	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
The income tax expense for the year is reconciled to the profit per the income statement as follows:
Profit before income tax expense	2,700	2,448	10	5,148	4,547	13
Prima facie income tax based on the Australian
company tax rate of 30% (2006: 30%)	810	734	10	1,544	1,364	13
The effect of amounts which are not deductible (assessable) in calculating taxable income
Change in tax rate(1)	5	—	—	5	—	—
Rebateable and exempt dividends	(4)	(39)	90	(43)	(49)	12
Tax losses and temporary differences not previously recognised now brought to account	2	1	100	3	24	(88)
Life insurance:
Tax adjustment on policyholders’ earnings(2)	18	46	(61)	64	43	49
Adjustment for life business tax rates	(5)	—	—	(5)	(3)	(67)
Other non-assessable items	(20)	(10)	(100)	(30)	(138)	78
Other non-deductible items	38	56	(32)	94	120	(22)
Adjustment for overseas tax rates	7	14	(50)	21	21	—
Income tax (over)/under provided in prior years	1	(12)	108	(11)	36	(131)
Other items	5	(17)	129	(12)	4	large
Total income tax expense in the income statement	857	773	11	1,630	1,422	15
Average effective income tax rate (%)	31.7	31.6	(10bps)	31.7	31.3	(40bps)
Tax equivalent gross up(3)	47	54	(13)	101	111	(9)
Effective tax rate (%) (excluding life company)	31.0	28.9	(210bps)	30.0	30.0	—
Effective tax rate (%) (including gross up)	32.9	33.0	10bps	33.0	32.9	(10bps)
Effective tax rate (%) (including gross up and excluding life company accounting)	32.1	30.4	(170bps)	31.2	31.7	50bps

(1)       The company tax rate in New Zealand is reducing from 33% to 30% effective for the Group from 1 October 2008, and the company tax rate in the United Kingdom is reducing from 30% to 28% effective for the Group during 2008. These revised income tax rates have not impacted the current tax liability balance for the current reporting period, but will do so in future periods. However, the impact of the change in the income tax rates has been taken into account in the measurement of deferred taxes at the end of the reporting period.

(2)       In accordance with the requirements of Australian Accounting Standard AASB 1038 Life Insurance Contracts, our tax expense for the year ended 30 September 2007 includes a $92 million tax charge on policyholders’ investment earnings ($26 million in the six months to 30 September 2007, $66 million in the six months to 31 March 2007 and $61 million in the year ended 30 September 2006) of which $28 million is in the prima facie tax expense ($8 million in the six months to 30 September 2007, $20 million in the six months to 31 March 2007 and $18 million in the year ended 30 September 2006) and the balance of $64 million ($18 million in the six months to 30 September 2007, $46 million in the six months to 31 March 2007 and $43 million in the year ended 30 September 2006) is shown here.

(3)       The tax equivalent gross up represents the benefit in respect of certain financing transactions entered into by the Institutional Bank.

Note 9.  Dividends

	Half Year	Half Year	Full Year	Full Year
	Sept 07	March 07	Sept 07	Sept 06
Ordinary dividend (cents per share)
Interim (fully franked)	—	63	63	56
Final (fully franked) - proposed dividend	68	—	68	60
	68	63	131	116
Total dividends paid
Ordinary dividends paid ($m)	1,164	1,101	2,265	1,977
	1,164	1,101	2,265	1,977
Ordinary dividend payout ratio(1)	69.6%	70.7%	70.1%	69.4%
Ordinary dividend payout ratio - cash earnings	69.0%	69.3%	69.2%	69.4%

The Group operates a Dividend Reinvestment Plan that is available to the holders of fully paid ordinary shares who are resident in, or whose address on the register of shareholders is in Australia or New Zealand. The last date for receipt of election notices for the Dividend Reinvestment Plan is 12 November 2007.

(1)       Ordinary dividend per share divided by basic earnings per ordinary share.

Note 10.     Earnings per ordinary share

	% Mov’t	% Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Earnings per ordinary share (cents):
Basic	97.8	89.1	10	186.9	167.2	12
Fully diluted	96.5	88.7	9	185.3	165.7	12
Cash earnings per ordinary share (cents)	98.5	90.9	8	189.4	167.2	13
Weighted average number of fully paid ordinary shares (millions) - Basic	1,851	1,841	1	1,846	1,837	—
Weighted average number of fully paid ordinary shares (millions) - Fully diluted	1,936	1,894	2	1,915	1,902	1

Reconciliation of ordinary shares on issue (millions)
Number of ordinary shares on issue at 1 October 2006	1,840
Number of shares issued under the Dividend	24
Reinvestment Plan (DRP)
Number of shares issued under the Employee Share	1
Plan (ESP)
Number of ordinary shares on issue at 30 September 2007	1,865

	Half Year		Half Year		Full Year		Full Year
	30 Sept		31 March		30 Sept		30 Sept
	2007		2007		2007		2006
	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted
Reconciliation of earnings used in the calculation of earnings per ordinary share ($millions)
Net profit	1,843	1,843	1,675	1,675	3,518	3,518	3,125	3,125
Net profit attributable to minority interests	(33)	(33)	(34)	(34)	(67)	(67)	(54)	(54)
Distribution on RSP treasury shares	(1)	—	—	—	(1)	—	—	—
FIRsTS distributions	—	22	—	22	—	44	—	44
2004 TPS distributions	—	14	—	17	—	31	—	37
2007 convertible notes	—	22	—	—	—	22	—	—
Earnings	1,809	1,868	1,641	1,680	3,450	3,548	3,071	3,152
Weighted average number of ordinary shares (millions)
Weighted average number of ordinary shares	1,858	1,858	1,846	1,846	1,852	1,852	1,842	1,842
Effect of own shares held	(7)	(7)	(5)	(5)	(6)	(6)	(5)	(5)
Potential dilutive adjustment:
Exercise of options	—	7	—	2	—	7	—	5
Conversion of 2004 TPS	—	22	—	25	—	22	—	31
Conversion of FIRsTS	—	24	—	26	—	24	—	29
2007 convertible notes	—	32	—	—	—	16	—	—
Total weighted average number of ordinary shares	1,851	1,936	1,841	1,894	1,846	1,915	1,837	1,902
Earnings per ordinary share (cents)	97.8	96.5	89.1	88.7	186.9	185.3	167.2	165.7

Note 11.     Loans

				% Mov’t	% Mov’t
As at	30 Sept	31 March	30 Sept	Mar 07-	Sept 06-
$m	2007	2007	2006	Sept 07	Sept 07
Loans are classified based on the location of the
lending office
Australia
Overdrafts	3,045	2,989	3,113	2	(2)
Credit card outstandings	7,310	7,284	6,755	—	8
Overnight and at call money market loans	280	436	248	(36)	13
Acceptance finance	21,847	19,886	18,617	10	17
Term loans:
Housing	110,564	102,632	96,456	8	15
Housing - Line of credit	14,280	14,558	14,698	(2)	(3)
Total housing	124,844	117,190	111,154	7	12
Non-housing	56,484	49,837	44,678	13	26
Finance leases	4,345	4,177	4,216	4	3
Margin Lending	4,939	4,166	3,621	19	36
Other	3,105	3,000	3,257	4	(5)
Total Australia	226,199	208,965	195,659	8	16

New Zealand
Overdrafts	1,200	1,099	1,179	9	2
Credit card outstandings	885	911	857	(3)	3
Overnight and at call money market loans	1,787	1,765	1,474	1	21
Term loans:
Housing	24,820	24,083	21,374	3	16
Non-housing	13,738	12,796	10,979	7	25
Other	897	937	782	(4)	15
Total New Zealand	43,327	41,591	36,645	4	18

Other Overseas
Overdrafts	209	183	204	14	2
Term loans:
Housing	702	667	641	5	10
Non-housing	3,432	3,097	2,499	11	37
Finance leases	16	17	19	(6)	(16)
Other	29	33	17	(12)	71
Total Overseas	4,388	3,997	3,380	10	30

Total loans	273,914	254,553	235,684	8	16
Provision for impairment of loans	(1,369)	(1,315)	(1,200)	(4)	(14)
Total net loans	272,545	253,238	234,484	8	16

Note 12.  Provisions for impairment charges

	Half Year	Half Year	Full Year	Full Year
$m	Sept 07	March 07	Sept 07	Sept 06
Collectively assessed provisions
Balance at beginning of the period	1,325	1,194	1,194	1,530
Adjustment on transition to A-IFRS	—	—	—	(545)
Restated balance at beginning of period	1,325	1,194	1,194	985
New provisions raised	224	220	444	369
Utilised	—	—	—	(4)
Write-offs	(171)	(131)	(302)	(223)
Discount unwind	58	57	115	92
Exchange rate adjustments	(26)	(15)	(41)	(25)
Closing balance	1,410	1,325	1,410	1,194

Individually assessed provisions
Restated balance at beginning of period	162	164	164	199
New individually assessed provisions	88	42	130	144
Write-backs	(48)	(22)	(70)	(113)
Write-offs	(50)	(19)	(69)	(68)
Discount unwind	2	(2)	—	2
Exchange rate adjustments	(6)	(1)	(7)	—
Closing balance	148	162	148	164
Total provisions for impairment charges on loans and credit commitments	1,558	1,487	1,558	1,358
Less provisions for credit commitments	(189)	(172)	(189)	(158)
Total provisions for impairment charges on loans	1,369	1,315	1,369	1,200

As at	Half Year	Half Year	Full Year	Full Year
$m	Sept 07	March 07	Sept 07	Sept 06
Reconciliation of impairment charges
New individually assessed provisions	88	42	130	144
Write-backs	(48)	(22)	(70)	(113)
Recoveries	(14)	(8)	(22)	(25)
New collectively assessed provisions	224	220	444	369
Impairment charges	250	232	482	375

Note 13.  Non-performing loans

As at	30 Sept	31 March	30 Sept
$m	2007	2007	2006
Australia
Non-accrual assets(1):
Gross	251	311	284
Impairment provisions	(95)	(122)	(121)
Net	156	189	163
Restructured loans:
Gross	1	17	21
Impairment provisions	—	(9)	(10)
Net	1	8	11
Overdrafts and revolving credit greater than 90 days:
Gross	98	99	78
Impairment provisions	(98)	(96)	(74)
Net	—	3	4
Net Australian non-performing loans	157	200	178

New Zealand
Non-accrual assets:
Gross	99	59	58
Impairment provisions	(25)	(17)	(16)
Net	74	42	42
Restructured loans:
Gross	2	—	—
Impairment provisions	—	—	—
Net	2	—	—
Overdrafts and revolving credit greater than 90 days:
Gross	13	13	9
Impairment provisions	(7)	(7)	(5)
Net	6	6	4
Net New Zealand non-performing loans	82	48	46

Other Overseas
Non-accrual assets:
Gross	73	70	69
Impairment provisions	(39)	(28)	(30)
Net	34	42	39
Restructured loans:
Gross	1	1	1
Impairment provisions	—	—	—
Net	1	1	1
Overdrafts and revolving credit greater than 90 days:
Gross	2	2	1
Impairment provisions	(2)	(2)	(1)
Net	—	—	—
Net other Overseas non-performing loans	35	43	40

Total net non-performing loans	274	291	264

(1)       Represents impaired assets (excluding restructured loans) that are provided for, with the exception of loans that are fully backed by acceptable securities.

Note 14.  Movement in gross impaired assets

				% Mov’t	% Mov’t
	30 Sept	31 March	30 Sept	Mar 07-	Sept 06-
$m	2007	2007	2006	Sept 07	Sept 07
Balance as at beginning of period	572	521	556	10	3
New and increased	193	176	201	10	(4)
Write-offs	(221)	(150)	(178)	(47)	(24)
Returned to performing or repaid	(155)	(115)	(181)	(35)	14
Portfolio managed - new/increased/returned/repaid	142	137	126	4	13
Exchange rate and other adjustments	9	3	(3)	200	large
Balance as at period end	540	572	521	(6)	4

Note 15.  Items past 90 days but well secured

				% Mov’t	% Mov’t
As at	30 Sept	31 March	30 Sept	Mar 07-	Sept 06-
$m	2007	2007	2006	Sept 07	Sept 07
Australia:
Housing products	139	141	116	(1)	20
Other products	352	370	341	(5)	3
Total Australia	491	511	457	(4)	7
New Zealand:
Housing products	37	31	28	19	32
Other products	5	6	2	(17)	150
Other Overseas	29	27	9	7	large
Total Overseas	71	64	39	11	82
Total	562	575	496	(2)	13

Note 16.  Impaired assets and provisioning ratios

				% Mov’t	% Mov’t
	30 Sept	31 March	30 Sept	Mar 07-	Sept 06-
	2007	2007	2006	Sept 07	Sept 07
Total impaired assets to gross loans	0.20%	0.22%	0.22%	2bps	2bps
Net impaired assets to equity and collectively assessed provisions	1.4%	1.6%	1.5%	20bps	10bps
Total impairment provisions to total impaired assets	49.2%	49.2%	49.3%	—	(10bps)
Collectively assessed provisions(1) to non-housing loans(2)	112bps	114bps	113bps	(2bps)	(1bp)
Total provisions to gross loans(1)	62bps	63bps	63bps	(1bp)	(1bp)
Total impaired assets to equity and total provisions	2.8%	3.1%	3.0%	30bps	20bps

Note 17.  Delinquencies (90 days past due loans)

				% Mov’t	% Mov’t
	30 Sept	31 March	30 Sept	Mar 07-	Sept 06-
	2007	2007	2006	Sept 07	Sept 07
Mortgages	0.31%	0.29%	0.25%	(2bps)	(6bps)
Other Personal Lending	1.02%	1.02%	0.85%	—	(17bps)
Total Personal Lending	0.36%	0.34%	0.29%	(2bps)	(7bps)
Australian Business Banking Portfolio(3)	0.62%	0.61%	0.61%	(1bp)	(1bp)

(1)       Includes the APRA required capital deduction of $128 million (pre-tax) above A-IFRS provisioning levels at 30 September 2007, $124 million (pre-tax) above A-IFRS provisioning levels at 31 March 2007 and $117 million (pre-tax) at 30 September 2006, which forms part of the APRA termed General Reserve for Credit Losses (GRCL).

(2)       Non-housing loans have been determined on a product basis rather than on a loan purpose basis.

(3)       Three month moving average.

Note 18.  Deposits

				% Mov’t	% Mov’t
As at	30 Sept	31 March	30 Sept	Mar 07-	Sept 06-
$m	2007	2007	2006	Sept 07	Sept 07
Australia
Deposits at fair value
Certificates of deposit	37,526	29,479	27,917	27	34
Total deposits at fair value	37,526	29,479	27,917	27	34
Deposits at amortised cost
Non-interest bearing, repayable at call	3,494	3,444	3,641	1	(4)
Certificates of deposit	44	42	712	5	(94)
Other interest bearing:
At call	84,038	77,299	72,590	9	16
Term	25,995	24,611	23,704	6	10
Total deposits at amortised cost	113,571	105,396	100,647	8	13
Total Australia	151,097	134,875	128,564	12	18

New Zealand
Deposits at fair value
Certificates of deposit	3,045	3,137	3,601	(3)	(15)
Total deposits at fair value	3,045	3,137	3,601	(3)	(15)
Deposits at amortised cost
Non-interest bearing, repayable at call	1,952	1,921	1,923	2	2
Certificates of deposit	—	—	—	—	—
Other interest bearing:
At call	11,226	11,435	9,810	(2)	14
Term	12,533	11,717	11,193	7	12
Total deposits at amortised cost	25,711	25,073	22,926	3	12
Total New Zealand	28,756	28,210	26,527	2	8

Other Overseas
Deposits at fair value
Certificates of deposit	8,032	3,450	1,768	133	large
Total deposits at fair value	8,032	3,450	1,768	133	large
Deposits at amortised cost
Non-interest bearing, repayable at call	334	315	288	6	16
Certificates of deposit	972	958	594	1	64
Other interest bearing:
At call	760	604	628	26	21
Term	9,271	9,303	9,372	—	(1)
Total deposits at amortised cost	11,337	11,180	10,882	1	4
Total Overseas	19,369	14,630	12,650	32	53

Total deposits	199,222	177,715	167,741	12	19

Note 19.  Capital adequacy

	30 Sept	31 March	30 Sept
$m	2007	2007	2006
Tier 1 capital
Total equity	17,831	16,824	16,098
Treasury shares	72	63	100
Equity reserves	(95)	(51)	(13)
Trust preferred securities (2004 TPS)	567	618	665
Fixed interest resettable trust securities (FIRsTS)	666	665	664
Dividends provided for capital adequacy purposes	(1,268)	(1,166)	(1,105)
Goodwill (excluding funds management entities)	(1,220)	(1,234)	(1,224)
Deferred tax assets	(246)	(511)	(363)
Estimated reinvestment under dividend reinvestment plan(1)	417	269	136

Retained earnings, reserves and goodwill in life and general insurance,	(1,623)	(1,535)	(1,574)
funds management and securitisation entities
Equity in captive lenders mortgage insurance entities	(147)	(131)	(119)
Capitalised expenditure	(229)	(222)	(142)
Deferred fees	72	70	59
Capitalised software	(526)	(484)	(479)
Pension fund surpluses and deficits:
Recorded in accounts	274	236	185
Actual pension fund deficits	(116)	(144)	(82)
General reserve for credit losses	(128)	(124)	(117)
Deferred tax assets related to general reserve for credit losses	38	37	35
Other Tier 1 deductions as advised by APRA	(70)	(70)	(70)
Transition relief	664	664	664
Total Tier 1 capital	14,933	13,774	13,318
Tier 2 capital
Subordinated undated capital notes	429	483	521
General reserve for credit losses	128	124	117
Deferred tax assets related to general reserve for credit losses	(38)	(37)	(35)
Collectively assessed provisions	1,410	1,325	1,195
Deferred tax assets related to collectively assessed provisions	(427)	(402)	(362)
Collectively assessed provisions treated as specific provisions
for regulatory purposes	(118)	(118)	(93)
Deferred tax assets related to collectively assessed provisions
treated as specific provisions for regulatory purposes	35	35	28
Eligible subordinated bonds, notes and debentures	6,022	5,303	4,121
Revaluation reserve - available-for-sale securities	(1)	—	10
Transition relief	362	362	362
Total Tier 2 capital	7,802	7,075	5,864
Total Tier 1 and Tier 2 capital	22,735	20,849	19,182
Deductions:
Capital in life and general insurance, funds management
and securitisation entities	(948)	(935)	(680)
Credit portfolio management - subordinated tranche	(41)	—	—
Net qualifying capital	21,746	19,914	18,502
Risk weighted assets	228,077	211,984	193,417
Tier 1 capital ratio	6.5%	6.5%	6.9%
Tier 2 capital ratio	3.4%	3.3%	3.0%
Deductions	(0.4)%	(0.4)%	(0.3)%
Total capital ratio	9.5%	9.4%	9.6%

(1)       This amount is derived from reinvestment experience of our dividend reinvestment plan.

	30 Sept	31 March	30 Sept
$m	2007	2007	2006
Adjusted common equity
Total Tier 1 capital	14,933	13,774	13,318
Less: Hybrid capital (net of excess of 25% of Tier 1 capital)	(3,125)	(3,171)	(3,217)
Less: Other deductions in relation to non-consolidated subsidiaries(1)	(777)	(768)	(680)
Less: Credit portfolio management - subordinated tranche	(41)	—	—
Less: Transition relief	(664)	(664)	(664)
Adjusted common equity	10,326	9,171	8,757
Risk weighted assets(2)	227,222	211,125	192,391
Adjusted common equity to risk weighted assets	4.5%	4.3%	(4.(6)%

(1)  Represents capital relating to non-banking subsidiaries. Following discussions with Standard & Poor’s, equity investments held in our Specialised Capital Group (SCG) should not be deducted from ACE Capital. This change has been applied for 31 March 2007 and prior periods have not been restated.

(2)  Risk weighted assets (RWA) used in the calculation of ACE differ from the RWA calculation used for APRA regulatory reporting. ACE RWA excludes APRA A-IFRS transition relief and includes the equity investments held by SCG.

					Risk Weighted
	Balance				Balance
	30 Sept	31 Mar	30 Sept	Risk	30 Sept	31 Mar	30 Sept
	2007	2007	2006	Weight	2007	2007	2006
	$m	$m	$m	%	$m	$m	$m
Risk adjusted assets
On-balance sheet assets
Cash, claims on the RBA, Australian Commonwealth
Government Securities under one year and other zero-weighted assets	56,914	39,624	31,536	0%	—	—	—
Claims on OECD banks and local governments	22,532	11,236	11,266	20%	4,506	2,247	2,253
Loans secured by residential mortgages and other 50% weighted assets	139,698	140,008	132,094	50%	69,849	70,004	66,047
All other assets	123,681	112,460	100,112	100%	123,681	112,460	100,112
Total on-balance sheet assets - credit risk(1)	342,825	303,328	275,008		198,036	184,711	168,412

	Contact or Notional			Credit Equivalent			Risk Weighted
	Amount			Amount			Balance
	30 Sept	31 Mar	30 Sept	30 Sept	31 Mar	30 Sept	30 Sept	31 Mar	30 Sept
	2007	2007	2006	2007	2007	2006	2007	2007	2006
	$m	$m	$m	$m	$m	$m	$m	$m	$m
Gross off-balance sheet exposures - credit risk	1,710,389	1,612,076	1,381,409	67,700	56,522	45,937	31,976	27,128	23,980
Netting of off-balance sheet exposures	(868,809)	(856,982)	(621,607)	(16,147)	(11,641)	(7,885)	(4,687)	(3,351)	(2,306)
Total off-balance sheet exposures - credit risk	841,580	755,094	759,802	51,553	44,881	38,052	27,289	23,777	21,674
Total risk adjusted assets - credit risk							225,325	208,488	190,086
Risk adjusted assets - market risk							1,726	2,470	2,305
Risk adjusted assets - transition relief							1,026	1,026	1,026
Total risk adjusted assets							228,077	211,984	193,417

(1)  Total on-balance sheet assets – credit risk – excludes items not consolidated for capital adequacy purposes.

Note 20.  Derivative financial instruments

As at 30 September 2007	Notional(1)	Fair Value	Fair Value
$m	Amount	(Asset)	(Liability)
Held for trading
Interest rate
Futures	54,619	139	—
Forwards	63,217	18	23
Swaps	572,630	4,906	4,342
Options	23,574	66	66
Foreign exchange
Futures	—	—	—
Forwards	487,407	9,045	9,483
Swaps	174,402	7,894	8,042
Options	41,242	759	558
Commodities	9,980	604	157
Equities and credit	21,922	173	113
Total held for trading derivatives	1,448,993	23,604	22,784
Fair value hedges
Interest rate
Futures	—	—	—
Forwards	—	—	—
Swaps	13,207	140	73
Options	—	—	—
Foreign exchange
Futures	—	—	—
Forwards	—	—	—
Swaps	15,028	40	1,984
Total fair value hedging derivatives	28,235	180	2,057
Cash flow hedges
Interest rate
Futures	1,183	12	—
Forwards	—	—	—
Swaps	45,208	485	349
Foreign exchange
Futures	—	—	—
Forwards	463	16	—
Swaps	—	—	—
Total cash flow hedging derivatives	46,854	513	349
Net investment hedges	2,542	11	2
Foreign exchange
Borrowings	—	—	—
Other	—	—	—
Total net investment hedges	2,542	11	2
Total derivatives	1,526,624	24,308	25,192
As at 31 March 2007	1,432,417	14,355	14,880
As at 30 September 2006	1,310,044	10,311	9,342

(1)       Notional amount refers to the face value of the amount upon which cash flows are calculated.

Underlying cash flows from cash flow hedges are, as a proportion of total cash flow, expected to occur in the following periods:

	Less Than	1 Month to	3 Months	1 Year to				Over
	1 Month	3 Months	to 1 Year	2 Years	2—3 Years	3—4 Years	4—5 Years	5 Years
September 2007
Cash inflows (assets)	2.5%	7.7%	27.8%	24.4%	13.6%	8.8%	5.3%	9.9%
Cash outflows (liabilities)	2.1%	8.0%	27.3%	24.5%	13.8%	9.1%	5.5%	9.7%

Daily value at risk

We use value at risk as the primary method for measuring and monitoring market risk exposure against Board approved limits. Value at risk is an estimate of the worst case loss in value of trading positions, to a 99% confidence level, assuming positions were held unchanged for one day. The main types of market risk arising from our trading activities are interest rate and foreign exchange risks. Other market risks also include commodity, equity, prepayment, specific issuer and capital markets underwriting risks. The table below depicts the aggregate financial markets value at risk for the last three half years.

$m	High	Low	Average
Six months ended 30 September 2007	9.2	3.2	5.3
Six months ended 31 March 2007	7.3	3.2	4.7
Six months ended 30 September 2006	8.3	4.2	5.9

	Half Year	Half Year	Half Year
Average	30 Sept	31 March	30 Sept
$m	2007	2007	2006
Interest rate risk	2.5	3.1	3.2
Foreign exchange risk	3.5	1.2	1.3
Volatility risk	#	1.1	0.8
Equity risk	1.8	#	#
Commodity risk(1)	3.1	#	#
Other market risks(2)	1.0	1.8	2.3
Diversification benefit	(6.6)	(2.5)	(1.7)
Net market risk	5.3	4.7	5.9

The table below depicts the aggregate value at risk for Group Treasury’s non—traded interest rate risk for the last three half years:

$m	High	Low	Average
Six months ended 30 September 2007(3)	14.4	4.0	7.2
Six months ended 31 March 2007	18.0	2.8	8.4
Six months ended 30 September 2006	32.8	8.1	16.0

(1)	Includes electricity risk.
(2)

Includes commodity (including electricity), equity, capital market underwriting, prepayment and issuer specific risks for 30 September 2006 and 31 March 2007. Includes prepayment and issuer specific risks only for 30 September 2007 (commodity and equity risk separately disclosed).

(3)	Diversification benefits taken into account.
#	Indicates change in format to align with regulatory risk classifications.

Note 21.  Cash flow statement

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
$m	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Reconciliation of net cash provided by operating activities to net profit
Net profit	1,843	1,675	10	3,518	3,125	13
Adjustments:
Depreciation and amortisation	156	155	1	311	280	11
Increase/(decrease) in sundry provisions and other non-cash items	42	(41)	large	1	58	(98)
Impairment charges on loans	264	240	10	504	350	44
(Increase)/decrease in derivative financial instruments	(3,370)	(2,221)	(52)	(5,591)	(2,488)	(125)
(Increase)/decrease in trading assets	(1,544)	(4,191)	63	(5,735)	(3,268)	(75)
(Increase)/decrease in trading liabilities	4,276	1,286	large	5,562	(360)	large
(Increase)/decrease in accrued interest receivable	6	(180)	103	(174)	(90)	(93)
Increase in accrued interest payable	155	114	36	269	37	large
Increase/(decrease) in current and deferred tax	223	(163)	large	60	25	140
Net cash provided by operating activities	2,051	(3,326)	162	(1,275)	(2,331)	45
Details of assets and liabilities of controlled entities and businesses sold:
Cash at bank	—	—	—	—	—	—
Loans	—	—	—	—	—	—
Other investments	—	—	—	—	—	—
Fixed assets	—	—	—	—	—	—
Other assets	—	—	—	—	18	(100)
Other liabilities	—	—	—	—	—	—
Deposits	—	—	—	—	—	—
Minority interests	—	—	—	—	—	—
Net assets of entities and businesses disposed	—	—	—	—	18	(100)
Liabilities assumed on disposal	—	—	—	—	30	(100)
Gain on disposal	—	—	—	—	72
Cash consideration (net of sale costs)	—	—	—	—	120	(100)
Less: Cash deconsolidated	—	—	—	—	—	—
Cash consideration (net of sale costs and cash held)	—	—	—	—	120	(100)

Note 22.                    Group investments and changes in controlled entities

	Country
	Where		Carrying
	Business Is	Beneficial	Amount
	Carried On	Interest %	$m	Nature of Business
Airport Link Holdings Pty Limited	Australia	49.9	—	Investment company
Airport Link Unit Trust	Australia	49.9	—	Property unit trust
ALU Holdings Pty Limited	Australia	49.9	—	Property unit trust
Bluewater Funds Management SPC	Cayman Islands	47.0	5	Investment company
Bonnyrigg Partnerships Nominee Pty Limited	Australia	50.0	—	Investment company
Cardlink Services Limited	Australia	16.7	1	Card clearing system
Cards NZ Limited (formerly Visa New Zealand Limited)	New Zealand	15.4	—	Credit card provider
Cash Services Australia Pty Limited	Australia	25.0	1	Cash logistics
Electronic Transaction Services Limited	New Zealand	25.0	—	Credit card processing
Isomer Structured Investment Vehicle I	Australia	20.0	1	Investment company
Ivaness Pty Limited	Australia	50.0	—	Corporate trustee
Mondex Australia Pty Limited	Australia	25.0	—	Smart card operations
Mondex New Zealand Limited	New Zealand	20.0	—	Smart card operations
Quadrant Capital Fund	Australia	50.0	1	Investment company
Quadrant Capital Fund No. 2	Australia	26.7	6	Investment company
Regnan-Governance Research and	Australia	16.7	—	Governance research
Engagement Pty Limited
ResCo Services Pty Limited	Australia	26.0	3	Services to mining
Ronin Consolidated Holdings Pty Limited	Australia	25.0	—	Property funds management
St Hilliers Enhanced Property Fund No.1	Australia	19.9	3	Property funds management
St Hilliers Enhanced Property Fund No.2	Australia	15.0	3	Property funds management
Sydney Harbour Bridge Holdings Pty Limited	Australia	49.0	—	Intellectual property
Vipro Pty Limited	Australia	33.3	—	Voucher processing
Westpac Diversified Property Fund	Australia	29.4	48	Property
Westpac Employee Assistance Foundation Pty Limited	Australia	50.0	—	Corporate trustee
Westpac Staff Superannuation Plan Pty Limited	Australia	50.0	—	Corporate trustee

During the 2007 financial year the Group acquired a non—controlling interest in the following entities:

•             50% interest in Bonnyrigg Partnerships Nominee Pty Limited;

•             26% interest in ResCo Services Pty Limited;

•             16.7% interest in Regnan—Governance Research and Engagement Pty Limited;

•             49.9% interest in Airport Link Holdings Pty Limited;

•             49.9% interest in Airport Link Unit Trust; and

•             49.9% interest in ALU Holdings Pty Limited.

During the 2007 financial year the Group’s interests in the following investments ceased to be significant:

•             20% interest in Bronte Finance Pty Limited was sold on 10 May 2007 for consideration of $200. The profit on sale was $200; and

•             25% interest in Saville Private Syndicate Trust was sold for consideration of $3,171,451 on 17 February 2006. The profit on sale was $171,451.

In terms of the contribution to the results of the Group, the above investments are not material either individually or in aggregate.

The following controlled entities were incorporated, formed or acquired during the year ended 30 September 2007:

•	Agri Private Capital Management Limited	Incorporated	21 March 2007
•	Codrington S.a.r.l	Acquired	11 July 2007
•	Hastings Funds Management (USA) Inc	Incorporated	22 November 2006
•	Hickory Trust	Formed	10 October 2006

•	Minami Investments Pty Limited	Incorporated	7 December 2006
•	NC1 Limited	Incorporated	5 July 2007
•	NRE1 Limited	Incorporated	5 July 2007
•	Pashley Investments Pty Limited	Incorporated	7 December 2006
•	PF No. 2	Acquired	2 July 2007
•	Phoenix Trust	Formed	18 December 2006
•	Real Estate Investment Trust A	Formed	17 July 2007
•	Series 2007—1G WST Trust	Formed	23 May 2007
•	TIF International 1 Pty Limited	Incorporated	27 February 2007
•	WEST BP Holdco Pty Limited	Incorporated	4 December 2006
•	WEST BP Pty Limited	Incorporated	4 December 2006
•	WEST BP Trust	Formed	8 December 2006
•	Westpac Airport Link Pty Limited	Incorporated	31 January 2007
•	Westpac Airport Link Trust	Formed	31 January 2007
•	Westpac Essential Services Pty Limited	Incorporated	31 January 2007
•	Westpac Essential Services Trust I	Formed	31 January 2007
•	Westpac Essential Services Trust II	Formed	31 January 2007
•	Westpac Investment Vehicle No. 2 Pty Limited	Incorporated	8 December 2006
•	Westpac Investments U.K. Limited	Acquired	5 July 2007
•	Westpac Real Estate Investment Trust I	Formed	17 July 2007
•	Westpac Real Estate Investment Trust II	Formed	17 July 2007

The following controlled entities were disposed of during the financial year:

•	EHM Investco Pty Limited	Deregistered	12 February 2007
•	Hume Finance Limited Partnership	Dissolved	31 August 2007
•	Hume Investment Limited Partnership	Dissolved	31 August 2007
•	Liverpool Apold Partnership	Dissolved	8 May 2007
•	Pacific Funding	Sold	29 June 2007
•	Piccadilly of Sydney Pty Limited	Deregistered	10 December 2006
•	Renwick and Spring LLP	Sold	8 May 2007
•	Westpac Overseas Funding Pty Limited	Deregistered	14 April 2007
•	Westpac Tasman No. 1 Pty Limited	Deregistered	14 April 2007
•	Westpac Tasman No. 2 Pty Limited	Deregistered	14 April 2007

Note 23.       Consolidated statement of changes in shareholders’ equity

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
$m	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Share capital
Balance as at beginning of period	5,655	5,468	3	5,468	5,235	4
Shares issued:
Under dividend reinvestment plan	380	255	49	635	349	82
Under option and share right schemes	12	25	(52)	37	67	(45)
Acquisition of Hastings Funds Management Limited	—	—	—	—	52	(100)
Shares bought back and cancelled	—	—	—	—	(212)	100
Shares purchased for delivery upon exercise of options and share rights (net of tax)	(25)	(41)	39	(66)	(33)	(100)
(Acquisition)/disposal of treasury shares	(10)	(21)	52	(31)	10	large
(Acquisition) of RSP treasury shares	(1)	(31)	97	(32)	—	—
Balance as at period end	6,011	5,655	6	6,011	5,468	10
Available-for-sale securities reserve
Balance as at beginning of period	—	15	(100)	15	—	—
A-IFRS transition adjustment	—	—	—	—	—	—
Restated balance as at beginning of period	—	15	(100)	15	—	—
Net gains/(losses) from changes in fair value	(3)	(3)	—	(6)	57	(111)
Income tax effect	1	—	—	1	(7)	114
Transferred to income statements	(1)	(19)	95	(20)	(35)	43
Income tax effect	1	7	(86)	8	—	—
Balance as at period end	(2)	—	—	(2)	15	(113)
Share based payment reserve
Balance as at beginning of period	240	204	18	204	142	44
A-IFRS transition adjustment	—	—	—	—	—	—
Restated balance as at beginning of period	240	204	18	204	142	44
Current period movement	17	36	(53)	53	62	(15)
Balance as at period end	257	240	7	257	204	26
Cash flow hedging reserve
Balance as at beginning of period	51	(2)	large	(2)	—	—
A-IFRS transition adjustment	—	—	—	—	51	(100)
Restated balance as at beginning of period	51	(2)	large	(2)	51	(104)
Net gains/(losses) from changes in fair value	52	72	(28)	124	(42)	large
Income tax effect	(11)	(22)	50	(33)	14	large
Transferred to income statements	8	4	100	12	(36)	133
Income tax effect	(3)	(1)	(200)	(4)	11	(136)
Balance as at period end	97	51	90	97	(2)	large
Foreign currency translation reserve
Balance as at beginning of period	(103)	(31)	large	(31)	(96)	68
A-IFRS transition adjustment	—	—	—	—	25	(100)
Restated balance as at beginning of period	(103)	(31)	large	(31)	(71)	56
Transfer from retained profits	—	2		2	1	100
Foreign currency translation adjustment	(74)	(105)	30	(179)	26	large
Tax on foreign currency translation adjustment	17	31	(45)	48	13	large
Balance as at period end	(160)	(103)	(55)	(160)	(31)	large
Total reserves	192	188	2	192	186	3
Movements in retained profits were as follows:
Balance as at beginning of period	9,070	8,532	6	8,532	8,280	3
A-IFRS transition adjustment	—	—	—	—	(50)	100
Restated balance as at beginning of period	9,070	8,532	6	8,532	8,230	4
Net profit for the year	1,810	1,641	10	3,451	3,071	12
Deemed dividend on shares bought back	—	—	—	—	(791)	100
Final dividend for prior year	—	(1,101)	100	(1,101)	(951)	(16)
Interim dividend for prior year	(1,164)	—	—	(1,164)	(1,026)	(13)
Transfer (to)/from reserves	—	(2)		(2)	(1)	(100)
Balance as at period end	9,716	9,070	7	9,716	8,532	14

Note 24.  Reconciliation to US generally accepted accounting principles

	Half Year	Half Year	Full Year
$m	Sept 07	March 07	Sept 06
Statement of income
Net profit as reported under A-IFRS	3,451	1,641	3,071
Items having an effect of increasing (decreasing) reported income (related tax impact of item shown separately)
Premises and sites	19	10	51
Superannuation (pension) expense/(credit)	(8)	(28)	(128)
Related income tax (expense)/credit	2	8	39
Wealth management	(39)	(42)	(117)
Related income tax credit	12	13	35
Other debt instruments	55	(41)	(24)
Deconsolidation of trust preferred structures (under FIN 46R)	118	95	(90)
Change in estimate - Allowance for loan losses	—	—	569
Related income tax (expense)	—	—	(178)
Capitalised software	(30)	(3)	(18)
Related income tax credit	9	1	5
Fair value hedges	144	1	(141)
Related income tax credit	(43)	(1)	42
Cash flow hedges	136	56	(78)
Related income tax (expense)	(37)	(22)	25
Effective yield adjustments	50	3	(202)
Related income tax (expense)/credit	(15)	(1)	60
Other	—	—	15
Net income according to US GAAP	3,824	1,690	2,936
Adjustments to determine other comprehensive income under US GAAP (net of tax)
Net income recognised directly in equity under A-IFRS	(49)	(35)	1
Other debt instruments - Foreign Currency Translation Reserve (FCTR)	(22)	18	21
Unrealised net gain on available-for-sale securities	—	—	(209)
Cash flow hedges	(99)	(34)	53
Total comprehensive income according to US GAAP	3,654	1,639	2,802
Equity attributable to equity holders of WBC as reported under A-IFRS	15,919	14,913	14,186
Adjustments:
Premises and sites	(12)	(21)	(31)
Goodwill	359	359	359
Superannuation (pension) asset	100	315	335
Wealth management assets (net of tax)	(93)	(95)	(66)
Other debt instruments	72	16	39
Deconsolidation of trust preferred structures (under FIN 46R)	217	194	—
Capitalised software	(57)	(38)	(36)
Fair value hedges	45	(56)	(56)
Effective yield adjustment	270	237	235
Equity attributable to equity holders according to US GAAP	16,820	15,824	(14,965)

Note 25.  Contingent liabilities

Litigation

Contingent liabilities exist in respect of actual and potential claims and proceedings that have not been determined. An assessment of the Group’s likely loss has been made on a case—by—case basis and specific provisions have been made where appropriate within the credit litigation provision.

Bell Group

We are one of 20 defendant banks named in proceedings concerning the Bell Group of companies. The proceedings have been brought by the liquidators of several Bell Group companies and seek to challenge the defendant banks’ entitlement to receive the proceeds of realisation of Bell Group assets in the early 1990s. The proceedings concluded recently and we are awaiting judgment. It is not possible to estimate the potential impact, however, we believe that we have good prospects of success.

New Zealand Commerce Commission

The New Zealand Commerce Commission issued proceedings on 9 November 2006 against Westpac’s New Zealand Branch (NZ Branch), Westpac New Zealand Limited and The Warehouse Financial Services Limited (members of the Westpac Group), Visa International, Cards NZ Limited, MasterCard International and all New Zealand issuers of Visa and MasterCard credit cards alleging that the setting of interchange rates and rules (relating to honour all cards, no surcharge, access and no discrimination) amount to price fixing or alternatively have the effect of substantially lessening competition in the New Zealand market in breach of the Commerce Act 1986. The proceedings seek to declare the conduct illegal and impose unspecified monetary penalties.

In addition, on 29 November 2006, a number of New Zealand retailers issued similar proceedings to the Commerce Commission (as described above) against the NZ Branch, Westpac New Zealand Limited, The Warehouse Financial Services Limited, Visa International, Cards NZ Limited, MasterCard International and New Zealand issuers of Visa and MasterCard credit cards. These proceedings also seek to declare the conduct illegal and an enquiry into damages. Any damages awarded, if any, would be in addition to any penalties imposed under the Commerce Act 1986 in the event the Commerce Commission is successful in the proceedings described above. On 16 October 2007, both proceedings (as described above) were discontinued against NZ Branch on the basis that the issues in the proceedings relate to assets and liabilities which vested in Westpac New Zealand Limited (also a defendant) on 1 November 2006. We are considering our position in relation to both proceedings and at this stage do not consider it necessary to raise a provision in relation to this matter.

New Zealand Inland Revenue Department

The New Zealand Inland Revenue Department (‘NZIRD’) is reviewing a number of structured finance transactions undertaken in New Zealand and has issued amended reassessments in respect of nine transactions, three undertaken in the 1999 tax year, two undertaken in the 2000 tax year, two undertaken in the 2001 tax year and two undertaken in the 2002 tax year. The maximum potential liability reassessed for the 1999 year is NZ$18 million (A$15 million) (NZ$25 million (A$21 million) with interest), for the 2000 year is NZ$61 million (A$52 million) (NZ$85 million (A$73 million) with interest), for the 2001 year is NZ$90 million (A$77 million) (NZ$127 million (A$109 million) with interest) and for the 2002 year it is NZ$108 million (A$93 million) (NZ$158 million (A$135 million) with interest). Interest for each year has been calculated to 30 September 2007.

The NZIRD is also investigating other transactions undertaken by the NZ Branch, which have materially similar features to those for which reassessments have been received. Should the NZIRD take the same position across all of these transactions, for the periods up to and including 30 September 2007, the overall primary tax in dispute will be approximately NZ$595 million (A$510 million) (this includes the amounts noted above). With interest this increases to approximately NZ$815 million (A$698 million) (calculated to 30 September 2007).

Proceedings disputing the reassessments with respect to the 1999, 2000, 2001and 2002 tax years have been commenced. Westpac is confident that the tax treatment applied in all cases is correct. A ruling was sought from the NZIRD on an initial transaction in 1999 which, following extensive review by the NZIRD, was confirmed in early 2001. The principles underlying that ruling are applicable to, and have been followed in, all subsequent transactions.

Liquidity support

Westpac is a participant to the Interbank Deposit Agreement along with three other Australian banks. In accordance with the Interbank Deposit Agreement, a deposit notice may be served upon the other participants by a bank which is experiencing liquidity problems. The other participants are then required to deposit equal amounts of up to $2 billion each for a period of 30 days. At the end of 30 days the deposit holder has the option to repay the deposit in cash or by way of assignment of mortgages to the value of the deposit.

Note 26. Events subsequent to balance date

BT Investment Management Limited

Westpac announced to the market on 9 August 2007 that the BT investment management business would be amalgamated into one separate legal entity, BT Investment Management Limited (BTIM), and a portion would be sold off as part of an initial public offering. Westpac will retain 60% of the equity in BTIM, with the balance to be held by investment professionals employed by BTIM and other investors. Westpac is not transferring to BTIM BTFG’s other wealth management businesses, including financial advice, insurance, private banking and customer solutions (which is responsible for wrap platforms) and BTFG’s suite of retail investment, superannuation and retirement products. The transaction is not expected to have a significant impact on the Group.

5.6 STATEMENT IN RELATION TO THE REVIEW OF THE FINANCIAL STATEMENTS

PricewaterhouseCoopers has audited the financial statements contained within the Westpac 2007 Annual Financial Report and has issued an unqualified audit report. A copy of their report is available with the Annual Financial Report. This Year End Profit Announcement has not been subject to audit. The preceding financial information contained in Section 5 “2007 Financial Information” includes financial information extracted from the audited financial statements together with unaudited financial information.

Dated at Sydney this 1st day of November 2007 for and on behalf of the Board.

Richard Willcock

Group Secretary and General Counsel

6.	OTHER INFORMATION

6.1      CREDIT RATINGS(1) AND EXCHANGE RATES

Rating agency	Long Term	Short Term
Fitch Ratings	AA -	F1+
Moody’s Investor Services	Aa1	P -1
Standard & Poor’s	AA	A -1 +

Twelve months to/as at	30 Sept 2007		30 Sept 2006
Currency	Average	Spot	Average	Spot
USD	0.8086	0.8823	0.7468	0.7481
GBP	0.4104	0.4365	0.4150	0.3993
NZD	1.1342	1.1672	1.1438	1.1446

Six months to/as at	30 Sept 2007		31 March 2007		30 Sept 2006
Currency	Average	Spot	Average	Spot	Average	Spot
USD	0.8395	0.8823	0.7777	0.8068	0.7519	0.7481
GBP	0.4188	0.4365	0.4020	0.4110	0.4064	0.3993
NZD	1.1317	1.1672	1.1367	1.1304	1.1959	1.1446

(1)  As at September 2007. Moody’s long-term rating was updated to Aa1 from Aa3 during the period.

6.2      DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This profit announcement contains statements that constitute ‘forward-looking statements’ within the meaning of section 21E of the US Securities Exchange Act of 1934. The US Private Securities Litigation Reform Act of 1995 provides a ‘safe harbor’ for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as the information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information.

 Forward-looking statements appear in a number of places in this profit announcement and include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions and results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. We use words such as ‘may’, ‘expect’, ‘intend’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, or other similar words to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of the risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from the plans, objectives, expectations, estimates and intentions described in this profit announcement as anticipated, believed, estimated, expected or intended.

The factors that may impact on forward-looking statements made by us include:

•             Inflation, interest rate, exchange rate, market and monetary fluctuations;

•             The effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy;

•             Changes in consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which we conduct our operations;

•             The effects of competition in the geographic and business areas in which we conduct operations;

•             The ability to maintain or to increase market share and control expenses;

•             The timely development of and acceptance of new products and services and the perceived overall value of these products and services by users;

•             Technological changes;

•             Demographic changes and changes in political, social or economic conditions in any of the major markets in which we operate; and

•             Various other factors beyond our control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by us, refer to the section on ‘Risk factors’ in our 2007 Annual Financial Report. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and events.

We are under no obligation, and do not intend, to update any forward-looking statements contained in this profit announcement, whether as a result of new information, future events or otherwise, after the date of this profit announcement.

6.3      FINANCIAL CALENDAR

Westpac shares are listed on the stock exchanges in Australia, New Zealand and New York.

Important dates for shareholders to note over the following months are:
Ex-dividend date	7 November 2007
Record date for final dividend (Sydney)	13 November 2007 (5pm Sydney Time)
Record date for final dividend (New York)(1)	12 November 2007 (5pm New York Time)
Final dividend payment	18 December 2007

(1)  Dividends will be converted to local currency at the ruling rate on the record date.

Share Registries

Australia	New Zealand
Ordinary shares on the main register	Ordinary shares on the New Zealand branch register
Link Market Services Limited	Link Market Services Limited
Level 12, 680 George Street	Level 12, 120 Albert Street
Sydney NSW 2000 Australia	Auckland 1030 New Zealand

New York
Depositary in USA for American Depository Shares
JP Morgan Chase Bank, N.A.
PO Box 358408
Pittsburgh
PA 15252-8408
USA

For further information contact:
Media:
David Lording, Head of Media Relations, +61 (0)2 8253 3510

Analysts and Investors:
Andrew Bowden, Head of Investor Relations, +61 (0)2 8253 4008

Richard Willcock
Group Secretary and General Counsel

7.	SEGMENT RESULT

7.1      FULL YEAR SEGMENT RESULT – REPORTED RESULT

Twelve months to 30 September 2007	Consumer	Business		BT Financial	Westpac		Group
	Financial	Financial	New	Group	Institutional	Pacific	Business
$m	Services	Services	Zealand(1)	(Australia)	Bank	Banking	Unit(2)	Group
Net interest income	2,684	1,842	903	49	594	99	142	6,313
Non-interest income	787	450	373	1,135	928	95	92	3,860
Net operating income	3,471	2,292	1,276	1,184	1,522	194	234	10,173
Operating expenses	(1,895)	(794)	(601)	(602)	(618)	(62)	29	(4,543)
Impairment charges	(223)	(106)	(71)	—	(43)	(11)	(28)	(482)
expense	1,353	1,392	604	582	861	121	235	5,148
Tax expense	(402)	(417)	(190)	(166)	(251)	(34)	(170)	(1,630)
Net profit	951	975	414	416	610	87	65	3,518
Net profit attributable to minority interests	—	—	(3)	1	—	(7)	(58)	(67)
Net profit attributable to equity holders of WBC	951	975	411	417	610	80	7	3,451
Treasury shares	—	—	—	—	—	—	29	29
TPS revaluations	—	—	—	—	—	—	38	38
Unrealised NZ retail earnings hedges	—	—	—	—	—	—	(11)	(11)
Sale of sub-custody business	—	—	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—	—	—
Cash earnings	951	975	411	417	610	80	63	3,507
Cash earnings (cents) per ordinary share								189.4

(1)  New Zealand earnings are presented in Australian dollars (A$), converted at the actual average AUD/NZD exchange rate for the full year (1.1342).

(2)  “Group Business Unit” includes the following amounts associated with the requirements of AASB 1038 Life Insurance business (AASB 1038):

i)   Non-interest income $92 million credit.

ii)  Tax expense $92 million debit.

Twelve months to 30 September 2006	Consumer	Business		BT Financial	Westpac		Group
	Financial	Financial	New	Group	Institutional	Pacific	Business
$m	Services	Services	Zealand(1)	(Australia)	Bank	Banking	Unit(2)	Group
Net interest income	2,451	1,627	863	67	474	91	69	5,642
Non-interest income	714	429	380	964	853	85	150	3,575
Net operating income	3,165	2,056	1,243	1,031	1,327	176	219	9,217
Operating expenses	(1,827)	(728)	(600)	(547)	(549)	(55)	11	(4,295)
Impairment charges	(220)	(69)	(29)	—	(39)	(7)	(11)	(375)
expense	1,118	1,259	614	484	739	114	219	4,547
Tax expense	(331)	(379)	(194)	(145)	(214)	(32)	(127)	(1,422)
Net profit	787	880	420	339	525	82	92	3,125
Net profit attributable to minority interests	—	—	(3)	—	—	(6)	(45)	(54)
Net profit attributable to equity holders of WBC	787	880	417	339	525	76	47	3,071
Treasury shares	—	—	—	—	—	—	9	9
TPS revaluations	—	—	—	—	—	—	30	30
Unrealised NZ retail earnings hedges	—	—	—	—	—	—	—	—
Sale of sub-custody business	—	—	—	—	—	—	(72)	(72)
Deferred tax asset write-off	—	—	—	—	—	—	41	41
Cash earnings	787	880	417	339	525	76	55	3,079
Cash earnings (cents) per ordinary share								167.2

(1)  New Zealand earnings are presented in Australian dollars (A$), converted at the average AUD/NZD hedge exchange rate for the full year (1.0959). This rate is not the same as the average rate which prevailed for the period (1.1438).

(2)  “Group Business Unit” includes the following amounts associated with the requirements of AASB 1038: Life Insurance business (AASB 1038):

i)   Non-interest income $61 million credit.

ii)  Tax expense $61 million debit.

7.2      HALF YEAR SEGMENT RESULT REPORTED RESULT

Six months to 30 September 2007	Consumer	Business		BT Financial	Westpac		Group
	Financial	Financial	New	Group	Institutional	Pacific	Business
$m	Services	Services	Zealand(1)	(Australia)	Bank	Banking	Unit(2)	Group
Net interest income	1,385	951	468	22	300	51	47	3,224
Non-interest income	379	225	185	590	524	51	86	2,040
Net operating income	1,764	1,176	653	612	824	102	133	5,264
Operating expenses	(953)	(402)	(301)	(313)	(335)	(32)	22	(2,314)
Impairment charges	(99)	(64)	(34)	—	(32)	2	(23)	(250)
expense	712	710	318	299	457	72	132	2,700
Tax expense	(214)	(214)	(101)	(84)	(134)	(21)	(89)	(857)
Net profit	498	496	217	215	323	51	43	1,843
Net profit attributable to minority interests	—	—	(1)	1	—	(5)	(28)	(33)
Net profit attributable to equity holders of WBC	498	496	216	216	323	46	15	1,810
Treasury shares	—	—	—	—	—	—	14	14
TPS revaluations	—	—	—	—	—	—	20	20
Unrealised NZ retail earnings hedges	—	—	—	—	—	—	(15)	(15)
Sale of sub-custody business	—	—	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—	—	—
Cash earnings	498	496	216	216	323	46	34	1,829
Cash earnings (cents) per ordinary share								98.5

(1)  New Zealand earnings are presented in Australian dollars (A$), converted at the actual AUD/NZD exchange rate for the half year (1.1317).

(2)  “Group Business Unit” includes the following amounts associated with the requirements of AASB 1038 Life Insurance business (AASB 1038):

i)   Non-interest income $26 million credit;

ii)  Tax expense $26 million debit.

Six months to 31 March 2007	Consumer	Business		BT Financial	Westpac		Group
	Financial	Financial	New	Group	Institutional	Pacific	Business
$m	Services	Services	Zealand(1)	(Australia)	Bank	Banking	Unit(2)	Group
Net interest income	1,299	891	435	27	294	48	95	3,089
Non-interest income	408	225	188	545	404	44	6	1,820
Net operating income	1,707	1,116	623	572	698	92	101	4,909
Operating expenses	(942)	(392)	(300)	(289)	(283)	(30)	7	(2,229)
Impairment charges	(124)	(42)	(37)	—	(11)	(13)	(5)	(232)
expense	641	682	286	283	404	49	103	2,448
Tax expense	(188)	(203)	(89)	(82)	(117)	(13)	(81)	(773)
Net profit	453	479	197	201	287	36	22	1,675
Net profit attributable to minority interests	—	—	(2)	—	—	(2)	(30)	(34)
Net profit attributable to equity holders of WBC	453	479	195	201	287	34	(8)	1,641
Treasury shares	—	—	—	—	—	—	15	15
TPS revaluations	—	—	—	—	—	—	18	18
Unrealised NZ retail earnings hedges	—	—	—	—	—	—	4	4
Sale of sub-custody business	—	—	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—	—	—
Cash earnings	453	479	195	201	287	34	29	1,678
Cash earnings (cents) per ordinary share								90.9

(1)  New Zealand earnings are presented in Australian dollars (A$), converted at the actual average AUD/NZD exchange rate for the half year (1.1367).

(2)  “Group Business Unit” includes the following amounts associated with the requirements of AASB 1038 Life Insurance business (AASB 1038):

i)   Non-interest income $66 million credit;

ii)  Tax expense $66 million debit.

7.3                  NEW ZEALAND BUSINESS UNIT PERFORMANCE (A$ EQUIVALENTS TO SECTION 4.6)

New Zealand operations provide banking and wealth management products and services to New Zealand consumer and business customers. The New Zealand wealth business includes New Zealand Life Company and BTFG New Zealand. The results do not include the earnings of our New Zealand Institutional Bank. Results for the year ended 30 September 2007, six months ended 30 September 2007 and six months ended 31 March 2007 have been converted into Australian dollars (A$) at the actual average exchange rates of 1.1342, 1.1317 and 1.1367 for the respective periods. For the year ended 30 September 2006, the New Zealand results have been converted at the average hedge rate for the period (1.0959). This rate is not the same as the average rate (1.1438) for the year to 30 September 2006.

			% Mov’t			% Mov’t
	Half Year	Half Year	Mar 07-	Full Year	Full Year	Sept 06-
A$m	Sept 07	March 07	Sept 07	Sept 07	Sept 06	Sept 07
Net interest income	468	435	8	903	863	5
Non-interest income	185	188	(2)	373	380	(2)
Operating income	653	623	5	1,276	1,243	3
Operating expenses	(301)	(300)	—	(601)	(600)	—
Core earnings	352	323	9	675	643	5
Impairment charges	(34)	(37)	8	(71)	(29)	(145)
Profit from ordinary activities before income tax expense	318	286	11	604	614	(2)
Tax and minority interests	(102)	(91)	(12)	(193)	(197)	2
Net profit after tax / cash earnings	216	195	11	411	417	(1)

Economic profit	113	94	20	207	235	(12)
Expense to income ratio	46.1%	48.2%	210bps	47.1%	48.3%	120bps
	$bn	$bn		$bn	$bn
Deposits	21.4	20.4	5	21.4	19.0	13
Net loans	36.6	35.5	3	36.6	32.0	14
Total assets	37.6	36.6	3	37.6	33.8	11
Funds under management	1.6	1.7	(6)	1.6	1.7	(6)

8	GROUP RECONCILIATIONS

8.1      GROUP FULL YEAR EARNINGS RECONCILIATION

Notes (refer to page 112)		1	2	3	4	5	5
Twelve months to 30 September 2007		Policyholder			Unrealised NZ	Sale of Sub-	Deferred
	Reported	Tax	Hybrid	Treasury	Retail Earnings	Custody	Tax Asset	Cash
$m	Results	Recoveries	Revaluations	Shares	Hedges	Business	Write -Off	Earnings
Net interest income	6,313	—	—	—	—	—	—	6,313
Fees & commissions	1,832	—	—	—	—	—	—	1,832
Wealth management and insurance income	1,259	(92)	—	32	—	—	—	1,199
Trading income	660	—	—	—	—	—	—	660
Other income	109	—	(11)	—	(16)	—	—	82
Non-interest income	3,860	(92)	(11)	32	(16)	—	—	3,773
Net operating income	10,173	(92)	(11)	32	(16)	—	—	10,086
Operating expenses	(4,543)	—	—	—	—	—	—	(4,543)
Core earnings	5,630	(92)	(11)	32	(16)	—	—	5,543
Impairment charges	(482)	—	—	—	—	—	—	(482)
Operating profit before tax	5,148	(92)	(11)	32	(16)	—	—	5,061
Income tax expense	(1,630)	92	49	(3)	5	—	—	(1,487)
Net profit	3,518	—	38	29	(11)	—	—	3,574
Net profit attributable to minority interests	(67)	—	—	—	—	—	—	(67)
Net Profit attributable to equity holders of WBC	3,451	—	38	29	(11)	—	—	3,507
Treasury shares	29	—	—	(29)	—	—	—	—
TPS revaluations	38	—	(38)	—	—	—	—	—
Unrealised NZ retail earnings hedges	(11)	—	—	—	11	—	—	—
Sale of sub-custody business	—	—	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—	—	—
Cash earnings	3,507	—	—	—	—	—	—	3,507

Notes (refer to page 112)		1	2	3	4	5	5
Twelve months to 30 September 2006		Policyholder			Unrealised NZ	Sale of Sub-	Deferred
	Reported	Tax	Hybrid	Treasury	Retail Earnings	Custody	Tax Asset	Cash
$m	Results	Recoveries	Revaluations	Shares	Hedges	Business	Write -Off	Earnings
Net interest income	5,642	—	—	—	—	—	—	5,642
Fees & commissions	1,766	—	—	—	—	—	—	1,766
Wealth management and insurance income	1,084	(61)	—	12	—	—	—	1,035
Trading income	525	—	—	—	—	—	—	525
Other income	200	—	24	—	—	(94)	—	130
Non-interest income	3,575	(61)	24	12	—	(94)	—	3,456
Net operating income	9,217	(61)	24	12	—	(94)	—	9,098
Operating expenses	(4,295)	—	—	—	—	—	—	(4,295)
Core earnings	4,922	(61)	24	12	—	(94)	—	4,803
Impairment charges	(375)	—	—	—	—	—	—	(375)
Operating profit before tax	4,547	(61)	24	12	—	(94)	—	4,428
Income tax expense	(1,422)	61	6	(3)	—	22	41	(1,295)
Net profit	3,125	—	30	9	—	(72)	41	3,133
Net profit attributable to minority interests	(54)	—	—	—	—	—	—	(54)
Net Profit attributable to equity holders of WBC	3,071	—	30	9	—	(72)	41	3,079
Treasury shares	9	—	—	(9)	—	—	—	—
TPS revaluations	30	—	(30)	—	—	—	—	—
Unrealised NZ retail earnings hedges	—	—	—	—	—	—	—	—
Sale of sub-custody business	(72)	—	—	—	—	72	—	—
Deferred tax asset write-off	41	—	—	—	—	—	(41)	—
Cash earnings	3,079	—	—	—	—	—	—	3,079

8.2                  GROUP HALF YEAR EARNINGS RECONCILIATION

Notes (refer to page 112)		1	2	3	4	5	5
		Policyholder			Unrealised NZ	Sale of Sub-	Deferred
Six months to 30 September 2007	Reported	Tax	Hybrid	Treasury	Retail Earnings	Custody	Tax Asset	Cash
$m	Results	Recoveries	Revaluations	Shares	Hedges	Business	Write -Off	Earnings
Net interest income	3,224	—	—	—	—	—	—	3,224
Fees & commissions	927	—	—	—	—	—	—	927
Wealth management and insurance income	630	(26)	—	16	—	—	—	620
Trading income	400	—	—	—	—	—	—	400
Other income	83	—	(6)	—	(22)	—	—	55
Non-interest income	2,040	(26)	(6)	16	(22)	—	—	2,002
Net operating income	5,264	(26)	(6)	16	(22)	—	—	5,226
Operating expenses	(2,314)	—	—	—	—	—	—	(2,314)
Core earnings	2,950	(26)	(6)	16	(22)	—	—	2,912
Impairment charges	(250)	—	—	—	—	—	—	(250)
Operating profit before tax	2,700	(26)	(6)	16	(22)	—	—	2,662
Income tax expense	(857)	26	26	(2)	7	—	—	(800)
Net profit	1,843	—	20	14	(15)	—	—	1,862
Net profit attributable to minority interests	(33)	—	—	—	—	—	—	(33)
Net Profit attributable to equity holders of WBC	1,810	—	20	14	(15)	—	—	1,829
Treasury shares	14	—	—	(14)	—	—	—	—
TPS revaluations	20	—	(20)	—	—	—	—	—
Unrealised NZ retail earnings hedges	(15)	—	—	—	15	—	—	—
Sale of sub-custody business	—	—	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—	—	—
Cash earnings	1,829	—	—	—	—	—	—	1,829

Notes (refer to page 112)		1	2	3	4	5	5
		Policyholder			Unrealised NZ	Sale of Sub-	Deferred
Six months to 31 March 2007	Reported	Tax	Hybrid	Treasury	Retail Earnings	Custody	Tax Asset	Cash
$m	Results	Recoveries	Revaluations	Shares	Hedges	Business	Write -Off	Earnings
Net interest income	3,089	—	—	—	—	—	—	3,089
Fees & commissions	905	—	—	—	—	—	—	905
Wealth management and insurance income	629	(66)	—	16	—	—	—	579
Trading income	260	—	—	—	—	—	—	260
Other income	26	—	(5)	—	6	—	—	27
Non-interest income	1,820	(66)	(5)	16	6	—	—	1,771
Net operating income	4,909	(66)	(5)	16	6	—	—	4,860
Operating expenses	(2,229)	—	—	—	—	—	—	(2,229)
Core earnings	2,680	(66)	(5)	16	6	—	—	2,631
Impairment charges	(232)	—	—	—	—	—	—	(232)
Operating profit before tax	2,448	(66)	(5)	16	6	—	—	2,399
Income tax expense	(773)	66	23	(1)	(2)	—	—	(687)
Net profit	1,675	—	18	15	4	—	—	1,712
Net profit attributable to minority interests	(34)	—	—	—	—	—	—	(34)
Net Profit attributable to equity holders of WBC	1,641	—	18	15	4	—	—	1,678
Treasury shares	15	—	—	(15)	—	—	—	—
TPS revaluations	18	—	(18)	—	—	—	—	—
Unrealised NZ retail earnings hedges	4	—	—	—	(4)	—	—	—
Sale of sub-custody business	—	—	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—	—	—
Cash earnings	1,678	—	—	—	—	—	—	1,678

8.3      FULL YEAR SEGMENT RESULT - CASH EARNINGS BASIS

	Consumer	Business		BT Financial	Westpac		Group
Twelve months to 30 September 2007	Financial	Financial	New	Group	Institutional	Pacific	Business	Group Cash
$m	Services	Services	Zealand(1)	(Australia)	Bank	Banking	Unit	Earnings
Net interest income	2,684	1,842	903	49	594	99	142	6,313
Non-interest income	787	450	373	1,135	928	95	5	3,773
Net operating income	3,471	2,292	1,276	1,184	1,522	194	147	10,086
Operating expenses	(1,895)	(794)	(601)	(602)	(618)	(62)	29	(4,543)
Impairment charges	(223)	(106)	(71)	—	(43)	(11)	(28)	(482)
Profit from ordinary activities before income tax expense	1,353	1,392	604	582	861	121	148	5,061
Tax expense	(402)	(417)	(190)	(166)	(251)	(34)	(27)	(1,487)
Net profit	951	975	414	416	610	87	121	3,574
Net profit attributable to minority interests	—	—	(3)	1	—	(7)	(58)	(67)
Cash Earnings	951	975	411	417	610	80	63	3,507
Cash earnings (cents) per ordinary share								189.4

(1)  New Zealand earnings are presented in Australian dollars (A$), converted at the actual average rate which prevailed for the period (1.1342).

	Consumer	Business		BT Financial	Westpac		Group
Twelve months to 30 September 2006	Financial	Financial	New	Group	Institutional	Pacific	Business	Group Cash
$m	Services	Services	Zealand(1)	(Australia)	Bank	Banking	Unit	Earnings
Net interest income	2,451	1,627	863	67	474	91	69	5,642
Non-interest income	714	429	380	964	853	85	31	3,456
Net operating income	3,165	2,056	1,243	1,031	1,327	176	100	9,098
Operating expenses	(1,827)	(728)	(600)	(547)	(549)	(55)	11	(4,295)
Impairment charges	(220)	(69)	(29)	—	(39)	(7)	(11)	(375)
Profit from ordinary activities before income tax expense	1,118	1,259	614	484	739	114	100	4,428
Tax expense	(331)	(379)	(194)	(145)	(214)	(32)	—	(1,295)
Net profit	787	880	420	339	525	82	100	3,133
Net profit attributable to minority interests	—	—	(3)	—	—	(6)	(45)	(54)
Cash Earnings	787	880	417	339	525	76	55	3,079
Cash earnings (cents) per ordinary share								167.2

(1)      New Zealand earnings are presented in Australian dollars (A$), converted at the average AUD/NZD hedge exchange rate for the full year (1.0959). This rate is not the same as the average rate which prevailed for the period (1.1438).

8.4      HALF YEAR SEGMENT RESULT - CASH EARNINGS BASIS

	Consumer	Business		BT Financial	Westpac		Group
Six months to 30 September 2007	Financial	Financial	New	Group	Institutional	Pacific	Business	Group Cash
$m	Services	Services	Zealand(1)	(Australia)	Bank	Banking	Unit	Earnings
Net interest income	1,385	951	468	22	300	51	47	3,224
Non-interest income	379	225	185	590	524	51	48	2,002
Net operating income	1,764	1,176	653	612	824	102	95	5,226
Operating expenses	(953)	(402)	(301)	(313)	(335)	(32)	22	(2,314)
Impairment charges	(99)	(64)	(34)	—	(32)	2	(23)	(250)
Profit from ordinary activities before income tax expense	712	710	318	299	457	72	94	2,662
Tax expense	(214)	(214)	(101)	(84)	(134)	(21)	(32)	(800)
Net profit	498	496	217	215	323	51	62	1,862
Net profit attributable to minority interests	—	—	(1)	1	—	(5)	(28)	(33)
Cash Earnings	498	496	216	216	323	46	34	1,829
Cash earnings (cents) per ordinary share								98.5

(1)      New Zealand earnings are presented in Australian dollars (A$), converted at the actual average AUD/NZD exchange rate for the half year (1.1317).

	Consumer	Business		BT Financial	Westpac		Group
Six months to 31 March 2007	Financial	Financial	New	Group	Institutional	Pacific	Business	Group Cash
$m	Services	Services	Zealand(1)	(Australia)	Bank	Banking	Unit	Earnings
Net interest income	1,299	891	435	27	294	48	95	3,089
Non-interest income	408	225	188	545	404	44	(43)	1,771
Net operating income	1,707	1,116	623	572	698	92	52	4,860
Operating expenses	(942)	(392)	(300)	(289)	(283)	(30)	7	(2,229)
Impairment charges	(124)	(42)	(37)	—	(11)	(13)	(5)	(232)
Profit from ordinary activities before income tax expense	641	682	286	283	404	49	54	2,399
Tax expense	(188)	(203)	(89)	(82)	(117)	(13)	5	(687)
Net profit	453	479	197	201	287	36	59	1,712
Net profit attributable to minority interests	—	—	(2)	—	—	(2)	(30)	(34)
Cash Earnings	453	479	195	201	287	34	29	1,678
Cash earnings (cents) per ordinary share								90.9

(1)      New Zealand earnings are presented in Australian dollars (A$), converted at the actual average AUD/NZD exchange rate for the half year (1.1367).

8.5      GROUP BUSINESS UNIT - FULL YEAR EARNINGS RECONCILIATION

Notes (refer to page 112)		1	2	3	4	5	5
Twelve months to 30 September 2007		Policyholder			Unrealised NZ	Sale of Sub-	Deferred
	Reported	Tax	Hybrid	Treasury	Retail Earnings	Custody	Tax Asset	Cash
$m	Results	Recoveries	Revaluations	Shares	Hedges	Business	Write -Off	Earnings
Net interest income	142	—	—	—	—	—	—	142
Non-interest income	92	(92)	(11)	32	(16)	—	—	5
Net operating income	234	(92)	(11)	32	(16)	—	—	147
Operating expenses	29	—	—	—	—	—	—	29
Core earnings	263	(92)	(11)	32	(16)	—	—	176
Impairment charges	(28)	—	—	—	—	—	—	(28)
Operating profit before tax	235	(92)	(11)	32	(16)	—	—	148
Tax and minority interests	(228)	92	49	(3)	5	—	—	(85)
Net profit after tax	7	—	38	29	(11)	—	—	63
Treasury shares	29	—	—	(29)	—	—	—	—
TPS revaluations	38	—	(38)	—	—	—	—	—
Unrealised NZ retail earnings hedges	(11)	—	—	—	11	—	—	—
Sale of sub-custody business	—	—	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—	—	—
Cash earnings	63	—	—	—	—	—	—	63

Notes (refer to page 112)		1	2	3	4	5	5
Twelve months to 30 September 2006		Policyholder			Unrealised NZ	Sale of Sub-	Deferred
	Reported	Tax	Hybrid	Treasury	Retail Earnings	Custody	Tax Asset	Cash
$m	Results	Recoveries	Revaluations	Shares	Hedges	Business	Write -Off	Earnings
Net interest income	69	—	—	—	—	—	—	69
Non-interest income	150	(61)	24	12	—	(94)	—	31
Net operating income	219	(61)	24	12	—	(94)	—	100
Operating expenses	11	—	—	—	—	—	—	11
Core earnings	230	(61)	24	12	—	(94)	—	111
Impairment charges	(11)	—	—	—	—	—	—	(11)
Operating profit before tax	219	(61)	24	12	—	(94)	—	100
Tax and minority interests	(172)	61	6	(3)	—	22	41	(45)
Net profit after tax	47	—	30	9	—	(72)	41	55
Treasury shares	9	—	—	(9)	—	—	—	—
TPS revaluations	30	—	(30)	—	—	—	—	—
Unrealised NZ retail earnings hedges	—	—	—	—	—	—	—	—
Sale of sub-custody business	(72)	—	—	—	—	72	—	—
Deferred tax asset write-off	41	—	—	—	—	—	(41)	—
Cash earnings	55	—	—	—	—	—	—	55

8.6      GROUP BUSINESS UNIT – HALF YEAR EARNINGS RECONCILIATION

Notes (refer to page 112)		1	2	3	4	5	5
Six months to 30 September 2007		Policyholder			Unrealised NZ	Sale of Sub-	Deferred
	Reported	Tax	Hybrid	Treasury	Retail Earnings	Custody	Tax Asset	Cash
$m	Results	Recoveries	Revaluations	Shares	Hedges	Business	Write -Off	Earnings
Net interest income	47	—	—	—	—	—	—	47
Non-interest income	86	(26)	(6)	16	(22)	—	—	48
Net operating income	133	(26)	(6)	16	(22)	—	—	95
Operating expenses	22	—	—	—	—	—	—	22
Core earnings	155	(26)	(6)	16	(22)	—	—	117
Impairment charges	(23)	—	—	—	—	—	—	(23)
Operating profit before tax	132	(26)	(6)	16	(22)	—	—	94
Tax and minority interests	(117)	26	26	(2)	7	—	—	(60)
Net profit after tax	15	—	20	14	(15)	—	—	34
Treasury shares	14	—	—	(14)	—	—	—	—
TPS revaluations	20	—	(20)	—	—	—	—	—
Unrealised NZ retail earnings hedges	(15)	—	—	—	15	—	—	—
Sale of sub-custody business	—	—	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—	—	—
Cash earnings	34	—	—	—	—	—	—	34

Notes (refer to page 112)		1	2	3	4	5	5
Six months to 31 March 2007		Policyholder			Unrealised NZ	Sale of Sub-	Deferred
	Reported	Tax	Hybrid	Treasury	Retail Earnings	Custody	Tax Asset	Cash
$m	Results	Recoveries	Revaluations	Shares	Hedges	Business	Write -Off	Earnings
Net interest income	95	—	—	—	—	—	—	95
Non-interest income	6	(66)	(5)	16	6	—	—	(43)
Net operating income	101	(66)	(5)	16	6	—	—	52
Operating expenses	7	—	—	—	—	—	—	7
Core earnings	108	(66)	(5)	16	6	—	—	59
Impairment charges	(5)	—	—	—	—	—	—	(5)
Operating profit before tax	103	(66)	(5)	16	6	—	—	54
Tax and minority interests	(111)	66	23	(1)	(2)	—	—	(25)
Net profit after tax	(8)	—	18	15	4	—	—	29
Treasury shares	15	—	—	(15)	—	—	—	—
TPS revaluations	18	—	(18)	—	—	—	—	—
Unrealised NZ retail earnings hedges	4	—	—	—	(4)	—	—	—
Sale of sub-custody business	—	—	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—	—	—
Cash earnings	29	—	—	—	—	—	—	29

Notes

Accounting Reclassifications

(1)          Policyholder tax recoveries

The Life Insurance standard AASB 1038 requires the grossing up of tax expense and income for the tax on earnings applicable to holders of our life policies (policyholder tax recoveries). We reverse the impact of this gross up to provide comparability across reporting periods.

(2)          Hybrid revaluations

(a)                                  TPS 2003 hybrid revaluation

Westpac has adjusted cash earnings for the impacts of the revaluation of a derivative hedging our US$750 million 2003 Trust Preferred Securities (TPS 2003) hybrid instrument. We have entered into an Interest rate swap as part of the structure which is measured at fair value, with changes in the fair value reported in non-interest income. The underlying hybrid instrument is classified as equity under AASB 132 and measured at historic cost. The after tax amount of this revaluation is added back to derive cash earnings as it does not affect cash flows available to ordinary shareholders. We reverse the impact of these amounts in income and the cash earnings adjustment to provide comparability between reporting periods. In addition, we reverse the impacts of any mismatches in accounting treatment arising out of other economic hedges associated with the structure.

(3)          Treasury shares

Under A-IFRS, shares in Westpac Banking Corporation held by the Group, including securities held in statutory life funds and consolidated managed investment vehicles, are reclassified as treasury shares and accounted for as a deduction from share capital. Any changes in the value of treasury shares held are recognised in equity at the time of disposal and dividends are not recognised as income or distributions. Recognition of income related to treasury shares is prohibited under A-IFRS. We reverse these amounts from income and cash earnings to provide comparability between reporting periods.

(4)          Unrealised NZ Retail Earnings Hedges

Effective from 1 October 2006, fair value gains/losses on outstanding hedges on New Zealand retail earnings are added back in deriving cash earnings as they create a material timing difference on reported earnings but do not affect profits available for shareholders.

(5)          Significant items

We also adjust cash earnings for significant items. These items have been detailed in this announcement as individually significant due to their size and nonrecurring nature. In the year ended 30 September 2006, this involved adjustments for the sale of the sub-custody business and deferred tax asset write-off.

9.	ECONOMIC PROFIT

Economic profit is defined as cash earnings less a capital charge calculated at 10.5% of average ordinary equity plus 70% of the estimated value of franking credits paid to shareholders. Business unit economic profit is defined as cash earnings less a capital charge calculated at 10.5% on allocated capital plus 70% of the value of Australian tax paid. The measure of capital, the cost of capital and the franking benefit calculation differs between the Group and that used by business units. As a result the sum of business units’ economic profit will not equal the Group’s economic profit.

Economic profit is used as a key measure of our financial performance because it focuses on shareholder value by requiring a return in excess of a risk-adjusted cost of capital(1).

Twelve months to 30 September					BT
2007		Consumer	Business	Westpac	Financial
		Financial	Financial	Institutional	Group	New	Pacific
$m	Group	Services	Services	Bank	(Australia)	Zealand(1)	Banking
Net profit attributable to
equity holders	3,451	951	975	610	417	411	80
Treasury shares	29	—	—	—	—	—	—
TPS revaluations	38	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	(11)	—	—	—	—	—	—
Sale of sub-custody business	—	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—	—
Cash earnings	3,507	951	975	610	417	411	80
Franking benefit	730	281	292	126	116	—	—
Adjusted cash earnings	4,237	1,232	1,267	736	533	411	80
Average ordinary equity	14,708	2,738	3,620	3,772	1,934	1,939	106
Equity charge	(1,544)	(287)	(380)	(396)	(203)	(204)	(11)
Economic profit	2,693	945	887	340	330	207	69

Twelve months to 30 September					BT
2006		Consumer	Business	Westpac	Financial
		Financial	Financial	Institutional	Group	New	Pacific
$m	Group	Services	Services	Bank	(Australia)	Zealand(1)	Banking
Net profit attributable to
equity holders	3,071	787	880	525	339	417	76
Treasury shares	9	—	—	—	—	—	—
TPS revaluations	30	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	—	—	—	—	—	—	—
Sale of sub-custody business	(72)	—	—	—	—	—	—
Deferred tax asset write-off	41	—	—	—	—	—	—
Cash earnings	3,079	787	880	525	339	417	76
Franking benefit	639	232	265	120	101	—	—
Adjusted cash earnings	3,718	1,019	1,145	645	440	417	76
Average ordinary equity	13,369	2,370	3,274	2,947	2,078	1,749	132
Equity charge	(1,404)	(249)	(344)	(311)	(218)	(182)	(14)
Economic profit	2,314	770	801	334	222	235	62

(1)    In A$ equivalents.

Six months to 30 September					BT
2007		Consumer	Business	Westpac	Financial
		Financial	Financial	Institutional	Group	New	Pacific
$m	Group	Services	Services	Bank	(Australia)	Zealand(1)	Banking
Net profit attributable to equity holders	1,810	498	496	323	216	216	46
Treasury shares	14	—	—	—	—	—	—
TPS revaluations	20	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	(15)	—	—	—	—	—	—
Sale of sub-custody business	—	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—	—
Cash earnings	1,829	498	496	323	216	216	46
Franking benefit	380	149	150	63	59	—	—
Adjusted cash earnings	2,209	647	646	386	275	216	46
Average ordinary equity	15,142	2,866	3,636	3,921	1,907	1,975	113
Equity charge	(797)	(150)	(192)	(206)	(100)	(103)	(6)
Economic profit	1,412	497	454	180	175	113	40

Six months to 31 March 2007					BT
		Consumer	Business	Westpac	Financial
		Financial	Financial	Institutional	Group	New	Pacific
$m	Group	Services	Services	Bank	(Australia)	Zealand(1)	Banking
Net profit attributable to equity holders	1,641	453	479	287	201	195	34
Treasury shares	15	—	—	—	—	—	—
TPS revaluations	18	—	—	—	—	—	—
Unrealised NZ retail earnings hedges	4	—	—	—	—	—	—
Sale of sub-custody business	—	—	—	—	—	—	—
Deferred tax asset write-off	—	—	—	—	—	—	—
Cash earnings	1,678	453	479	287	201	195	34
Franking benefit	350	132	142	63	57	—	—
Adjusted cash earnings	2,028	585	621	350	258	195	34
Average ordinary equity	14,271	2,609	3,604	3,623	1,961	1,933	98
Equity charge	(747)	(137)	(188)	(190)	(103)	(101)	(5)
Economic profit	1,281	448	433	160	155	94	29

(1)  In A$ equivalents

10.	GLOSSARY

EARNINGS

Cash earnings

Net profit attributable to equity holders adjusted for the impact of the economic hedges related to TPS 2003, significant items that are one-off in nature, the impact of earnings from Treasury shares and the impact of unrealised New Zealand earnings hedges gains/losses.

SHAREHOLDER VALUE

Earnings per ordinary share	Net profit attributable to equity holders divided by the weighted average ordinary shares (statutory basis).

Cash earnings per ordinary share	Cash earnings divided by the weighted average ordinary shares (cash earnings basis).

Weighted average ordinary shares (cash earnings)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period.

Weighted average ordinary shares (statutory)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period less Westpac shares held by the Group (‘Treasury shares’).

Fully franked dividends per ordinary share (cents)	Dividends paid out of retained profits which carry a credit for Australian company income tax paid by Westpac.

Dividend payout ratio - net profit	Ordinary dividend per share divided by net profit per share attributable to the equity holders of WBC.

Dividend payout ratio - cash earnings	Ordinary dividend per share divided by cash earnings per share.

Return on equity (ROE)	Net profit attributable to equity holders divided by average ordinary equity.

Cash ROE	Cash earnings divided by average ordinary equity.

Economic profit – Group	Cash earnings less a capital charge calculated at 10.5% of average ordinary equity plus 70% of the estimated value of franking credits paid to shareholders.

Economic profit – Business Units	Cash earnings less a capital charge calculated at 10.5% of allocated capital plus 70% of the value of Australian tax paid.

Average ordinary equity	Average total equity less average minority interests and average hybrid equity.

PRODUCTIVITY AND EFFICIENCY

Operating expenses	Operating expenses do not include impairment losses on loans.

Expense to income ratio	Operating expenses divided by net operating income.

Total banking group expense to income ratio

Total banking operating expenses divided by total banking operating revenue. Total banking business includes Consumer Financial Services, Business Financial Services, Institutional Bank, New Zealand banking operations, Pacific Bank and the Group Business Unit.

Full-time equivalent employees (FTE)	A calculation based on the number of hours worked by full and part-time employees as part of their normal duties. For example, the full-time equivalent of one FTE is 76 hours paid work per fortnight.

BUSINESS PERFORMANCE

Net interest spread	The difference between the average yield on all interest bearing assets and the average rate paid on interest bearing liabilities.

Net interest margin	The net interest spread plus the benefit of net non-interest bearing liabilities and equity.

Average interest earning assets	The average balance of assets held by the Group that generate interest income. Where possible, daily balances are used to calculate the average balance for the period.

Average interest bearing liabilities	The average balance of liabilities owed by the Group that incur an interest expense. Where possible, daily balances are used to calculate the average balance for the period.

Business Unit Margin	Net interest income (excluding capital benefit) for a business unit as a percentage of the average interest earning assets for that business unit.

CAPITAL ADEQUACY

Total capital ratio	Total regulatory capital as defined by APRA divided by risk weighted assets.

Tier 1 capital ratio	Total Tier 1 capital as defined by APRA divided by risk weighted assets.

Adjusted Common Equity (ACE) ratio

ACE is calculated as Tier 1 capital less hybrid equity and investments in non-banking subsidiaries (excluding those held in our Specialised Capital Group (SCG)). This is divided by risk weighted assets.

Risk Weighted Assets (RWA)

Assets (both on and off-balance sheet) of the Bank are assigned within a certain category, amounts included in these categories are multiplied by a risk weighting, and with the resulting weighted values added together to arrive at total risk weighted assets(1).

(1)   Australian banks are required to maintain a minimum ratio of capital to risk weighted assets of 8%. In determining risk weighted assets, assets (including off-balance sheet exposures) are weighted according to notional credit risk as specified by the local regulator. Classes of asset are assigned a risk weighting according to the amount of capital required to support that asset. An additional risk weighting is determined for market risk.

ASSET QUALITY

Individually assessed provisions

Provisions raised for losses that have already been incurred on loans that are known to be impaired and are individually significant. The estimated losses on these impaired loans will be based on expected future cash flows discounted to their present value and as this discount unwinds, interest will be recognised in the statement of financial performance.

Collectively assessed provisions

Loans not found to be individually impaired or significant will be collectively assessed in pools of similar assets with similar risk characteristics. The size of the provision is an estimate of the losses already incurred and will be estimated on the basis of historical loss experience for assets with credit characteristics similar to those in the collective pool. The historical loss experience will be adjusted based on current observable data.

Impaired assets

Impaired assets, as defined by APRA can be classified into the following categories:

Non-accrual assets: Loans with individually assessed impairment provisions held against them, excluding restructured loans.

Restructured assets: Assets where the original contractual terms have been formally modified to provide concessions of interest or principal for reasons related to the financial difficulties of the customer.

90 days past due: Consumer exposures where contractual payments are 90 days or more in arrears and not well secured.

90 days past due – well secured

A loan facility where payments of interest or principal are 90 or more days past due and the value of the security is sufficient to cover the repayment of all principal and interest amounts due, and an additional six months interest.

Stressed loans	Stressed loans are Watchlist and Substandard, 90 days past due well secured and impaired assets.

OTHER

Customer satisfaction	Refers to the proportion of people for whom Westpac is their main financial institution who rate their overall relationship with Westpac as Very or Fairly Satisfied.

Employee morale	Refers to an index (between 0 and 10) rating employee satisfaction across Westpac. The closer the number is to ten, the greater the number of positive responses from surveyed participants.

Accounting reclassifications

Adjustments made for accounting treatments that have the effect of grossing up the income statement (primarily between income and tax expense/profits attributable to minority interest). Key reclassifications include gross ups for policyholder tax recoveries and the impact of Treasury shares. These adjustments have no impact on cash earnings.